     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 26, 1998


                                            REGISTRATION STATEMENT NO. 333-48237

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                           ROMAC INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

            FLORIDA                          7361                          32-64661
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)   Classification Code Numbers)       Identification Number)

                      120 WEST HYDE PARK PLACE, SUITE 150
                              TAMPA, FLORIDA 33606
                                 (813) 251-1700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              THOMAS M. CALCATERRA
                     CHIEF FINANCIAL OFFICER AND SECRETARY
                           ROMAC INTERNATIONAL, INC.
                      120 WEST HYDE PARK PLACE, SUITE 150
                              TAMPA, FLORIDA 36606
                                 (813) 251-1700
 (Name, address, including zip code, and telephone number, including area code, of registrant's agent for service)
                          COPIES OF COMMUNICATIONS TO:

             MICHAEL L. JAMIESON                             HERBERT S. WANDER
               CAROLYN T. WOODS                               DAVID J. KAUFMAN
             HOLLAND & KNIGHT LLP                          KATTEN MUCHIN & ZAVIS
         400 NORTH ASHLEY, SUITE 2300                      525 WEST MONROE STREET
             TAMPA, FLORIDA 33602                                SUITE 1600
                (813) 227-8500                            CHICAGO, ILLINOIS 60661
          FACSIMILE: (813) 229-0134                            (312) 902-5200
                                                         FACSIMILE: (312) 902-5201

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE


================================================================================================================
                                                        PROPOSED             PROPOSED
                                     AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
    TITLE OF EACH CLASS OF            TO BE          OFFERING PRICE          AGGREGATE          REGISTRATION
 SECURITIES TO BE REGISTERED      REGISTERED(1)       PER SHARE(2)       OFFERING PRICE(2)         FEE(3)
----------------------------------------------------------------------------------------------------------------
Common Stock..................     16,415,664            $22.67            $372,099,053          $109,769.22
================================================================================================================


(1) Represents the estimated number of shares of common stock, $.01 par value, of the Registrant, issuable upon consummation of the proposed merger of Source Services Corporation ("Source") into the Registrant.
(2) Pursuant to Rules 457(f) and 457(c) and estimated solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the market value of the Source securities to be canceled in the merger (including shares issuable pursuant to the exercise of outstanding options to purchase Source common stock). This market value, $25.81, is based upon the average of high and low sale prices of Source common stock as quoted on the Nasdaq National Market on March 16, 1998. The proposed maximum offering price per share is equal to the proposed maximum aggregate offering price divided by the maximum number of shares of the Registrant's common stock to be issued in the merger based on an exchange ratio of 1.1932.

(3) Pursuant to Rule 457, the fee of $71,266.44 paid by the Registrant upon the filing of its preliminary proxy materials on February 13, 1998 was credited against the registration fee payable in connection with this filing, leaving a net fee remitted upon initial filing of this registration statement of $38,502.78.

                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                              ROMAC INTERNATIONAL

                           (ROMAC INTERNATIONAL LOGO)


                                                                  March 26, 1998


Dear Fellow Shareholder:

     You are cordially invited to attend the annual meeting of the shareholders of Romac International, Inc. ("Romac") at 10:00 a.m. on April 20, 1998, at the Wyndham Harbour Island Hotel, 725 South Harbour Island Boulevard, Tampa, Florida 33602.

     At the annual meeting, you will be asked to consider and vote upon a proposal to issue shares of Romac common stock pursuant to an Agreement and Plan of Merger dated as of February 1, 1998, as amended, between Romac and Source Services, Inc. ("Source") in which each outstanding share of Source common stock will be converted into the right to receive 1.1932 shares of Romac common stock, and outstanding options to purchase Source common stock will be converted into options to purchase Romac common stock on the same basis, in each case subject to adjustment as described in the enclosed Joint Proxy Statement/Prospectus.

     Your Board of Directors has carefully reviewed and considered the terms and conditions of the merger and has received the opinion of Robert W. Baird & Co. Incorporated, its financial advisor, that, as of January 30, 1998, the exchange ratio described above was fair to Romac from a financial point of view. A copy of this opinion is attached as Appendix III to the accompanying Joint Proxy Statement/Prospectus.

     THE BOARD OF DIRECTORS OF ROMAC HAS DETERMINED THAT THE MERGER IS FAIR TO ROMAC AND IN THE BEST INTERESTS OF OUR SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ISSUANCE OF SHARES OF ROMAC COMMON STOCK IN CONNECTION WITH THE MERGER, FOR THE ELECTION OF THE PERSONS NOMINATED FOR ELECTION AS DIRECTORS, AND FOR THE OTHER PROPOSAL BEING PRESENTED AT THE MEETING.

     YOUR VOTE IS IMPORTANT. To assure your representation at the annual meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed white prepaid envelope marked "Proxy." This will allow your shares to be voted whether or not you attend the meeting. The proxy is revocable by a holder at any time before its exercise. The giving of the proxy will not affect such holders' rights to vote in person, if the holder attends the meeting.

                                          Sincerely yours,

                                          David L. Dunkel
                                          Chairman of the Board
                                          and Chief Executive Officer

                              ROMAC INTERNATIONAL

                           (ROMAC INTERNATIONAL LOGO)

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     Romac International, Inc. ("Romac") will hold an annual meeting of shareholders (the "Romac Meeting") on April 20, 1998 at 10:00 a.m. at the Wyndham Harbour Island Hotel, 725 South Harbour Island Boulevard, Tampa, Florida 33602, for the following purposes:

          1. To consider and vote on a proposal (the "Merger Proposal") to issue shares of Romac common stock, $.01 par value ("Romac Common Stock") in a merger (the "Merger") with Source Services Corporation ("Source") pursuant to an Agreement and Plan of Merger, dated as of February 1, 1998, as amended February 11, 1998 (the "Merger Agreement"), between Romac and Source;

          2. To elect three directors for terms of one, one, and three years, respectively, pursuant to the Merger Agreement, and two directors for three-year terms;

          3. To consider and vote on a proposed amendment of Romac's articles of incorporation to increase the authorized Romac Common Stock from 100 million shares to 250 million shares; and

          4. To transact such other business as may properly come before the Romac Meeting.

     Romac has fixed the close of business on March 9, 1998, as the record date for the determination of shareholders entitled to vote at the Romac Meeting or any adjournment thereof. A list of such shareholders will be available for inspection by shareholders of record during business hours at Romac International, Inc., 120 West Hyde Park Place, Suite 150, Tampa, Florida 33606, for ten days prior to the date of the Romac Meeting, and will also be available at the Romac Meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE PROPOSALS LISTED ABOVE, WHICH ARE DESCRIBED IN DETAIL IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. Please sign and promptly return the proxy card in the enclosed envelope, WHETHER OR NOT YOU EXPECT TO ATTEND THE ROMAC MEETING. Failure to return a properly executed proxy card or to vote at the Romac Meeting will have the same effect as a vote against the proposals described in items 2 and 3.

                                          Thomas M. Calcaterra
                                          Chief Financial Officer and Secretary


March 26, 1998

                             [Source Services Logo]



                                                                  March 26, 1998


Dear Fellow Stockholder:

     You are cordially invited to attend a special meeting of the stockholders of Source Services Corporation at 9:00 a.m. on April 20, 1998, at the Wyndham Harbour Island Hotel, 725 South Harbour Island Boulevard, Tampa, Florida 33602.

     At this special meeting, you will be asked to consider and vote upon an Agreement and Plan of Merger dated as of February 1, 1998, as amended, between Source and Romac International, Inc. ("Romac"), whereby each outstanding share of Source common stock will be converted into the right to receive 1.1932 shares of Romac common stock, and outstanding options to purchase Source common stock will be converted into options to purchase Romac common stock on the same basis, in each case subject to adjustment as described in the enclosed Joint Proxy Statement/Prospectus.

     Your Board of Directors has carefully reviewed and considered the terms and conditions of the Merger and is excited to present this opportunity to you, our stockholders. Your Board has received the opinion of The Robinson-Humphrey Company LLC, its financial advisor, that, as of February 1, 1998, the exchange ratio was fair to Source from a financial point of view. A copy of this opinion is attached as Appendix II to the accompanying Joint Proxy Statement/Prospectus.

     THE BOARD OF DIRECTORS OF SOURCE HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF OUR STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER.

     YOUR VOTE IS VERY IMPORTANT. The Merger cannot be completed unless the stockholders of both companies vote in favor of the proposal. We have scheduled this special meeting specifically for our stockholders to vote on the Merger. To assure your representation at the special meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed white prepaid envelope marked "Proxy." This will allow your shares to be voted whether or not you attend the meeting. The proxy is revocable by a holder at any time before its exercise. The giving of the proxy will not affect such holders' rights to vote in person, if the holder attends the meeting.

                                          Sincerely yours,

                                          D. Les Ward
                                          President & Chief Executive Officer

                             [Source Services Logo]


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     Source Services Corporation ("Source") will hold a special meeting of stockholders (the "Source Meeting") on April 20, 1998 at 9:00 a.m. at the Wyndham Harbour Island Hotel, 725 South Harbour Island Boulevard, Tampa, Florida 33602, for the following purposes:

          1. To consider and vote on a proposal (the "Source Proposal") to approve the Agreement and Plan of Merger, dated as of February 1, 1998, as amended February 11, 1998 (the "Merger Agreement") between Romac and Source.

          2. To transact such other business as may properly come before the Source Meeting.

     Source has fixed the close of business on March 9, 1998, as the record date for the determination of stockholders entitled to vote at the Source Meeting or any adjournment thereof. A list of such stockholders will be available for inspection by stockholders of record during business hours at Source Services Corporation, 5580 LBJ Freeway, Suite 300, Dallas, Texas 75240, for ten days prior to the date of the Source Meeting, and will also be available at the Source Meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE MERGER PROPOSAL, WHICH IS DESCRIBED IN DETAIL IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. Approval of the proposal requires the affirmative vote of a majority of the outstanding shares of Source common stock entitled to vote at the Source Meeting. Please sign and promptly return the proxy card in the enclosed envelope, WHETHER OR NOT YOU EXPECT TO ATTEND THE SOURCE MEETING. Failure to return a properly executed proxy card or to vote at the Source Meeting will have the same effect as a vote against the Merger Proposal.

                                          Richard Dupont
                                          Chief Financial Officer and Secretary


March 26, 1998

                        JOINT PROXY STATEMENT/PROSPECTUS

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     If the Merger between Source and Romac is completed, Source stockholders will receive 1.1932 shares of Romac Common Stock, for each share of Source Common Stock, that they own (the "Exchange Ratio"), subject to adjustment based on Romac's stock price prior to closing (the "Merger Consideration"). Romac shareholders will continue to own their existing shares after the Merger. The shares of Romac Common Stock to be issued to Source stockholders will represent approximately 35% of the outstanding stock of Romac immediately after the Merger. The shares of Romac Common Stock held by Romac shareholders before the Merger will represent approximately 65% of the outstanding stock of Romac after the Merger.

     The Merger cannot be completed unless the shareholders of both companies vote in favor of the proposals. We have scheduled meetings for our shareholders to vote on the Merger. YOUR VOTE IS VERY IMPORTANT.

     Whether or not you plan to attend a meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date, and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the Merger and, in the case of Romac shareholders, for the director nominees and other proposals being considered at the Romac Meeting. If you fail to return your card, the effect in most cases will be a vote against the Merger and other proposals.

     The dates, times, and places of the meetings are as follows:

FOR SOURCE STOCKHOLDERS:                          FOR ROMAC SHAREHOLDERS:
April 20, 1998; 9:00 a.m.                         April 20, 1998; 10:00 a.m.
Wyndham Harbour Island Hotel                      Wyndham Harbour Island Hotel
725 South Harbour Island Boulevard                725 South Harbour Island Boulevard
Tampa, Florida 33602                              Tampa, Florida 33602

     This Joint Proxy Statement/Prospectus provides you detailed information about the Merger and the proposals being presented at the Romac Meeting and the Source Meeting. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission ("SEC"). We encourage you to read this entire document carefully.

D. Les Ward                                              David L. Dunkel
President and Chief Executive Officer                    Chairman and Chief Executive Officer
Source Services Corporation                              Romac International, Inc.

     NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE ROMAC COMMON STOCK TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED WHETHER THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     Joint Proxy Statement/Prospectus dated March 26, 1998, and first mailed to Romac shareholders and Source stockholders on March 27, 1998.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE ROMAC/SOURCE MERGER.........   (iv)
SUMMARY.....................................................     1
  Reasons for the Merger....................................     2
  Our Recommendations.......................................     2
  The Merger................................................     2
  What Source Stockholders Will Receive.....................     2
  Ownership of Romac Following the Merger...................     2
  Board of Directors and Management of Romac Following the
     Merger.................................................     2
  Other Interests of Officers and Directors in the Merger...     3
  Conditions to the Merger..................................     3
  Termination of the Merger Agreement.......................     3
  Termination Fees..........................................     4
  Accounting Treatment......................................     4
  Opinions of Financial Advisors............................     4
  Federal Income Tax Consequences...........................     4
  No Appraisal Rights.......................................     5
  Comparative Per Share Market Price Information............     5
  Listing of Romac Common Stock.............................     5
  Dividends After the Merger................................     5
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND
  INFORMATION...............................................     6
SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED
  FINANCIAL DATA............................................     7
ROMAC UNAUDITED SELECTED PRO FORMA COMBINED STATEMENTS OF
  OPERATIONS................................................    10
ROMAC UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION....    11
COMPARATIVE PER SHARE DATA..................................    17
RISK FACTORS................................................    18
  Effect of the Merger; Integration of Operations...........    18
  Integration of and Reliance on Information Processing
     Systems................................................    18
  Possible Adverse Effects of Fluctuations in the General
     Economy................................................    18
  Dependence on Availability and Retention of Personnel.....    19
  Ability to Achieve and Manage Growth......................    19
  Recent Acquisitions and Implementation of Acquisition
     Strategy...............................................    19
  Competition...............................................    19
  Reliance on Key Executives and Qualified Operating
     Employees..............................................    20
  Employment Liability Risk.................................    20
  Possible Volatility of Stock Price........................    20
  Increased Costs from Government Regulation................    21
  Anti-Takeover Provisions..................................    21
ROMAC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................    22
SOURCE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................    27

                                       (i)

                                                              PAGE
                                                              ----
PROPOSAL 1 -- THE MERGER....................................    30
  Background of the Merger..................................    30
  Reasons for the Merger; Recommendations of the Boards.....    32
  Accounting Treatment......................................    33
  Certain Federal Income Tax Consequences...................    34
  Regulatory Approvals......................................    35
  No Appraisal Rights.......................................    35
OPINIONS OF FINANCIAL ADVISORS..............................    36
  Opinion of The Robinson-Humphrey Company LLC..............    36
  Opinion of Robert W. Baird & Co. Incorporated.............    40
INTERESTS OF CERTAIN PERSONS IN THE MERGER..................    45
THE MERGER AGREEMENT........................................    45
  General...................................................    45
  Consideration to be Received in the Merger................    46
  Exchange of Certificates..................................    46
  New Romac Following the Merger............................    46
  Certain Conditions........................................    47
  Certain Representations and Warranties....................    48
  Certain Covenants.........................................    48
  No Solicitation of Transactions...........................    49
  Certain Benefits Matters..................................    49
  Indemnification and Insurance.............................    49
  Termination...............................................    49
  Termination Fees..........................................    50
  Expenses..................................................    50
BUSINESS OF ROMAC...........................................    51
BUSINESS OF SOURCE..........................................    61
DESCRIPTION OF ROMAC CAPITAL STOCK..........................    66
DESCRIPTION OF SOURCE CAPITAL STOCK.........................    68
CERTAIN DIFFERENCES IN THE RIGHTS OF ROMAC SHAREHOLDERS AND
  SOURCE STOCKHOLDERS.......................................    70
THE MEETINGS................................................    77
TIMES AND PLACES; PURPOSES..................................    77
VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL..................    77
PROXIES.....................................................    78
DIRECTORS AND MANAGEMENT OF ROMAC FOLLOWING THE MERGER......    78
ROMAC MANAGEMENT............................................    79
  Meetings of the Board of Directors and Standing
     Committees.............................................    81
  Compensation of Directors.................................    81
ROMAC EXECUTIVE COMPENSATION................................    82
SUMMARY COMPENSATION TABLE..................................    82
  Option Grants in 1997.....................................    82
  Aggregate Option Exercises in 1997 and December 31, 1997
     Option Values..........................................    82
  Compensation Committee Interlocks and Insider
     Participation..........................................    83
  Board Compensation Committee Report on Executive
     Compensation...........................................    83
CERTAIN TRANSACTIONS........................................    85
PERFORMANCE GRAPH...........................................    86


                                      (ii)

                                                              PAGE
                                                              ----
ROMAC SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................    87
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT...........    88
ROMAC PROPOSAL 2 -- ELECTION OF DIRECTORS...................    88
ROMAC PROPOSAL 3 -- AMENDMENT TO THE ARTICLES OF
  INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK.....    88
LEGAL MATTERS...............................................    89
EXPERTS.....................................................    89
FUTURE ROMAC SHAREHOLDER PROPOSALS..........................    89
OTHER MATTERS...............................................    90
WHERE YOU CAN FIND MORE INFORMATION.........................    90
INCORPORATION OF DOCUMENTS BY REFERENCE.....................    90
APPENDIX I: Amended and Restated Agreement and Plan of
  Merger (without exhibits or schedules)....................   A-1
APPENDIX II: Opinion of The Robinson-Humphrey Company LLC...  A-38
APPENDIX III: Opinion of Robert W. Baird & Co.
  Incorporated..............................................  A-40

                                      (iii)

              QUESTIONS AND ANSWERS ABOUT THE ROMAC/SOURCE MERGER

Q:   WHY ARE THE TWO COMPANIES PROPOSING TO MERGE? HOW WILL I BENEFIT?


A: This Merger means that you will have an ownership interest in a major professional specialty staffing organization. The merged company (referred to in this document as "New Romac") will have over 80 offices with a presence in 25 major domestic markets, 18 secondary domestic markets, and one international market. The size and geographic scope of the combined operation are intended to position New Romac to be the preferred vendor for professional specialty staffing services nationally. We believe that this Merger will allow New Romac to grow and create shareholder value in years to come. To review the reasons for the Merger in greater detail, and related uncertainties, see "Proposal 1 -- The Merger -- Reasons for the Merger, Recommendations of the Boards" on page 32. Also see "Risk Factors" on page 18.


Q:   WHAT DO I NEED TO DO NOW?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares will be represented at the annual or special meeting, as the case may be. The Romac and Source meetings will take place on April 20, 1998. The Boards of Directors of both Romac and Source unanimously recommend voting in favor of the Merger.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the Merger is completed, we will send Source stockholders written instructions for exchanging their stock certificates. Romac shareholders will keep their certificates. To review the exchange process in greater detail, see "The Merger Agreement -- Exchange of Certificates" on page 46.

Q:   WHAT IS THE EXCHANGE RATIO?


A: If the market price of Romac Common Stock (based on a weighted average during the 15 trading days ending the third day before the closing of the Merger) is between $20.00 and $24.00, Source stockholders will receive
     1.1932 shares of Romac Common Stock for each share of Source Common Stock. If the market price of Romac Common Stock is below or above these amounts, then the Exchange Ratio floats to give Source stockholders a fixed value of $23.86 or $28.64 per share. Romac may terminate the Merger Agreement, however, if the weighted average market price of Romac Common Stock is below $20.00 per share during that 15-day period. The weighted average market price of Romac Common Stock during the 15 trading days ending March 24, 1998 was $25.88. If that 15 trading-day period were the applicable measurement period under the Merger Agreement, the holder of 100 shares of Source Common Stock would receive 110 shares of Romac Common Stock plus $17.13 in cash.


     Romac will not issue fractional shares. Source stockholders who would otherwise be entitled to receive a fractional share will instead receive cash based on the market value of the fractional share of Romac Common Stock that they otherwise would receive.

     For example, if you currently own 100 shares of Source Common Stock, then after the Merger you will be entitled to receive 119 shares of Romac Common Stock and a check for the market value of the .32 fractional share, assuming the weighted average market price of the Romac Common Stock during the 15-day period ending shortly before the closing is between $20.00 and $24.00 per share. If you currently own 100 shares of Romac Common Stock, then you will continue to hold those 100 shares after the Merger.

     The shares of Romac Common Stock and cash for fractional shares to be received by Source stockholders in the Merger is sometimes called the "Merger Consideration" in this document. To review the terms of the Exchange Ratio in greater detail, see "The Merger
     Agreement -- Consideration to be Received in the Merger" on page 46.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the Merger as quickly as possible. We hope to complete the Merger as early as April 20, 1998.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS?

A: The receipt of Romac shares by Source stockholders will be free from immediate federal income tax to Source stockholders, except for taxes on cash received for a fractional share. The Merger will be tax-free to Romac shareholders for federal income tax purposes. To review the tax consequences of the Merger in greater detail, see "Proposal 1 -- The Merger -- Certain Federal Income Tax Consequences" on page 34.

                                      (iv)

                                    SUMMARY

     This summary highlights selected information from this document. It may not contain all the information that is important to you. To understand the Merger fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire document and the documents we have referred you to.

ROMAC

ROMAC INTERNATIONAL, INC.
120 West Hyde Park Place
Suite 150
Tampa, Florida 33606
(813) 251-1700

     Romac is a national provider of professional specialty staffing services in 19 markets in the United States. Romac strives to shape valuable business relationships between organizations and the knowledgeable people who make them successful. To better service the needs of its customers, Romac provides its customers value-added services in the following specialties: Information Technology, Finance and Accounting, Human Resources, and Operating Specialties. Romac believes its broad range of highly specialized services provides clients with integrated solutions to their staffing needs, allowing Romac to develop long-term, consultative relationships. Romac principally serves Fortune 1000 clients, with its top ten clients representing approximately 10% of its revenue for 1997. Romac believes its functional focus and range of service offerings generate increased placement opportunities and enhance Romac's ability to identify, attract, retain, develop, and motivate highly skilled professional and technical personnel, who possess the skills and experience necessary to meet the permanent, temporary, and contract ("flexible") staffing requirements of its clients ("personnel"). In addition, Romac believes that its functional focus and range of service offerings enhance its ability to identify, attract, retain, develop, and motivate its management, client services, and personnel recruiting employees ("operating employees").

     Romac's objective is to be the nationally recognized leader of strategic professional staffing and related consulting services. Romac strives to differentiate itself from others in the staffing industry through innovative service offerings and high quality of service. Romac's major accounts program encourages large users of staffing services to "carve-out" the professional and technical segments of their staffing contracts and award such business to Romac instead of large generalist staffing firms.

     By organizing around functional areas and having the ability to offer personnel both flexible staffing and permanent placement opportunities, Romac believes it has a recruiting and retention advantage over its competitors. Romac also believes the ROMAC(R) name recognition, coupled with its selected industry expertise and innovative use of technology, provide it with a competitive advantage. Because of Romac's access to challenging assignments and its innovative training program in new technology, Romac believes it attracts and retains personnel who are seeking to enhance or change their skills. By becoming the "career agent" for those knowledge workers, Romac believes it has become the KnowledgeForce Resource(TM).

SOURCE

SOURCE SERVICES CORPORATION
5580 LBJ Freeway
Suite 300
Dallas, Texas 75240
(972) 385-3002

     Source is a specialty staffing services firm that provides flexible staffing and permanent placement of professional and skilled personnel primarily in the areas of information technology, accounting and finance, and engineering. Source has recently expanded its service offerings to include the staffing of professional and skilled personnel in the areas of health care and legal services. Source believes that the ability to provide both flexible staffing and permanent placement of professional and skilled personnel in a broad spectrum of fields enables it to present integrated solutions to its clients' staffing needs and to attract qualified candidates. Source also believes that the staffing of professional and skilled personnel in specialty niches generally includes assignments that are longer term than typical clerical temporary placement and offers Source the opportunity for greater growth and higher profitability. Source has offices in 55 markets throughout the United States and one in Canada.

     Founded in 1962, Source began its operations as a provider of permanent placement services to the information technology industry. Using the resources and relationships that it developed as a provider of permanent placement services, Source in 1991 shifted the focus of its service offerings to flexible staffing services. Today, Source's flexible staffing business benefits greatly from its experience in providing permanent placement services.

     Over its 36 years, Source has developed expertise in the recruitment and selection of professional and skilled personnel to satisfy client requests. Source currently maintains a database of over one million potential candidates and uses proprietary technology to match these candidates with its clients' specific needs. In addition, each of Source's sales associates has a background in one of Source's areas of specialization, thereby promoting a better understanding of the needs of Source's clients and providing Source an advantage in its recruiting efforts.

REASONS FOR THE MERGER

     Immediately after the Merger, New Romac will have a presence in 25 major domestic markets, 18 secondary domestic markets, and one international market. The separate companies have very little duplication in customers served and market penetration, which will allow the combined company to be one of the nation's largest professional specialty staffing organizations in terms of geographic coverage. The size and geographic coverage of New Romac will allow it to service customers with multi-location requirements more efficiently.

     In reaching its recommendation in favor of the Merger, each of our Boards of Directors considered a number of factors and uncertainties. These included the challenges of combining the businesses of two independent corporations and the risk of diverting management resources from other strategic opportunities and operational matters for an extended period. The separate companies believe that the depth of management after the Merger, as well as the opportunities provided by the Merger, will mitigate the challenges associated with combining the two companies. To review the reasons for the Merger in greater detail, as well as related uncertainties, see "Proposal 1 -- The Merger -- Reasons for the Merger; Recommendations of the Board" on page 32.

OUR RECOMMENDATIONS

TO ROMAC SHAREHOLDERS:

     The Romac Board believes that the Merger is in your best interest and unanimously recommends that you vote FOR the proposal to approve the issuance of shares of Romac Common Stock to Source stockholders in the Merger.

TO SOURCE STOCKHOLDERS:

     The Source Board believes that the Merger is in your best interest and unanimously recommends that you vote FOR the proposal to approve and adopt the Merger Agreement and the Merger.

THE MERGER

     The Merger Agreement is attached as Appendix I to this Joint Proxy Statement/Prospectus. We encourage you to read the Merger Agreement, as it is the legal document that governs the Merger.

WHAT SOURCE STOCKHOLDERS WILL RECEIVE

     As a result of the Merger, Source stockholders will receive the Merger Consideration. No fractional shares will be issued. Instead, Source stockholders will receive a check in payment for any fractional shares based on the market value of the Romac Common Stock. Source's Profit Sharing Plan also owns shares of Source Common Stock and will receive the same Merger Consideration as other Source stockholders.

     Source stockholders should not send in their stock certificates until instructed to do so after the Merger is completed. To review the exchange process in greater detail, see "The Merger Agreement -- Exchange of Certificates" on page 46.

OWNERSHIP OF ROMAC FOLLOWING THE MERGER

     Romac expects that it will issue approximately 16.4 million shares of Romac Common Stock to Source stockholders in the Merger if the Exchange Ratio between the Romac Common Stock and the Source Common Stock is not adjusted, in which case the shares of Romac Common Stock issued to Source stockholders in the Merger will constitute approximately 35% of the outstanding stock of Romac after the Merger.

BOARD OF DIRECTORS AND MANAGEMENT OF ROMAC FOLLOWING THE MERGER

     If the Merger is completed, David L. Dunkel will continue as Chief Executive Officer and Chairman of Romac and James D. Swartz will continue as President and Chief Operating Officer. We also expect that after the Merger, D. Les Ward, who is the President and Chief Executive Officer of Source, will join the Romac Board and will assist with the integration of the two companies and special projects.

     The Romac Board will consist of 10 members, seven chosen by Romac and three chosen from the Source Board pursuant to the Merger Agreement.

OTHER INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER

     If the Merger is completed, D. Les Ward, President and Chief Executive Officer, and Richard M. Dupont, Chief Financial Officer and Secretary, of Source, will have employment agreements with Romac that provide them with interests in the Merger that are different from, or in addition to, yours. For more information concerning the employment and other arrangements with Source officers, see "Interests of Certain Persons in the Merger" on page 45.

CONDITIONS TO THE MERGER

     The completion of the Merger depends upon meeting a number of conditions, including the following:

     - the approval of the Merger Agreement by holders of a majority of the shares of Source;

     - the approval of the issuance of Romac Common Stock pursuant to the Merger Agreement by the holders of a majority of the shares voted by Romac shareholders;

     - the shares of Romac Common Stock issuable pursuant to the Merger Agreement shall have been authorized for listing on Nasdaq;

     - there shall have been no law enacted or injunction entered that effectively prohibits the Merger or that causes a material adverse effect on either of our companies;

     - the receipt of favorable legal opinions; and

     - the receipt of letters from Romac's independent accountants stating that the Merger will qualify for pooling of interests accounting treatment.

     Certain of the conditions to the Merger may be waived by the company entitled to assert the condition.

TERMINATION OF THE MERGER AGREEMENT
     We can agree to terminate the Merger Agreement without completing the Merger, and either company may terminate the Merger Agreement, if any of the following occurs:

     - the Merger is not completed by June 30, 1998;

     - any statutory law, ordinance, rule, or regulation makes consummation of the Merger illegal;

     - a court or other governmental authority permanently prohibits the Merger;

     - the approvals of the holders of the stock of either Romac or Source by the requisite vote are not received; or

     - the other party breaches or materially fails to comply with any of its representations or warranties or obligations under the Merger Agreement.

     Source may terminate the Merger Agreement to enter into an unsolicited significant transaction with a third party, if its Board's fiduciary obligations require acceptance of such transaction. In this case, for the termination to be effective, (i) Source and its legal and financial advisors must negotiate with Romac to adjust the terms of the Merger Agreement so that Romac can proceed with the Merger, and (ii) Source must pay Romac a termination fee of $12 million.

     Romac may terminate the Merger Agreement if the Source Board:

     - withdraws or modifies in any adverse manner its approval or recommendation in favor of the Merger;

     - approves or recommends a significant transaction with a third party; or

     - fails to recommend against or takes no position with respect to a significant tender offer.

     Romac may also terminate the Merger Agreement if the weighted average price of Romac's Common Stock during the 15 trading days ending the third day preceding the closing of the Merger is less than $20.00 per share.

TERMINATION FEES

     The Merger Agreement requires Source to pay to Romac a termination fee of $12 million if the Merger Agreement terminates because (i) the Merger is not completed by June 30, 1998 and a significant transaction having a value per share of the Source Common Stock exceeding that in the Merger Agreement is consummated within nine months of termination of the Merger Agreement, (ii) Source's Board withdraws, modifies, or changes its recommendation in favor of the Merger or recommends another significant transaction, (iii) Source fails to recommend against or takes no position regarding a tender offer or exchange offer for 30% of Source commenced by any third-party and such a transaction is consummated within nine months of termination of the Merger Agreement, (iv) Source enters into a definitive agreement for a significant transaction, (v) the Source stockholders fail to approve the transaction and a significant transaction is publicly proposed before termination of the Merger Agreement and such transaction is consummated within nine months of such termination, or (vi) Source materially breaches a representation, warranty, or agreement that Source can, but does not, cure within 30 days after written notice of such breach and Source consummates a significant transaction within nine months of such termination.

     The Merger Agreement also requires Romac or Source to pay to the other an additional $1.5 million if its shareholders fail to approve the Merger Agreement and as a result the Merger Agreement is terminated by the other party.

ACCOUNTING TREATMENT

     We expect the Merger to qualify as a pooling of interests, which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes. We have received an opinion from Price Waterhouse LLP, Romac's independent accountants, to the effect that the Merger will qualify for pooling of interests accounting treatment.

OPINIONS OF FINANCIAL ADVISORS

     In deciding to approve the Merger, our Boards considered opinions from our respective financial advisors concerning the fairness of the Exchange Ratio from a financial point of view. Source received a written opinion of Robinson-Humphrey, dated February 1, 1998, that, as of such date, the Exchange Ratio was fair to holders of Source Common Stock from a financial point of view. Robinson-Humphrey's written opinion describes the procedures followed, assumptions made, limitations on the review undertaken, and other matters considered in connection with rendering such opinion. The full text of the written opinion appears as Appendix II to this Joint Proxy Statement/Prospectus and should be read in its entirety by holders of Source Common Stock. Robinson-Humphrey (and certain other firms that facilitated the transaction) will be paid a fee of $3.2 million if the Merger is completed and $425,000 if it is not. For additional information regarding the opinion of Robinson-Humphrey and a discussion of the qualifications of Robinson-Humphrey, the method of its selection as independent financial advisors the Source Board, its compensation, and certain relationships between Source and Robinson-Humphrey, see "Opinions of Financial Advisors" on page 36.

     The Romac Board has received a written opinion of Baird, dated January 30, 1998, that, as of such date, the Exchange Ratio was fair, from a financial point of view, to Romac. The full text of Baird's written opinion describes the procedures followed, assumptions made, limitations on the review undertaken, and other matters considered in connection with rendering such opinion. The full text of the written opinion appears as Appendix III to this Joint Proxy Statement/Prospectus and should be read in its entirety by holders of Romac Common Stock. Baird will be paid a fee of $2.4 million if the Merger is consummated and $225,000 if it is not. For additional information regarding the opinion of Baird and a discussion of the qualifications of Baird, the method of its selection as independent financial advisor to the Romac Board, its compensation, and certain relationships between Romac and Baird, see "Opinions of Financial Advisors" on page 36.

FEDERAL INCOME TAX CONSEQUENCES

     We have structured the Merger so that neither Romac, Source, nor our shareholders will recognize any gain or loss for federal income tax purposes in the Merger (except for tax payable because of cash received by Source stockholders instead of fractional shares). We have conditioned the Merger on our receipt of a legal opinion from Holland & Knight LLP to this effect.

NO APPRAISAL RIGHTS

     Under Delaware and Florida law, Source and Romac shareholders have no right to an appraisal of the value of their shares in connection with the Merger.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

     Shares of Romac Common Stock and Source Common Stock are listed on the Nasdaq National Market ("Nasdaq"). On January 30, 1998, the last full trading day on Nasdaq prior to the public announcement of the proposed Merger, Source Common Stock was last traded at $21.125 per share and Romac Common Stock was last traded at $22.375 per share.

LISTING OF ROMAC COMMON STOCK

     Romac will list the shares of Romac Common Stock to be issued in connection with the Merger on Nasdaq.

DIVIDENDS AFTER THE MERGER

     Neither Romac nor Source has ever paid any cash dividends on their common stock and Romac does not intend to pay dividends in the foreseeable future.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     Romac Common Stock and Source Common Stock are listed on Nasdaq. The Romac symbol on Nasdaq is ROMC. The Source symbol on Nasdaq is SRSV.

     The tables below show the intraday high and low sale prices of Romac Common Stock (as adjusted to reflect two-for-one stock splits, each in the form of a 100% stock dividend, reflected on Nasdaq on May 23, 1996 and October 17, 1997) and Source Common Stock (as adjusted to reflect a three-for-two stock split in the form of a 50% stock dividend reflected on Nasdaq on November 15, 1997) as quoted on Nasdaq for the quarters indicated.


                                                              ROMAC COMMON        SOURCE COMMON
                                                                  STOCK               STOCK
                                                            -----------------   -----------------
                                                             HIGH       LOW      HIGH       LOW
                                                            -------   -------   -------   -------
FISCAL YEAR 1996:
First Quarter.............................................  $ 8.063   $ 5.750   $    --   $    --
Second Quarter............................................   14.875     7.688
Third Quarter(1)..........................................   15.750    10.125    13.333     9.333
Fourth Quarter............................................   15.125    10.625    12.417    10.333
FISCAL YEAR 1997:
First Quarter.............................................  $13.500   $ 8.438   $13.333   $11.333
Second Quarter............................................   17.375     8.313    19.000    10.500
Third Quarter.............................................   22.500    16.875    20.667    17.000
Fourth Quarter............................................   25.125    14.500    22.125    18.167
FISCAL YEAR 1998:
First Quarter (through March 24, 1998)....................  $28.875   $ 28.50   $28.125   $27.875
                                                            =======   =======   =======   =======


---------------

(1) Source's Common Stock began trading on July 30, 1996.


     On January 30, 1998, the last full trading day before the public announcement of the proposed Merger, the last trade price on Nasdaq was $22.375 per share of Romac Common Stock and $21.125 per share of Source Common Stock ($26.699 on an equivalent pro forma basis). On March 24, 1998, the most recent practicable date prior to the mailing of this Joint Proxy Statement/Prospectus, the last trade price on Nasdaq was $28.50 per share of Romac Common Stock and $28.00 per share of Source Common Stock ($34.01 on an equivalent pro forma basis). Equivalent pro forma values for Source Common Stock were calculated by multiplying the closing price of one share of Romac Common Stock for the dates indicated by the Exchange Ratio. The Exchange Ratio will be adjusted based on the weighted average sales prices of Romac Common Stock, as quoted on Nasdaq, for the 15 consecutive trading days ending on the third day before the Merger. See "The Merger Agreement -- Consideration to be Received in the Merger" on page
46. Shareholders are urged to obtain current market quotations before making any decision with respect to the Merger.


     Since their initial public offerings, neither Romac nor Source has paid any cash dividends on its common stock.

     The Merger will not be consummated unless the shares of Romac Common Stock to be issued in the Merger are authorized for listing on Nasdaq. See "The Merger Agreement -- Certain Conditions" on page 47.

                  SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                            COMBINED FINANCIAL DATA

SOURCES OF INFORMATION

     We are providing the following selected financial data concerning Romac and Source to help you in your analysis of the financial aspects of the Merger. This data was derived from the audited financial statements for Romac and Source for the periods presented.

     The unaudited pro forma combined financial data reflects the combined operating results and financial position for Romac and Source as of and for each of the years ended December 31, 1995, 1996 and 1997 as if Romac and Source had been combined since January 1, 1995. The columns of unaudited pro forma combined statements of operations data for the year ended December 31, 1997 also give effect to business combinations completed by Romac in 1997 as if they had been completed as of January 1, 1997.

     This information is only a summary, and you should read it in conjunction with the financial information included or incorporated by reference in this Joint Proxy Statement/Prospectus. See "Where You Can Find More Information" on page 91 and the "Romac Unaudited Pro Forma Combined Financial Information" on page 11.

HOW THE UNAUDITED PRO FORMA COMBINED FINANCIAL DATA WAS PREPARED

     The unaudited pro forma combined financial data is presented to show you how Romac and Source might have looked if Romac and Source had been combined since January 1, 1995. The unaudited pro forma financial data was prepared using the pooling of interests method of accounting, which means that for accounting and financial reporting purposes Romac will treat Romac and Source as if they had always been combined. The unaudited pro forma statement of operations also includes the results of operations for the acquisitions completed by Romac in 1997 as if they had been acquired as of January 1, 1997. For a more detailed description of pooling of interests accounting, see "Proposal 1 -- The
Merger -- Accounting Treatment" on page 33.

     If the companies had been combined in the past, they might have performed differently. You should not rely on the unaudited pro forma financial data as an indication of the results that would have been achieved if the merger had taken place earlier or the results that Romac will experience after the Merger. See "Romac Unaudited Pro Forma Combined Financial Information" on page 10.

MERGER-RELATED EXPENSES

     Romac and Source estimate that the Merger will result in certain fees and expenses ranging from $8 to $10 million. After the Merger, Romac may incur additional charges and expenses relating to restructuring and integrating the operations of Romac and Source. We did not adjust the unaudited pro forma information for these restructuring charges and integration expenses or for efficiencies that may be realized as result of the Merger.

                    ROMAC SELECTED HISTORICAL FINANCIAL DATA

                                                              YEARS ENDED DECEMBER 31,
                                                  ------------------------------------------------
                                                   1993      1994      1995      1996       1997
                                                  -------   -------   -------   -------   --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net service revenues............................  $40,346   $40,789   $45,655   $94,210   $181,434
Direct costs of services........................   26,126    24,851    25,460    53,839    110,550
                                                  -------   -------   -------   -------   --------
Gross profit....................................   14,220    15,938    20,195    40,371     70,884
Selling, general and administrative expenses....   12,775    15,009    15,232    30,348     50,531
Depreciation and amortization...................      298       248       512     1,762      3,242
Combination expenses............................              2,251
Other (income) expense, net(1)..................       34    (1,157)     (570)   (1,685)    (1,932)
                                                  -------   -------   -------   -------   --------
Income (loss) before income taxes and minority
  interest......................................    1,113      (413)    5,021     9,946     19,043
Provision for income taxes......................      448       186     2,008     3,965      7,500
                                                  -------   -------   -------   -------   --------
Income (loss) before minority interest..........      665      (599)    3,013     5,981     11,543
Minority interest in subsidiary income..........       15
                                                  -------   -------   -------   -------   --------
Net income (loss)(1)............................  $   650   $  (599)  $ 3,013   $ 5,981   $ 11,543
                                                  =======   =======   =======   =======   ========
Net income (loss) per share -- basic(2).........  $  0.05   $ (0.04)  $  0.19   $  0.28   $   0.46
                                                  =======   =======   =======   =======   ========
Weighted average shares outstanding -- basic....   13,237    14,078    16,087    21,716     24,896
Net income (loss) per share -- diluted(2).......  $  0.05   $ (0.04)  $  0.18   $  0.26   $   0.44
                                                  =======   =======   =======   =======   ========
Weighted average shares outstanding --diluted...   13,237    14,078    16,965    23,319     26,398

                                                                    DECEMBER 31,
                                                  ------------------------------------------------
                                                   1993      1994      1995      1996       1997
                                                  -------   -------   -------   -------   --------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.................................  $ 2,579   $ 2,093   $13,895   $54,220   $ 97,500
Total assets....................................    6,135     6,984    20,952    77,559    197,139
Total long-term debt............................       92        24       500                1,260
Shareholders' equity............................    3,074     2,435    16,924    71,284    173,680

---------------

(1) Net income (loss) for the years ended December 31, 1994, 1995 and 1996 and 1997, includes franchise termination income (net of tax) of $336, $261, $208, and $100, respectively.
(2) Net income (loss) per share for the years ended December 31, 1994, 1995, 1996 and 1997, includes franchise termination income per share of $0.02, $0.02, $0.01 and $0.00, respectively.

                   SOURCE SELECTED HISTORICAL FINANCIAL DATA

                                                                     YEARS ENDED
                                         --------------------------------------------------------------------
                                         JANUARY 2,   JANUARY 1,   DECEMBER 31,   DECEMBER 29,   DECEMBER 28,
                                            1994         1995          1995           1996           1997
                                         ----------   ----------   ------------   ------------   ------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net service revenues...................   $53,835      $90,067       $141,832       $204,748       $294,676
Cost of sales, flexible staffing.......    19,927       35,411         63,052         92,042        143,582
                                          -------      -------       --------       --------       --------
Gross profit...........................    33,908       54,656         78,780        112,706        151,094
Operating expenses:
Selling................................    27,546       43,795         64,882         93,211        122,570
General and administrative.............     4,683        5,447          6,636          8,371         10,694
                                          -------      -------       --------       --------       --------
Total operating expenses...............    32,229       49,242         71,518        101,582        133,264
                                          -------      -------       --------       --------       --------
Operating income.......................     1,679        5,414          7,262         11,124         17,830
Other income (expense), net............      (349)        (403)          (540)            88            743
                                          -------      -------       --------       --------       --------
Income before income taxes.............     1,330        5,011          6,722         11,212         18,573
Income tax expense.....................      (513)      (1,764)        (2,547)        (4,741)        (8,045)
                                          -------      -------       --------       --------       --------
Net income.............................   $   817      $ 3,247       $  4,175       $  6,471       $ 10,528
                                          =======      =======       ========       ========       ========
Net income per share -- basic(1).......   $  0.07      $  0.30       $   0.39       $   0.54       $   0.77
                                          =======      =======       ========       ========       ========
Weighted average shares outstanding --
  basic(1).............................    11,079       10,875         10,767         11,978         13,721
Net income per share -- diluted(1).....   $  0.07      $  0.30       $   0.39       $   0.54       $   0.75
                                          =======      =======       ========       ========       ========
Weighted average shares outstanding --
  diluted(1)...........................    11,079       10,920         10,836         12,049         13,978

                                                                     YEARS ENDED
                                         --------------------------------------------------------------------
                                         JANUARY 2,   JANUARY 1,   DECEMBER 31,   DECEMBER 29,   DECEMBER 28,
                                            1994         1995          1995           1996           1997
                                         ----------   ----------   ------------   ------------   ------------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital........................   $ 4,238      $ 6,419       $14,642        $ 41,337       $ 51,959
Total assets...........................    13,031       22,434        30,624          64,553         86,269
Total long-term debt...................       630
Stockholders' equity...................     4,107        7,812        17,294          47,937         59,024

---------------

(1) Adjusted to reflect a three-for-two stock split in the form of a 50% stock dividend which was reflected on Nasdaq on November 15, 1997.

      ROMAC UNAUDITED SELECTED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                                                                     YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 1995          1996         1997(2)
                                                              -----------   -----------   -----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net service revenues........................................   $188,374      $301,588      $514,850
Direct costs of services....................................     88,512       145,881       279,783
                                                               --------      --------      --------
Gross profit................................................     99,862       155,707       235,067
Selling, general and administrative expenses................     87,038       133,084       190,664
Depreciation and amortization...............................      1,111         3,238         6,894
Other (income) expense, net(1)..............................        (30)       (1,773)         (284)
                                                               --------      --------      --------
Income before income taxes..................................     11,743        21,158        37,793
Provision for income taxes..................................      4,555         8,706        15,733
                                                               --------      --------      --------
Net income(1)...............................................   $  7,188      $ 12,452      $ 22,060
                                                               ========      ========      ========
Net income per share -- basic...............................   $   0.25      $   0.35      $   0.53
                                                               ========      ========      ========
Weighted average shares outstanding -- basic(3).............     28,934        36,008        41,268
Net income per share -- diluted.............................   $   0.24      $   0.33      $   0.51
                                                               ========      ========      ========
Weighted average shares outstanding -- diluted(3)...........     29,894        37,696        43,077

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                               1995       1996       1997
                                                              -------   --------   --------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.............................................  $28,537   $ 95,557   $140,459(4)
Total assets................................................   51,576    142,112    283,408
Total long-term debt........................................      500                 1,260
Shareholders' equity........................................   34,218    119,221    223,704(4)

---------------

(1) Net income for the years ended December 31, 1995, 1996, and 1997, includes franchise termination income (net of tax) of $261, $208, and $100, respectively.
(2) Includes the results of operations of Uni*Quality Systems Solutions, Inc. ("UQ") and Sequent Associates, Inc. ("Sequent"), which were acquired by Romac in transactions accounted for as purchases during September 1997 and six other individually immaterial acquisitions that took place during 1997 as if these acquisitions had taken place as of January 1, 1997.
(3) The unaudited pro forma combined net income per share is based on the weighted average number of shares of common stock and common equivalent shares outstanding of Romac and Source for each period using an Exchange Ratio of 1.1932 shares of Romac Common Stock for each share of Source Common Stock or each Source Common Stock option.
(4) Includes adjustments for the estimated Merger costs associated with the transaction. See Note 2 of the Unaudited Pro Forma Combined Financial Information.

            ROMAC UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

INTRODUCTION TO ROMAC UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The unaudited pro forma combined financial statements of Romac are presented to show how Romac and Source might have looked if Romac and Source had been combined for the periods presented. These unaudited pro forma combined financial statements are based on, and should be read together with, the historical financial statements for Romac and Source that are incorporated by reference in this Joint Proxy Statement/Prospectus. The unaudited pro forma combined financial statements were prepared using the assumptions described below and in the related notes thereto.

     For accounting purposes, we expect that the Merger will be treated as a pooling of interests. The unaudited pro forma combined balance sheet presents the combined financial position of Romac and Source as of December 31, 1997 assuming that the Merger had occurred as of that date.

     During September 1997, Romac completed two material business combinations, UQ and Sequent, that were accounted for as purchases. The primary assets recorded as a result of these acquisitions were accounts receivable and goodwill. UQ was acquired for $19.6 million and is subject to an earn-out agreement whereby seven and one-half times earnings before income taxes, interest and amortization in excess of $2.8 million, with respect to the fiscal year ended June 30, 1998 and three times all earnings before income taxes, interest and amortization in excess of $2.8 million with respect to the fiscal year ended June 30, 1999, shall be paid to the prior owners in the form of additional purchase price. The additional purchase price, if achieved, would be paid in the form of cash on or before August 31, 1998 and August 31, 1999, respectively. Sequent was acquired for $20.3 million and is subject to an earn-out agreement whereby eight and one-half time earnings before income taxes, interest and amortization in excess of $2.4 million for the year ending September 30, 1998, shall be paid to the prior owners in the form of additional purchase price. The additional purchase price, if achieved, would be paid in the form of cash within 60 days of when the earn-out is determined, but no later than December 31, 1998. The additional purchase price would be recorded as goodwill and amortized over the remaining life of the original goodwill. Both the UQ and Sequent acquisitions have associated indemnity agreements which call for the escrow of $2.0 million and $1.9 million for a period of 18 months for any claims as outlined in the indemnity agreement. The Company has made no claims to the escrow accounts under the indemnity agreement. The Company does not anticipate that the earnouts and indemnity agreements will have a material impact on its financial condition or results of operations, other than amortization of related goodwill.

     Romac completed six other acquisitions during 1997, which were also accounted for as purchases. See "Business of Romac -- Recent Acquisitions" on page 51. The aggregate purchase price of these acquisitions was approximately $17.5 million and certain of the acquisitions are subject to earn-out agreements. The primary assets recorded as a result of these acquisitions were accounts receivable and goodwill. Any additional purchase price paid will be recorded as goodwill and amortized over the remaining life of the original goodwill. These six acquisitions, though not considered material individually or in the aggregate, are included as "Other Acquisitions" in the unaudited pro forma combined statement of operations for the year ended December 31, 1997 as if they had been acquired on January 1, 1997.

     After the Merger, Romac may incur certain charges and expenses related to restructuring and integrating the operations of Romac and Source. Because the transaction has not been completed, only certain costs of the Merger can be estimated at this time. The unaudited pro forma combined statement of operations excludes the positive effects of potential cost savings expected to be achieved upon combining the companies, as well as transaction costs of approximately $8 to $10 million, including investment banking, legal and accounting fees, and other contractual costs of the transaction. During the next several months, Romac will conduct a study to review the impact of integrating the two operations following the Merger. Until the study is completed and a formal integration plan developed, any additional charges or efficiencies cannot be reasonably estimated.

                ROMAC UNAUDITED PRO FORMA COMBINED BALANCE SHEET


                                                     AS OF               AS OF
                                                  DECEMBER 31,       DECEMBER 28,
                                                      1997               1997
                                                  ------------   ---------------------     PRO FORMA
                                                     ROMAC       SOURCE    ADJUSTMENTS     COMBINED
                                                  ------------   -------   -----------     ---------
                                                                    (IN THOUSANDS)
                                               ASSETS
Current Assets:
  Cash and cash equivalents.....................    $ 77,946     $23,723     $             $101,669
  Short-term investments........................          47       1,906                      1,953
  Trade receivables, net of allowance for
     doubtful accounts..........................      35,475      49,254                     84,729
  Notes receivable from franchisees, current....         109                                    109
  Receivables from related parties, current.....         233                                    233
  Deferred tax asset, current...................         352       2,789                      3,141
  Prepaid expenses and other current assets.....       1,637         882                      2,519
                                                    --------     -------     -------       --------
          Total current assets..................     115,799      78,554                    194,353
  Notes receivable from franchisees, less
     current portion............................           4                                      4
  Receivables from related parties, less current
     portion....................................       1,290                                  1,290
  Deferred tax asset, less current portion......         310                                    310
  Furniture and equipment, net..................       8,206       7,715                     15,921
  Goodwill, net of accumulated amortization.....      66,652                                 66,652
  Other assets, net.............................       4,878                                  4,878
                                                    --------     -------     -------       --------
          Total assets..........................    $197,139     $86,269     $             $283,408
                                                    ========     =======     =======       ========

                                LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and other accrued
     liabilities................................    $  2,680     $ 5,351     $ 9,000(2)    $ 17,832
  Accrued payroll costs.........................       7,227      20,374                     26,800
  Accrued 401(k) plan contributions.............                     537                        537
  Current portion of capital lease
     obligations................................         731                                    731
  Current portion of payables to related
     parties....................................       4,265                                  4,265
  Income taxes payable..........................       3,396         333                      3,729
                                                    --------     -------     -------       --------
          Total current liabilities.............      18,299      26,595       9,000         53,894
  Capital lease obligations, less current
     portion....................................       1,260                                  1,260
  Payables to related parties, less current
     portion....................................       1,375                                  1,375
  Other long-term liabilities, less current
     portion....................................       2,525         650                      3,175
                                                    --------     -------     -------       --------
          Total liabilities.....................      23,459      27,245       9,000         59,704
                                                    --------     -------     -------       --------
Shareholders' Equity:
  Preferred stock...............................
  Common stock..................................         299         274        (111)(1)        462
  Additional paid-in capital....................     152,188      26,196         111(1)     178,495
  Retained earnings.............................      22,118      32,605      (9,000)(2)     45,723
  Treasury stock................................        (925)         (9)                      (934)
  Cumulative translation adjustment.............                     (42)                       (42)
                                                    --------     -------     -------       --------
          Total shareholders' equity............     173,680      59,024      (9,000)       223,704
                                                    --------     -------     -------       --------
          Total liabilities and shareholders'
            equity..............................    $197,139     $86,269     $             $283,408
                                                    ========     =======     =======       ========


     See accompanying notes to Romac Unaudited Pro Forma Combined Financial
                                  Statements.

           ROMAC UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                         FOR THE YEAR ENDED DECEMBER 31, 1995
                                                -------------------------------------------------------
                                                                                              PRO FORMA
                                                   ROMAC          SOURCE      ADJUSTMENTS     COMBINED
                                                ------------   ------------   -----------     ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net service revenues..........................    $45,655        $141,832       $  887(3)     $188,374
Direct costs of services......................     25,460          63,052                       88,512
                                                  -------        --------       ------        --------
  Gross profit................................     20,195          78,780          887          99,862
Selling, general and administrative
  expenses....................................     15,232          71,518          288(3)       87,038
Depreciation and amortization.................        512                          599(3)        1,111
Other (income) expense, net...................       (570)            540                          (30)
                                                  -------        --------       ------        --------
Income before income taxes....................      5,021           6,722                       11,743
Provision for income taxes....................      2,008           2,547                        4,555
                                                  -------        --------       ------        --------
Net income....................................    $ 3,013        $  4,175       $             $  7,188
                                                  =======        ========       ======        ========
Net income per share -- basic.................    $  0.19        $   0.39       $             $   0.25
                                                  =======        ========       ======        ========
Weighted average shares outstanding --basic...     16,087          10,767        2,080(1)       28,934
Net income per share -- diluted...............    $  0.18        $   0.39       $             $   0.24
                                                  =======        ========       ======        ========
Weighted average shares
  outstanding -- diluted......................     16,965          10,836        2,093(1)       29,894

     See accompanying notes to Romac Unaudited Pro Forma Combined Financial
                                   Statements

           ROMAC UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                                  FOR THE YEAR ENDED
                                                -------------------------------------------------------
                                                DECEMBER 31,   DECEMBER 29,
                                                    1996           1996
                                                ------------   ------------                   PRO FORMA
                                                   ROMAC          SOURCE      ADJUSTMENTS     COMBINED
                                                ------------   ------------   -----------     ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net service revenues..........................    $94,210        $204,748       $2,630(3)     $301,588
Direct costs of services......................     53,839          92,042                      145,881
                                                  -------        --------       ------        --------
          Gross profit........................     40,371         112,706        2,630         155,707
Selling, general and administrative
  expenses....................................     30,348         101,582        1,154(3)      133,084
Depreciation and amortization.................      1,762                        1,476(3)        3,238
Other (income) expense, net...................     (1,685)            (88)                      (1,773)
                                                  -------        --------       ------        --------
Income before income taxes....................      9,946          11,212                       21,158
Provision for income taxes....................      3,965           4,741                        8,706
                                                  -------        --------       ------        --------
Net income....................................    $ 5,981        $  6,471       $             $ 12,452
                                                  =======        ========       ======        ========
Net income per share -- basic.................    $  0.28        $   0.54       $             $   0.35
                                                  =======        ========       ======        ========
Weighted average shares outstanding --basic...     21,716          11,978        2,314(1)       36,008
Net income per share -- diluted...............    $  0.26        $   0.54       $             $   0.33
                                                  =======        ========       ======        ========
Weighted average shares
  outstanding -- diluted......................    $23,319          12,049        2,328(1)       37,696

     See accompanying notes to Romac Unaudited Pro Forma Combined Financial
                                   Statements

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                         FOR THE YEAR ENDED
                       ---------------------------------------------------------------------------------------
                                                                    DECEMBER 31,                   PRO FORMA
                       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,       1997                         ROMAC
                           1997           1997           1997          OTHER                      DECEMBER 31,
                          ROMAC            UQ          SEQUENT      ACQUISITIONS   ADJUSTMENTS        1997
                       ------------   ------------   ------------   ------------   ------------   ------------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net service
 revenues............    $181,434       $13,585        $13,697         $7,825        $              $216,541
Direct costs of
 services............     110,550        10,024         10,111          5,516                        136,201
                         --------       -------        -------         ------        -------        --------
Gross profit.........      70,884         3,561          3,586          2,309                         80,340
Selling, general and
 administrative
 expenses............      50,531         2,138          2,631          1,748           (730)(5)      56,318
Depreciation and
 amortization........       3,242            57             59             28            957(6)        4,343
Other (income)
 expense.............      (1,932)            4             54             23          2,310(7)          459
                         --------       -------        -------         ------        -------        --------
Income before income
 taxes...............      19,043         1,362            842            510         (2,537)         19,220
Provision for taxes..       7,500           464             --             --           (276)(4)       7,688
                         --------       -------        -------         ------        -------        --------
Net income...........    $ 11,543       $   898        $   842         $  510        $(2,261)       $ 11,532
                         ========       =======        =======         ======        =======        ========
Net income per
 share -- basic......    $   0.46                                                                   $   0.46
                         ========                                                                   ========
Weighted average
 shares outstanding--
 basic...............      24,896                                                                     24,896
Net income per
 share -- diluted....    $   0.44                                                                   $   0.44
                         ========                                                                   ========
Weighted average
 shares outstanding--
 diluted.............      26,398                                                                     26,398

                                  FOR THE YEAR ENDED
                       ----------------------------------------

                       DECEMBER 28,
                           1997                      PRO FORMA
                          SOURCE      ADJUSTMENTS     COMBINED
                       ------------   ------------   ----------
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net service
 revenues............    $294,676        $3,633(3)    $514,850
Direct costs of
 services............     143,582                      279,783
                         --------        ------       --------
Gross profit.........     151,094         3,633        235,067
Selling, general and
 administrative
 expenses............     133,264         1,082(3)     190,664
Depreciation and
 amortization........                     2,493(3)       6,894
Other (income)
 expense.............        (743)                        (284)
                         --------        ------       --------
Income before income
 taxes...............      18,573                       37,793
Provision for taxes..       8,045                       15,733
                         --------        ------       --------
Net income...........    $ 10,528        $            $ 22,060
                         ========        ======       ========
Net income per
 share -- basic......    $   0.77        $            $   0.53
                         ========        ======       ========
Weighted average
 shares outstanding--
 basic...............      13,721         2,651(1)      41,268
Net income per
 share -- diluted....    $   0.75                     $   0.51
                         ========        ======       ========
Weighted average
 shares outstanding--
 diluted.............      13,978         2,701(1)      43,077

     See accompanying notes to Romac Unaudited Pro Forma Combined Financial
                                   Statements

NOTES TO ROMAC UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(1) The unaudited pro forma combined financial statements reflect the issuance of shares of Romac Common Stock for all of the outstanding shares of Source Common Stock in connection with the Merger, based upon the exchange ratio of
    1.1932 shares of Romac Common Stock for each share of Source Common Stock.

(2) Romac and Source expect to incur aggregate transaction costs of approximately $8 to $10 million associated with the Merger. The unaudited pro forma combined balance sheet of December 31, 1997 has been adjusted to reflect $9 million of these costs, the mid-point of this range, which will not be deductible for corporate income tax purposes. These estimated costs are not reflected in the unaudited pro forma combined statements of operations. The amount of these costs is a preliminary estimate and is subject to change.

(3) Certain reclassifications have been made to conform Source's financial statement classification of depreciation and bad debt expense to that of Romac.

(4) Before its acquisition by Romac, Sequent and certain of the Other Acquisitions were not subject to corporate income tax and income was passed through to the stockholders and reported on their personal tax returns. Accordingly, the historical results of operations of these entities did not include any corporate income tax provisions. The unaudited pro forma combined statement of operations reflects the estimated results of operations as if these entities had been subject to corporate income taxes based on an assumed effective statutory rate of 40%.

(5) After their acquisition by Romac, UQ and Sequent contractually reduced the compensation paid to their officers from the amounts historically paid. The unaudited pro forma combined statement of operations for the year ended December 31, 1997 reflects the reduction of this compensation. The related tax effect of this adjustment has been included in the pro forma income tax adjustment described in Note 4 above.

                                                       DECEMBER 31,
                                                           1997
                                                       ------------
                                                       IN THOUSANDS
UQ...................................................      $205
Sequent..............................................       525
Other Acquisitions...................................         0
                                                           ----
                                                           $730
                                                           ====

(6) Approximately $18.5 million, $17.7 million and $13.9 million of goodwill was recorded with respect to UQ, Sequent and the Other Acquisitions, respectively, and is being amortized over 30 years. The unaudited pro forma combined statement of operations reflects the estimated results of operations to reflect the increase in amortization expense related to this goodwill. This amount may increase for any future cash payments or issuance of shares based on the terms of the relevant acquisition agreements.

                                                       DECEMBER 31,
                                                           1997
                                                       ------------
                                                       IN THOUSANDS
UQ...................................................      $401
Sequent..............................................       393
Other Acquisitions...................................       163
                                                           ----
                                                           $957
                                                           ====

(7) Reflects the decrease in dividend and interest income as investments were used to finance the acquisitions. In addition, it reflects the increase of interest expense as a result of the debt required to finance the UQ and Sequent acquisitions. The weighted average interest rate used to determine interest income is 5.95%. The weighted average interest rate used to determine interest expense is 6.5%.

                                                       DECEMBER 31,
                                                           1997
                                                       ------------
                                                       IN THOUSANDS
UQ...................................................     $  975
Sequent..............................................      1,010
Other Acquisitions...................................        325
                                                          ------
                                                          $2,310
                                                          ======

                           COMPARATIVE PER SHARE DATA

     The following table shows certain historical per share data of Romac and Source and combined per share data on an unaudited pro forma basis after giving effect to the Merger as a pooling-of-interests, assuming that 1.1932 shares of Romac Common Stock (subject to adjustment -- see "The Merger
Agreement -- Consideration to be Received in the Merger") were issued in exchange for each share of Source Common Stock outstanding. This data should be read in conjunction with the Selected Historical and Unaudited Pro Forma Combined Financial Data and the historical audited and unaudited financial statements of Romac and Source and the notes thereto that are included elsewhere in this Joint Proxy Statement/Prospectus or incorporated herein by reference. The selected pro forma combined financial information of Romac and Source is derived from the unaudited pro forma combined financial statements and should be read in conjunction with such unaudited pro forma statements and notes thereto included elsewhere in this Joint Proxy Statement/ Prospectus. The unaudited pro forma combined information is presented for illustrative purposes only and is not indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had Romac and Source been a single entity during the periods presented. Neither Romac nor Source paid any cash dividends for the periods presented.

                                                                           YEARS ENDED
                                                            ------------------------------------------
                                                            DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                                1995           1996           1997
                                                            ------------   ------------   ------------
ROMAC
  Historical Per Common Share:
     Net income -- basic..................................     $0.19          $0.28          $0.46
     Net income -- diluted................................      0.18           0.26           0.44
     Book value as of period end..........................      0.88           3.02           5.95
  Pro forma Combined Per Common Share:
     Net income -- basic..................................     $0.25          $0.35          $0.53
     Net income -- diluted................................      0.24           0.33           0.51
     Book value as of period end..........................      1.13           2.99           4.91

                                                                           YEARS ENDED
                                                            ------------------------------------------
                                                            DECEMBER 31,   DECEMBER 29,   DECEMBER 28,
                                                                1995           1996           1997
                                                            ------------   ------------   ------------
SOURCE
  Historical Per Common Share:
     Net income -- basic..................................     $0.39          $0.54          $0.77
     Net income -- diluted................................      0.39           0.54           0.75
     Book value as of period end..........................      1.89           3.50           4.29
  Source Equivalent Pro Forma Per Common Share:
     Net income -- basic..................................     $0.30          $0.42          $0.63
     Net income -- diluted................................      0.29           0.39           0.61
     Book value as of period end..........................      1.35           3.57           5.86

     The unaudited pro forma combined net income per share amounts for the year ended December 31, 1997 also include the results of operations of UQ, Sequent and six other individually immaterial acquisitions as if those entities were acquired by Romac at the beginning of those periods. The unaudited pro forma combined net income per share amounts for the year ended December 31, 1995 and 1996 do not include such results.

                                  RISK FACTORS

     This proxy statement/prospectus contains statements concerning the future that are subject to risks and uncertainties. Such statements include the information concerning possible or assumed future results of operations of our companies and New Romac contained under "Reasons for the Merger; Recommendations of the Boards" and "Opinions of Financial Advisors" and those accompanied by the words, "believes," "expects," "anticipates," or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the factors discussed below, in addition to those discussed elsewhere in this document, could affect the future results of New Romac, and Romac and Source, and could cause those results to differ materially from those expressed in our forward-looking statements.

     In addition to the other information in this Joint Proxy
Statement/Prospectus, the following factors should be considered carefully in evaluating the Merger. Certain of these factors also affect an investment in Source.

EFFECT OF THE MERGER; INTEGRATION OF OPERATIONS

     The success of the Merger will be determined by various factors, including the financial performance of the combined company's operations after the Merger and management's ability to effectively integrate the operations of Romac and Source. The proposed Merger represents the largest acquisition that Romac has attempted. The integration of the operations of Source and Romac may be adversely affected if, among other things, clients, particularly national account clients, do not react positively to some of the planned changes intended to increase Romac's staffing services or to integrate the businesses of the two companies, unexpected offsetting costs are incurred, or costs or difficulties related to the integration of the businesses of Romac and Source are greater than expected. There is no assurance that the expected benefits of the Merger will be realized or that the Merger will not adversely affect the future operating results of New Romac. See "Proposal 1 -- The Merger" on page 30, and "Selected Historical and Unaudited Pro Forma Combined Financial Data" on page 7.

INTEGRATION OF AND RELIANCE ON INFORMATION PROCESSING SYSTEMS


     Romac's and Source's businesses depend significantly upon their ability to store, retrieve, process, and manage significant databases, and periodically to expand and upgrade their information processing capabilities. Romac and Source maintain different information processing systems. New Romac's computer equipment and software systems will be maintained in Tampa, Florida and Dallas, Texas. Difficulties in integrating the systems or interruption or loss of New Romac's information processing capabilities through loss of stored data, breakdown or malfunction of computer equipment and software systems, telecommunications failure, conversion difficulties, or damage to New Romac's systems caused by fire, hurricane, tornadoes, lightning, electrical power outage, or other disruption could have a material adverse effect on New Romac. See "Business of Romac -- Professional Recruiters Operating System" on page 58, and "Business of Source -- Management Information Systems" on page 65.


POSSIBLE ADVERSE EFFECTS OF FLUCTUATIONS IN THE GENERAL ECONOMY

     Historically, the general level of economic activity has significantly affected the demand for employment services. As economic activity has slowed, the use of flexible personnel often has been curtailed before permanent employees have been laid off. An economic downturn may adversely affect the demand for flexible personnel and may have a material adverse effect on New Romac's results of operations or financial condition. Additionally, during periods of slowed economic activity, the use of executive search firms tends to decline significantly. As economic activity has increased, flexible personnel often have been added to the work force before permanent employees have been hired. Placement fees comprised 32% of Source's net service revenues during the year ended December 28, 1997, as compared to 14% for Romac for 1997. This increased dependence upon placement fees will increase the risks to revenue and profitability of an economic downturn. During periods of increased economic activity and generally higher levels of employment, the competition among staffing services firms for personnel is intense. Further, New Romac may face increased competitive pricing pressures during such periods. There is no assurance that during these periods New Romac will be able to recruit the personnel necessary to fill its clients' needs or that such pricing pressures will not adversely affect New Romac's results of operations. See "Business of Romac -- Industry Overview" on page 51.

DEPENDENCE ON AVAILABILITY AND RETENTION OF PERSONNEL

     New Romac will depend upon its ability to identify, attract, retain, develop, and motivate qualified personnel, including Source personnel, particularly technical and professional personnel, who possess the skills and experience necessary to meet the staffing requirements of its clients. New Romac must continually evaluate and upgrade its base of available personnel to keep pace with changing client needs and emerging technologies. Competition for personnel with proven technical or professional skills is intense, and demand for such personnel is expected to remain very strong for the foreseeable future. There is no assurance that personnel will continue to be available to New Romac in sufficient numbers and upon economic terms acceptable to New Romac. See "Business of Romac -- Functional Organization" on page 54, and "Business of Romac -- Competition" on page 59.

ABILITY TO ACHIEVE AND MANAGE GROWTH

     Romac and Source have experienced growth, driven primarily by industry trends towards the increased use of flexible professional and technical personnel. New Romac's continued growth depends on a number of factors, including (i) the ability to maintain margins in the face of competitive pressures and changing regulatory environments, (ii) the availability of sufficient working capital, (iii) continued improvements in the recruitment, motivation, and retention of its operating employees and flexible personnel,
(iv) the strength of demand in New Romac's markets, and (v) New Romac's ability to open new markets. Any significant delay in opening new markets could have a material adverse effect on New Romac's results of operations. There is no assurance that New Romac will be able to attain its desired levels of growth. See "Business of Romac -- Growth Strategy" on page 53.

RECENT ACQUISITIONS AND IMPLEMENTATION OF ACQUISITION STRATEGY

     Romac has completed a number of acquisitions in the past two years, with the largest having an initial purchase price of approximately $20.3 million. New Romac intends to continue to pursue a growth strategy through acquisitions. There can be no assurance that New Romac will be able to consummate or, if consummated, successfully integrate the operations and management of past or future acquisitions. Acquisitions, including the Merger, involve significant risks that could have a material adverse effect on New Romac, including: (i) the diversion of management's attention to the assimilation of the business to be acquired; (ii) the risk that the acquired business will fail to maintain the quality of services that Romac and Source have historically provided; (iii) the need to implement financial and other systems and add management resources; (iv) the risk that key operating employees of the acquired businesses will leave after the acquisition; (v) potential liabilities of the acquired businesses;
(vi) unforeseen difficulties in the acquired operations; (vii) adverse short- and long-term effects on New Romac's operating results; (viii) lack of success in assimilating or integrating the operations of acquired businesses with those of New Romac; (ix) the dilutive effect of the issuance of additional equity securities; (x) the incurrence of additional debt; and (xi) the financial impact of amortizing goodwill and other intangible assets involved in any acquisitions that are accounted for using the purchase method of accounting. There is no assurance that New Romac will successfully implement its acquisition strategy. Furthermore, there is no assurance any acquisition, including the Merger, will achieve levels of revenue and profitability or otherwise perform as expected, or be consummated on acceptable terms to enhance shareholder value.

COMPETITION

     New Romac will face significant competition in the markets it serves and there are limited barriers to entry by new competitors. New Romac will compete for potential clients with providers of outsourcing services, systems integrators, computer systems consultants, other providers of staffing services, temporary personnel agencies, and search firms. A number of competitors of New Romac will possess substantially greater financial, managerial, and other resources than New Romac. From time to time Romac and Source have experienced significant pressure from clients to reduce price levels. Romac and Source have faced, and New Romac will face, the risk that current or prospective clients will decide to provide similar services internally. Additionally, New Romac will face significant competition for personnel in many professional and technical specialties. There is no assurance that New Romac will be able to continue to compete effectively with existing or potential competitors. See "Business of Romac -- Competition" on page 59.

RELIANCE ON KEY EXECUTIVES AND QUALIFIED OPERATING EMPLOYEES

     Romac has been highly dependent on its management. We expect that the success of New Romac will largely depend upon the efforts and abilities of Mr. Dunkel, Chairman and Chief Executive Officer, Mr. Swartz, President and Chief Operating Officer, and certain other executives. The loss of services of Mr. Dunkel, Mr. Swartz or any other key executive for any reason could have a material adverse effect upon New Romac. New Romac will maintain key man life insurance with respect to Mr. Dunkel, Mr. Swartz, and certain other executives. New Romac's success will also depend upon its ability to identify, attract, develop, retain, and motivate operating employees, particularly management, client servicing and personnel recruiting employees. New Romac will expend significant resources in recruiting and training its operating employees, and the pool of available applicants for these positions is limited. There can be no assurance that New Romac will continue to be able to identify, attract, develop, retain, and motivate qualified operating management and client servicing and personnel recruiting employees. In addition, the loss of some of New Romac's operating management and client servicing and candidate recruiting employees could have an adverse effect on New Romac's operations, including the ability to establish and maintain client and professional and technical personnel relationships.

EMPLOYMENT LIABILITY RISK

     Providers of staffing services employ and place personnel in the workplaces of other businesses. An inherent risk of such activity includes possible claims of errors and omissions, misuse of client proprietary information, misappropriation of funds, discrimination and harassment, employment of illegal aliens, theft of client property, other criminal activity or torts and other claims. Romac has policies and guidelines in place to reduce its exposure to these risks. However, failure of any New Romac operating employee or personnel to follow these policies and guidelines may result in negative publicity, injunctive relief, and the payment by New Romac of monetary damages or fines, or have other material adverse effects upon New Romac. Moreover, New Romac could be held responsible for the actions at a workplace of persons not under the direct control of New Romac. To reduce its exposure, Romac maintains insurance and fidelity bonds covering general liability, workers' compensation claims, errors and omissions, and operating employee and personnel theft. Because of the nature of New Romac's assignments, in particular access to client information systems and confidential information, and the potential liability with respect thereto, there is no assurance that such insurance coverage will be adequate or will continue to be available economically in amounts adequate to cover any such liability. See "Business of Romac -- Legal Proceedings" on page 60, and "Business of Romac -- Insurance" on page 59.

POSSIBLE VOLATILITY OF STOCK PRICE

     Romac Common Stock has experienced a significant increase, including periodic fluctuations, in its market price since Romac's initial public offering in August 1995. The market price of the Romac Common Stock could be subject to significant fluctuations in response to operating results of New Romac, changes in general conditions in the economy, the financial markets, the employment services industry, or other developments affecting New Romac, its clients, or its competitors, some of which may be unrelated to their performance. Such fluctuations could affect the benefits of the Merger to Source stockholders, as well as the number of shares of Romac Common Stock to be issued in the Merger, or result in the termination of the Merger Agreement. See "The Merger
Agreement -- Consideration to be Received in the Merger" on page 46.

INCREASED COSTS FROM GOVERNMENT REGULATION

     Romac and Source are required to pay federal, state, and local payroll taxes and related costs, including unemployment taxes, workers' compensation and insurance, FICA, and Medicare, among others, for their operating employees and personnel. Significant increases in the effective rates or applicability of federal or state income taxes or any payroll related costs likely would have a material adverse effect upon New Romac. New Romac's costs could also increase as a result of health care reforms or the possible imposition of additional requirements and restrictions related to the placement of personnel. Recent federal and state legislative proposals have included provisions extending health insurance benefits to personnel who currently do not receive such benefits. There is no assurance that New Romac will be able to increase the fees charged to its clients in a timely manner and in a sufficient amount to cover increased costs, if any such proposals are adopted. There is also no assurance that New Romac will be able to adapt to future regulatory changes made by the Internal Revenue Service, the Department of Labor, or other state and federal regulatory agencies. See "Romac Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 22.

ANTI-TAKEOVER PROVISIONS

     New Romac's articles of incorporation and bylaws and Florida law will contain provisions that may have the effect of inhibiting a non-negotiated merger or other business combination. In particular, New Romac's articles of incorporation will provide for a staggered board of directors and permit the removal of directors only for cause. Additionally, management may issue up to 15,000,000 shares of preferred stock, and fix the rights and preferences thereof, without a further vote of the shareholders. In addition, Romac's officers have employment agreements with Romac containing certain provisions that call for substantial payments to be made to such officers upon any change in control of Romac. Certain of these provisions may discourage a future acquisition of New Romac, including an acquisition in which shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. Moreover, the existence of these provisions may have a depressive effect on the market price of the Romac Common Stock. See "Certain Differences in the Rights of Romac Shareholders and Source Stockholders" on page 70.

                 ROMAC MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in connection with Romac's Consolidated Financial Statements and the related Notes thereto incorporated by reference in this document.

OVERVIEW


     Romac is a provider of professional and technical specialty staffing services in 19 markets in the United States. Romac strives to shape valuable business relationships between organizations and the knowledgeable people who make them successful. To better serve the needs of its customers, Romac provides them with value-added services in the following specialties: Information Technology, Finance and Accounting, Human Resources and Operating Specialties. Romac believes its broad range of highly specialized services provides clients with integrated solutions to their staffing needs, allowing Romac to develop long-term, consultative relationships. Romac principally serves Fortune 1000 clients with its top ten clients representing 10.0% of its revenue for 1997. Romac believes its functional focus and range of service offerings generate increased placement opportunities and enhance Romac's ability to identify, attract, retain, develop, and motivate personnel and operating employees.


  Revenue Recognition

     Net service revenues consist of sales, net of credits and discounts. Romac recognizes Flexible Billings revenue based on hours worked by assigned personnel on a weekly basis. Search Fees are recognized in contingency search engagements upon the successful completion of the assignment. Franchise fees were determined based upon a contractual percentage of the revenue billed by franchisees. Costs relating to the support of franchised operations were included in Romac's selling, general and administrative expenses. The last remaining franchisee and licensee agreement was terminated at the end of the second quarter of 1997. Romac was the legal employer of flexible personnel under its licensing arrangements, and accordingly included revenues and related direct costs of licensed offices in its net service revenues and direct cost of services, respectively. Commissions paid to licensees were based upon a percentage of the gross profit generated, and were included in Romac's direct cost of services.

  Gross Profit

     Gross profit for Flexible Billings is determined by deducting the direct cost of services (flexible personnel payroll wages, payroll taxes, payroll-related insurance, and licensee commissions) from net service revenues. Consistent with industry practices, all costs related to Search Fees are classified as selling, general, and administrative expense.

RESULTS OF OPERATIONS

     The following table sets forth certain items in Romac's consolidated statement of operations, as a percentage of net service revenues, for the indicated periods:

                                                                   YEARS ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                              1995    1996    1997
                                                              -----   -----   -----
Flexible Billings...........................................   78.5%   80.2%   86.0%
Search Fees.................................................   21.5    19.8    14.0
                                                              -----   -----   -----
Net service revenues........................................  100.0   100.0   100.0
                                                              =====   =====   =====
Gross profit................................................   44.2    42.9    39.1
Selling, general, and administrative expenses...............   33.4    32.2    27.9
Income before taxes.........................................   11.0    10.6    10.5
Net income..................................................    6.6%    6.3%    6.4%

1997 COMPARED TO 1996

     Net service revenues. Net service revenues increased 92.6% to $181.4 million in 1997 as compared to $94.2 million for the same period in 1996. This increase was composed of a $80.6 million increase in Flexible Billings and a $6.7 million increase in Search Fees for the year ended December 31, 1997 as described below.

     Flexible Billings increased 106.8% to $156.0 million in 1997 as compared to $75.5 million for the same period in 1996. This increase is a result of an increase in the number of hours billed by Romac-owned operations as compared to the same periods in 1996. The average hourly bill rate for the year increased to $36 in 1997 from $28 for 1996 due to the growing mix of contract business as a percentage of total Flexible Billings. In addition, Romac's ETD division increased its bill rates 26% in 1997 compared to the same periods in 1996 as the demand for these highly skilled workers continues to build.

     Search Fees increased 35.3% to $25.3 million in 1997 as compared to $18.7 million for the same period in 1996. This increase resulted primarily from an increase in the number of search sales consultants, which increased the number of search placements made in 1997 as compared to the same period in 1996. The average fee for each search placement made during the periods remained relatively constant.

     Gross profit. Gross profit increased 75.5% to $70.9 million in 1997 as compared to $40.4 million in 1996. Gross profit as a percentage of net service revenues decreased to 39.1% in 1997 as compared to 42.9% for the same period in 1996. This decrease was a result of the continuing change in Romac's business mix whereby revenues from Flexible Billings, traditionally lower gross margins than Search Fees, increased to 86.0% of Romac's net service revenues in 1997 as compared to 80.1% for the same period in 1996.

     Selling, general and administrative expenses. Selling, general, and administrative expenses increased 66.7% to $50.5 million in 1997 as compared to $30.3 million for the same period in 1996. Selling, general and administrative expenses as a percentage of net service revenues decreased to 27.9% in 1997 compared to 32.2% for the same period in 1996. This decrease in selling, general and administrative expense as a percentage of net service revenues resulted from greater operating efficiencies and economies of scale gained from a larger revenue base.

     Depreciation and amortization expense. Depreciation and amortization expense increased 77.8%, to $3.2 million for 1997 as compared to $1.8 million for the same period in 1996. Depreciation and amortization expense as a percentage of net service revenue decreased to 1.8% for 1997 as compared 1.9% for the same period in 1996. The decrease as a percentage of net service revenues for 1997 as compared to the same period in 1996 is primarily due to a change in accounting estimate which increased the amortization period for goodwill from 15 to 30 years related to certain acquisitions.

     Other (income) expense. Other (income) expense increased 11.8% in 1997 to $1.9 million as compared to approximately $1.7 million, for the same period in 1996. The increase during 1997 compared to the same period in 1996 is due to interest earned on the investment of the proceeds from the May 1996 and November 1997 stock offerings.

     Income before taxes. Income before taxes increased 91.9% to $19.0 million for 1997 as compared to $9.9 million for the same period in 1996, primarily as a result of the above factors.

     Provision for income taxes. Provision for income taxes increased 87.5% to $7.5 million for 1997 compared to $4.0 million for the same period in 1996. The effective tax rate was 39.4% in 1997 as compared to approximately 40.0% in 1996.

     Net income. Net income increased 91.7% to $11.5 million for 1997 compared to $6.0 million for the same period in 1996. This increase was due to the revenue increases discussed above offset by a decrease in the gross profit as a percentage of net service revenues due to the continuing change in the business mix towards Flexible Billings, which has traditionally lower gross margins, and a decrease in selling, general and administrative expenses as a percentage of net service revenues (although selling, general and administrative expenses increased in absolute dollars) due to economies of scale gained from a larger revenue base.

1996 COMPARED TO 1995

     Net service revenues. Net service revenues increased 106.1% to $94.2 million in 1996 as compared to $45.7 million for the same period in 1995. This increase was composed of a $39.6 million increase in Flexible Billings and a $8.9 million increase in Search Fees for 1996. This increase in Flexible Billings was partially offset by an approximate $1.5 million decrease in Flexible Billings from franchisee and licensee operations for 1996 as compared to 1995, as several franchisee and licensee operations were discontinued during 1996.

     Flexible Billings increased 110.3% to $75.5 million for 1996 as compared to $35.9 million in 1995. This increase in Flexible Billings includes a $25.3 million increase from existing company-owned operations and $14.3 million increase from acquired operations. The increase attributable to company-owned operations resulted primarily from an increase in the number of hours billed by company-owned operations during 1996 as compared to 1995, as well as from an increase in the average hourly bill rate for 1996 to approximately $27.0 per hour as compared to approximately $21.3 per hour in 1995.

     Search Fees increased 90.8% to $18.7 million in 1996 as compared to $9.8 million in 1995. This increase in revenues was a result of a $4.3 million increase in revenues from existing company-owned operations and a $4.6 million increase in revenues attributable to acquired operations. The increase in company-owned operations resulted primarily from an increase in the number of search sales consultants, which increased the number of search placements made during 1996 as compared to 1995. The average fee for each search placement made remained relatively constant during the periods involved. Franchise and license revenues, which are included in the aforementioned Flexible Billings decreased approximately 31.9% to $3.2 million in 1996 from $4.7 million in 1995. The decrease was primarily due to the effects of discontinued franchisee and licensee operations during 1996.

     After taking into account the decreases in net service revenues attributable to discontinued franchisee and licensee operations, the net service revenue comparisons reflect a continued improvement in the demand for Romac's specialized staffing services. Romac opened two new company-owned locations during 1996: Pittsburgh in February and Minneapolis in April.

     Gross profit. Gross profit increased 100.0% to $40.4 million in 1996 as compared to $20.2 million in 1995. Gross profit as a percentage of net service revenues decreased to 42.9% in 1996 as compared to 44.2% in 1995. This decrease in gross profit margin as a percentage of net service revenues was a result of the continuing changes in Romac's business mix whereby revenues from Flexible Billings, which has traditionally lower gross margins than Search Fees, increased to 80.1% of Romac's net service revenues for 1996 as compared to 78.6% for 1995.

     Selling, general and administrative expenses. Selling, general, and administrative expenses increased 99.3% to $30.3 million in 1996 as compared to $15.2 million in 1995. Selling, general and administrative expenses as a percentage of net service revenues decreased to 32.2% in 1996 as compared to 33.4% in 1995. This decrease in selling, general and administrative expenses as a percentage of net service revenues resulted from greater operating efficiencies and economies of scale gained from a larger revenue base.

     Depreciation and amortization expenses. Depreciation and amortization expenses increased approximately 260.0% to $1.8 million in 1996 as compared to $500,000 in 1995, primarily because Romac incurred a full year of depreciation expense on approximately $1.2 million of new computer and telephone equipment that was purchased during 1995, began depreciating approximately $1.3 million of computer and telephone equipment and approximately $700,000 of furniture and fixtures acquired in 1996, and incurred additional amortization expense in 1996 related to goodwill recorded as a result of asset acquisitions made by Romac during 1996.

     Other (income) expense. Other (income) expense increased 198.2% to $1.7 million of income in 1996 as compared to $570,000 of income in 1995. This increase was primarily due to interest earned by Romac on the investment of the proceeds from its May 1996 common stock offering and expenses relating to capital lease obligations entered into in 1995 declined in 1996. This increase was partially offset by a decrease in franchisee termination income received by Romac during the periods involved, as $346,189 was received in 1996 as compared to $435,000 in 1995.

     Income before taxes. Income before taxes increased 98.0% to $9.9 million in 1996 as compared to $5.0 million in 1995, primarily as a result of the above factors.

     Provision for income taxes. Provision for income taxes increased 100% to $4.0 million in 1996 as compared to $2.0 million in 1995. The effective income tax rate was constant at approximately 40.0% for both periods.

     Net income. Net income increased approximately 100% to $6.0 million in 1996 as compared to $3.0 million in 1995, primarily as a result of the above factors.

LIQUIDITY AND CAPITAL RESOURCES

     As of December 31, 1997, Romac's sources of liquidity included approximately $77.9 million in cash and cash equivalents, approximately $19.6 million in additional net working capital. In addition, as of December 31, 1997, there were no amounts outstanding on Romac's line of credit and $30.0 million was available for borrowing under Romac's line of credit. Romac entered into a new Revolving Line of Credit Loan Agreement with NationsBank, N.A. (the "Line of Credit") during September 1997. The Line of Credit expires on March 31, 2000 and amounts outstanding under the line of credit accrue interest at an annual rate equal to 65 basis points above the 90-day London Interbank Offering interest rate ("LIBOR"). As of December 31, 1997, the interest rate on the Line of Credit was 6.46%.

     During the year ended December 31, 1997, cash flow provided by operations was approximately $4.5 million, resulting primarily from net income, non-cash expenses (depreciation and amortization) and increases in operating payroll liabilities, offset by an increase in accounts receivable. The increase in accounts receivable reflects the increased volume of business during the first nine months of 1997 from existing locations and the initial funding of the accounts receivable base in acquired operations.

     During 1997, cash flow used in investing activities was approximately $54.3 million, resulting primarily from Romac's use of approximately $52.1 million in cash for acquisitions.

     In November and December 1997, Romac received approximately $86.5 million as net proceeds of its common stock offering, part of which was used to repay the indebtedness outstanding under the Line of Credit. Romac intends to use the remaining net proceeds for general corporate purposes, including possible acquisitions, expansion of Romac's operations and certain capital expenditures related to Romac's expansion. Pending such uses, the net proceeds will be invested in short term, investment grade securities, certificates of deposit, or direct or guaranteed obligations of the United States government.

     Romac believes that cash flow from operations and borrowings under Romac's Line of Credit, or other credit facilities that may become available to New Romac in the future will be adequate to meet the working capital requirements of Romac's current operations for at least the next 12 months. Romac believes that the consummation of the Merger will not adversely affect New Romac's liquidity and capital resources. Romac's estimate of the period that existing resources will fund its and New Romac's working capital requirements is a forward-looking statement that is subject to risks and uncertainties. Actual results could differ from those indicated as a result of a number of factors, including the use of such resources for possible acquisitions. See "Business of Romac -- Growth Strategy" on page 53.

YEAR 2000 COMPUTER ISSUES


     Many computer systems in use today were designed and developed using two digits, rather than four, to specify years. As a result, such systems will recognize the year 2000 as "00." This could cause many computer applications to fail completely or to create erroneous results unless corrective measures are taken. Romac utilizes software or related computer technologies that are essential to its operations. Romac believes all such software is currently Year 2000 compliant, and therefore does not expect any material impact as a result of the Year 2000 issue.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     Reporting comprehensive income. In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which will require Romac to disclose, in financial statement format, all non-owner changes in equity. Such changes include cumulative foreign currency translation adjustments and certain minimum pension liabilities. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997 and requires presentation of prior period financial statements for comparability purposes. Romac expects to adopt this standard during the year ended December 31, 1998. The adoption of this standard is not expected to have a material impact on disclosure in Romac's financial statements.

     Disclosures about segments of an enterprise and related information. In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting information about operating segments in annual financial statements and interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997 and requires presentation of prior period financial statements for comparability purposes. Romac is currently evaluating its required disclosures under SFAS No. 131 and expects to adopt this standard during the year ended December 31, 1998.

                 SOURCE MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in connection with Source's Financial Statements and the related Notes thereto incorporated by reference in this document.

OVERVIEW

     In recent years, substantially all of Source's growth has come from expansion of its flexible staffing services, adding staffing services in new areas of specialization and entering new geographic markets. All growth has come from internal expansion rather than acquisitions.

     The following table sets forth the number of markets, by service type and area of specialization, as of the end of the indicated fiscal periods:

                                                            1993   1994   1995   1996   1997
                                                            ----   ----   ----   ----   ----
Flexible Staffing.........................................   30     43     47     54     55
Permanent Placement.......................................   45     46     51     53     54
                                                             --     --     --     --     --
Information Technology....................................   43     46     51     53     54
Accounting and Finance....................................   35     33     37     51     52
Engineering and Manufacturing.............................    5      7     11     16     17
Other.....................................................    0      2      4     11     10

RESULTS OF OPERATIONS

  Fiscal Year 1997 as compared to Fiscal Year 1996

     Net service revenue. Net service revenue increased 44.0% to $294.7 million in 1997, from $204.7 million in 1996. The growth in net service revenue was primarily attributable to an increase in the number of sales associates, and Source's continued emphasis on expanding the number of service offerings in all markets.

     Net service revenues from flexible staffing services grew 56.8% to $199.9 million in 1997, from $127.5 million in 1996. The growth in flexible staffing net service revenue is primarily due to an increase in the hours billed from adding additional markets and growth in existing markets and, to a lesser extent, an increase in the average billing rates.

     Permanent placement net service revenue increased 22.8% to $94.8 million in 1997, from $77.2 million in 1996. The growth in permanent placement net service revenue is primarily the result of an increase in the number of permanent placements and, to a lesser extent, an increase in the average placement fees.

     Gross profit. Gross profit increased 34.1% to $151.1 million in 1997, from $112.7 million in 1996. Gross profit as a percentage of net service revenues decreased slightly to 51.3% for 1997, from 55.1% in 1996. The decrease was primarily a result of a continued change in mix of Source's net service revenue toward flexible staffing services.

     Operating expenses. Operating expenses increased 31.2% to $133.3 million in 1997, from $101.6 million in 1996. The increase was primarily a result of hiring additional operations employees, increased expenses associated with the expansion of Source's business, and upgrades in Source's management information system. As a percentage of net service revenue, operating expenses decreased to 45.2% in 1997, as compared to 49.6% in 1996.

     Operating income. Operating income increased 60.4% to $17.8 million in 1997, from $11.1 million in 1996. The increase is primarily a result of the factors described above.

     Other (income) expense. Other income was $743,000 in 1997, as compared to $88,000 of income in 1996. The increase in other income was primarily a result of an increase in interest income.

     Income taxes. The effective tax rate was 43.3% and 42.2% in 1997 and 1996, respectively.

     Net income. Net income increased 61.5% to $10.5 million in 1997, from $6.5 million in 1996, as a result of the factors described above.

  Fiscal Year 1996 as compared to Fiscal Year 1995

     Net service revenue. Net service revenue increased 44.4% to $204.7 million in 1996, from $141.8 million in 1995. The growth in net service revenue was primarily attributable to an increase in the number of sales associates, and Source's continued emphasis on expanding the number of service offerings in all markets.

     Net service revenues from flexible staffing services grew 48.1% to $127.5 million in 1996, from $86.1 million in 1995. The growth in flexible staffing net service revenue is primarily due to an increase in the hours billed in existing markets, and, to a lesser extent, an increase in the average billing rates.

     Permanent placement service revenue increased 38.6% to $77.2 million in 1996, from $55.7 million in 1995. The growth in permanent placement net service revenue is primarily the result of an increase in the number of permanent placements, and, to a lesser extent, an increase in the average placement fees.

     Gross profit. Gross profit increased 43.1% to $112.7 million in 1996, from $78.8 million in 1995. Gross profit as a percentage of net service revenues decreased to 55.1% for 1996, from 55.5% in 1995. The decrease was primarily as a result of a continued change in mix of Source's net service revenue toward flexible staffing services.

     Operating expenses. Operating expenses increased 42.0% to $101.6 million in 1996, from $71.5 million in 1995. The increase was primarily a result of hiring additional operations employees, increased expenses associated with the expansion of Source's business, and upgrades in Source's management information system. As a percentage of net service revenue, operating expenses decreased to 49.6% in 1996, as compared to 50.4% in 1995.

     Operating income. Operating income increased 53.2% to $11.1 million in 1996, from $7.3 million in 1995. The increase is primarily a result of the factors described above.

     Other (income) expense. Other (income) expense increased to $88,000 of income in 1996, as compared to $540,000 of expense in 1995.

     Income taxes. The effective tax rate was 42.2% and 37.9% in 1996 and 1995, respectively.

     Net income. Net income increased to $6.5 million in 1996, from $4.2 million in 1995, as a result of the factors described above.

LIQUIDITY AND CAPITAL RESOURCES

     Cash provided by operating activities was $9.9 million for the fiscal year ended December 28, 1997, as compared to cash used in operating activities of $1.2 million for the fiscal year ended December 29, 1996. The increase in cash from operating activities in fiscal 1997 is primarily attributable to higher net income and increases in accounts payable and accrued expenses and accrued commissions and payroll. Cash provided by operating activities was $1.2 million for the fiscal year ended December 31, 1995, primarily as a result of net income, adjusted for non-cash items, offset by increases in working capital.

     Cash used in investing activities was $5.4 million, $5.5 million and $2.0 million for the fiscal years ended December 28, 1997, December 29, 1996 and December 31, 1995, respectively. Cash used in investing activities in fiscal 1997 includes $3.5 million in capital expenditures and purchases of short-term investments of $1.9 million. Cash used in investing activities in fiscal 1996 and 1995 includes $5.9 million and $2.2 million in capital expenditures, respectively.

     Cash provided by financing activities were $0.4 million in fiscal 1997 and $24.2 million in fiscal 1996. Cash provided by financing activities in fiscal 1997 includes $0.4 million in proceeds from the exercise of stock options. Cash provided by financing activities in fiscal 1996 includes $24.1 million in net proceeds from Source's initial public offering.

     Working capital for the fiscal year ended December 28, 1997, is $52.0 million as compared to $41.3 million for the fiscal year ended December 29, 1996.

     Historically, Source has financed its operations through cash generated by operating activities and through various forms of external financing, including operating leases, capital leases and bank lines of credit. The principal use of cash is for financing working capital, particularly through periods of growth. As a result of the initial public offering on July 29, 1996, Source received $24.1 million in net proceeds. These proceeds have been used to repay short-term borrowings, make capital improvements and to support future growth.

     If new offices are established or acquired, or existing offices expanded, there will be increased requirements for cash resources to fund operations. The start-up of services in a new market has generally required expenditures of up to approximately $200,000 before generating positive cash flow. Historically, such new operations generally have achieved operating profitability within nine months of inception but have not contributed significant net service revenues for the first 12-to-18 months.

     On April 30, 1997, Source renewed its $10.0 million line of credit loan agreement. No amounts were borrowed under the agreement during the year. As of December 28, 1997, $10.0 million is available for borrowing under Source's line of credit loan agreement.

     During 1997, capital expenditures were made primarily for computer equipment and office furniture and fixtures. The foregoing capital expenditures were financed internally from operating activities.

     Flexible staffing personnel are generally paid weekly for their services, whereas customer payments are generally received within 30 to 90 days from the date of invoice. Should Source's flexible staffing business grow and accounts receivable increase, Source's need for capital will increase. With the exception of possible acquisitions, Source believes that its cash balance, funds from operations and its line of credit will be sufficient to fund continued expansion of its services and office locations at least through the next 12 months.

YEAR 2000 COMPUTER ISSUES

     Many computer systems in use today were designed and developed using two digits, rather than four, to specify the year. As a result, such systems will recognize the year 2000 as "00". This could cause many computer applications to fail completely or to create erroneous results unless corrective measures are taken.

     Source utilizes software or related computer technologies essential to its operations that will be affected by the Year 2000 issue. Source has studied what actions will be necessary to make its computer systems Year 2000 compliant and has completed certain phases of its compliance plan. Source expects all of its systems to be Year 2000 compliant by late 1998 and has determined that it will not have a material impact on its business, operations nor its financial statements.

                            PROPOSAL 1 -- THE MERGER

     We are furnishing this Joint Proxy Statement/Prospectus to holders of Romac Common Stock, and holders of Source Common Stock. The respective Boards of Directors of Romac and Source are soliciting proxies for use at their meetings of shareholders and at any adjournments or postponements thereof.


     At the Romac Meeting, holders of Romac Common Stock will be asked to vote upon the Merger Proposal and certain other annual meeting proposals. The affirmative vote of a majority of the total votes cast by Romac shareholders is required to approve the Merger Proposal.


     At the Source Meeting, holders of Source Common Stock will be asked to vote upon the Source Proposal and the transactions contemplated thereby. The affirmative vote of a majority of the outstanding shares of Source Common Stock is required to approve the Source Proposal. A copy of the Merger Agreement is attached as Appendix I and is incorporated in this Joint Proxy
Statement/Prospectus by reference.

     The Merger Agreement provides, among other things, for the merger of Source into Romac, with Romac being the surviving company. In the Merger, each share of Source Common Stock outstanding immediately before the Effective Time (excluding those held in the treasury of Source), without any action on the part of the holder thereof, will be converted into the right to receive 1.1932 shares of Romac Common Stock, subject to adjustment based on Romac's market price prior to closing and certain other conditions. The Merger will become effective upon the later of the filing of (i) a Certificate of Merger with the Delaware Secretary of State or (ii) Articles of Merger with the Florida Secretary of State (the time of such filing being herein called the "Effective Time"). The Effective Time is expected to occur promptly after receipt of shareholder approvals if the Source Proposal and the Merger Proposal are approved by the requisite votes of shareholders of Source and Romac, respectively.

BACKGROUND OF THE MERGER

     In early April 1997, following inquiries by Mr. Dunkel through Romac's advisors at Baird, representatives of Rauscher Pierce Refsnes, Inc. (now known as Dain Rauscher), contacted Mr. Ward of Source to see if he would be interested in a business combination between Source and Romac. As a result of that initial contact, Mr. Ward and Mr. Dunkel held a preliminary meeting to discuss a possible business combination. The discussion centered generally around philosophies, strategies, and the respective companies' culture, vision and mission statements. Both parties agreed to continue further discussions.

     In May 1997, Mr. Dunkel and Mr. Ward met to continue discussing the possibility of a combination of the respective companies. Mr. Ward agreed to discuss the possibility with the Source Board.

     In early July 1997, Source engaged Robinson-Humphrey in connection with potential business combinations.

     On August 20, 1997, at a previously scheduled meeting of the Source Board, senior management reported on the preliminary discussions with respect to a possible business combination with Romac. The Source Board instructed management to explore further the possibility of a business combination with Romac and to continue discussions with representatives of Romac.

     On August 21, 1997 the parties signed a confidentiality agreement to permit the exchange of information to better evaluate whether a business combination would be in the best interests of our two companies and our shareholders. During the period from August 21, 1997 to September 15, 1997, Romac and Source continued to discuss a potential combination and representatives of Romac and Source and their respective financial advisors and legal counsel exchanged certain preliminary information.

     On September 25, 1997, Robinson-Humphrey met with the Source Executive Committee ("Source Committee") to present an oral proposal from Baird, on behalf of Romac, regarding a possible business combination with Source. On October 1, 1997, the Source Committee convened to consider Romac's proposal. The Source Committee presented the proposal to the full Source Board. The parties were unable to agree upon the terms of a business combination, and consequently, later that day terminated negotiations and the confidentiality agreement.

     In late November 1997, Mr. Dunkel and Mr. Ward met and decided to resume discussions of the possibility of merging the businesses. On December 10, 1997, at a previously scheduled meeting of the Source Board, senior management reported on the re-opening of discussions with respect to a possible business combination with Romac. The Source Board received preliminary assessments of the prospective risks and benefits of any such merger. Source's counsel discussed the business judgment rule, the fiduciary duties of the directors, and other relevant aspects of Delaware law. The Source Board instructed management to continue to explore the possibility of a merger with Romac and to continue discussions with representatives of Romac. On December 12, 1997, the parties again executed a confidentiality agreement and, shortly thereafter, teams from each of our companies began a preliminary evaluation of the potential benefits of a strategic combination of the two companies and subsequently commenced their investigations of the affairs of the other company.

     We continued our mutual investigation process and members of our respective senior managements continued to meet to discuss the ways in which a possible combination could be structured, the benefits that could be derived from such a combination, and the issues to be resolved before any definitive agreement could be reached.

     In discussions led by Messrs. Dunkel, Swartz, and Howard Sutter of Romac and Messrs. Ward and Richard Dupont of Source, during the remainder of December and into January, representatives of our companies continued to negotiate the terms of a proposed merger agreement. The principal areas of negotiation included board representation, pricing, price protection, the representations and warranties and covenants to be made by Romac and Source, conditions to closing, and the triggering events for any payment obligations in the event of certain terminations of a merger agreement. From January 21, 1998, until January 28, 1998, Romac, Source and their financial advisors continued to discuss the price, pricing mechanisms, and collars with respect to the proposed transaction.

     At a telephonic Romac Board meeting on January 28, 1998, the Romac Board discussed the progress of negotiations with Source and the merits of the transaction as it was then currently proposed. Senior management reviewed the terms of the proposed merger agreement, a draft and summary of which had been distributed to the members of the Romac Board before the meeting. The Romac Board also reviewed and discussed various financial analyses of the two companies that had previously been distributed to the Romac Board by Baird, Romac's financial advisor. Representatives of Baird were present on the call.

     At a Source Board meeting on January 29, 1998, management reported that agreement had been reached on all major elements of the proposed combination and discussed the strategic aspects of the proposed combination, the results of the investigations, the proposed resolution of governance, management, employee benefit, and organizational issues. At the meeting, Mr. Dunkel and Mr. Swartz made an oral presentation regarding Romac's analysis of expected benefits of a merger. Robinson-Humphrey indicated that, based on a proposed range of exchange ratios, it would be prepared to render a fairness opinion with respect to the proposed combination when an exchange ratio within that range was agreed to, and described certain analyses it had undertaken (and would complete after determination of the exchange ratio) in connection with delivering such an opinion. Source's counsel reviewed certain legal matters, including a detailed review of the terms of the Merger Agreement, a draft of which previously had been distributed to the members of the Source Board. Source's counsel again confirmed their earlier advice concerning the business judgment rule, the fiduciary duties of the directors, and other relevant aspects of Delaware corporate law.

     The Romac Board met on Friday, January 30, 1998. Mr. Dunkel and members of senior management of Romac presented the details of the Merger Agreement. As part of that presentation, Mr. Dunkel reviewed the strategic rationale and other background information concerning the transaction, the parties, and the combined company. Mr. Dunkel discussed various issues related to transition planning and the composition of the board of directors and senior management of a combined company as well as the expected accounting treatment. Romac's counsel advised the directors concerning their responsibilities and reviewed the differences between the proposed merger agreement and the draft agreement that had been distributed before the January 28 meeting. Representatives of Baird then reviewed with the Romac Board certain financial analyses relating to the proposed transaction and rendered an oral opinion that the Exchange Ratio was fair from a financial point of view to Romac. See "Opinions of Financial Advisors." The Romac Board unanimously approved the Merger Agreement and voted to recommend to Romac shareholders that they vote to approve issuance of shares pursuant to the Merger Agreement.

     The Source Board met on Saturday, January 31, 1998. After reports by senior management concerning the agreement on the exchange ratio and the termination fee and the actions of the Romac Board on the previous day, and the delivery by Robinson-Humphrey of its fairness opinion (see "Opinions of Financial Advisors" on page 36), the Source Board, after discussion and consideration of the relevant factors, unanimously approved the Merger Agreement and voted to recommend the approval and adoption of the Merger Agreement to the Source stockholders.

     Our companies signed the Merger Agreement in Orlando, Florida on February 1, 1998, and announced the transaction on February 2, 1998.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS

     After the combination, New Romac will have 86 locations with a presence in 25 major domestic markets, 18 secondary markets, and one international market. We believe that the markets served by the separate companies complement one another, with the strengths of each company tending to counterbalance weaknesses of the other.

     There is little major customer duplication or overlap. Source maintains offices in 42 cities throughout the United States and in Toronto, of which 19 United States cities are also served by current Romac offices. Although the Merger will create overlap of functional areas in certain locations, customer overlap in these locations is minimal. As a result, the Merger will effectively broaden the base of customers for New Romac as compared to Romac and Source separately before the Merger. We believe that this will allow New Romac to focus on further penetration of a wider customer base through the offering of more integrated services and wider geographic service capability. The Merger will allow New Romac to offer its professional specialty staffing services over a nationwide network of offices.

     After the Merger, New Romac will be a major specialty staffing organizations offering a broad range of geographic coverage for customers with multi-location requirements. We plan to integrate the two companies into one. We expect that this will facilitate a more efficient, timely, consistent, and competitive delivery of services on a national basis. We intend that the size and geographic scope of the combined operation will position New Romac as the preferred vendor for specialty staffing services.

     The transaction will be structured as a tax free merger, thereby preserving existing cash for any operational needs and for future expansion. Because geographic reach will expand as a result of the Merger, it is expected that the focus of any future acquisitions can be more strategic. In addition, accounting for the transaction as a pooling of interests will avoid capitalization of goodwill and a goodwill amortization expense charge against future earnings.

     The companies believe that the Merger presents an excellent opportunity to build depth of management and operating personnel in the face of the shortage of qualified people. The hands-on operating knowledge of the combined management team will enhance New Romac's ultimate goal of providing world class customer service.

     Because the central theme of both companies is "customer intimacy," it is expected that the Merger will result in an overall increase in value added to the customer. We expect that as a result of the shared visions of this unique approach to customer service in a competitive industry, and because of the combined expertise in specialty staffing services, New Romac will be able to advance even more rapidly to our mutual goals of effective business solutions.

     Because the operations of the companies are similar, New Romac will have the opportunity to draw on the best practices from both companies as the two companies are integrated into one.

     New Romac will have access to an expanded database of accounting, information technology, and other specialty services professionals nationwide. We expect that this expanded data base of professionals will allow for more efficient intermediation between clients and candidates. This expanded data base will also create an additional supply of highly skilled professionals for deployment in the Emerging Technologies business unit of New Romac.

     We believe that the similar histories and cultures of Romac and Source will, when combined, provide New Romac with a rich sense of the combined past. We expect that this will position New Romac to provide a stronger sense of belonging, and therefore, improve retention of operating personnel and people on assignment.

     We believe that the specialty staffing industry is experiencing consolidation and increased competition, and therefore, we expect that the Merger will allow New Romac to compete more effectively in a rapidly consolidating industry.


     We believe that there are various cost-savings and synergies, economies of scale and efficiencies that will result from the Merger.


     The Source Board believes that in light of its view of (a) the financial condition, results of operations, business and prospects of Source generally,
(b) the increasingly competitive environment in which Source operates, and (c) the risks and consequences of remaining independent in a consolidating market, that the Merger will permit Source's stockholders to participate in a combined enterprise that is expected to have a greater potential for increases in stockholder value than Source would have alone.

     In determining that the Merger is fair to and in the best interests of Source and its stockholders, the Source Board consulted with its senior management and its financial and legal advisors and considered a number of factors, including the following: (i) alternatives to the Merger, including mergers with other staffing companies; (ii) the expectation that the Merger would provide Source stockholders with Romac shares in a tax-free exchange for federal income tax purposes; (iii) that the exchange ratio represents a premium of approximately 25% over the 10, 20, and 30-trading day average prices of Source's Common Stock immediately before the public announcement of the Merger; and (iv) the fact that the Merger is conditioned upon approval by holders of a majority of the outstanding shares of Source Common Stock. The Source Board also considered the financial and other terms and conditions of the Merger Agreement, including that three Source directors would serve on the Romac Board.

     The foregoing discussion of the information and factors considered by the respective Boards is not intended to be exhaustive, but is believed to include all material factors considered by the respective Boards in connection with their decision to approve the Merger. In view of the wide variety of factors, both positive and negative, considered and the complexity of such matters, the Boards did not find it practical to, and did not, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching their decisions. In addition, the Boards did not undertake to make any specific determination as to whether any particular factor (or any aspect of any particular factor) was favorable or unfavorable to their ultimate determinations but, rather, conducted a wide ranging discussion of the factors described above, including asking questions of management and legal and financial advisors, following which the Boards developed a general consensus that the Merger was in the best interest of Romac and Source, respectively, and their stockholders. In addition, different members of the Boards may have given different weight to different factors.

  Recommendations of the Boards

     EACH OF OUR BOARDS OF DIRECTORS BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THEIR RESPECTIVE SHAREHOLDERS AND HAVE, BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT, APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY RECOMMEND THAT THEIR RESPECTIVE SHAREHOLDERS VOTE "FOR" THE MERGER PROPOSAL AND THE SOURCE PROPOSAL.

ACCOUNTING TREATMENT

     It is a condition to completing the Merger that Romac and Source receive from Price Waterhouse LLP a letter, dated as of the closing date of the Merger, confirming their opinion previously delivered to us, to the effect that they concur with the conclusions of Romac's and Source's management that the transactions contemplated by the Merger Agreement, if consummated, will qualify as a pooling of interests under Opinion No. 16, Business Combinations, of the Accounting Principles Board of the American Institute of Certified Public Accountants. Under this accounting method, the assets and liabilities of Source will be carried forward to New Romac at their historical recorded bases. Results of operations of New Romac will include the results of both Romac and Source for the entire fiscal year in which the Merger occurs. The reported balance sheet amounts and results of operations of the separate companies for prior periods will be combined, reclassified, and conformed, as appropriate, to reflect the combined financial position and results of operations for New Romac. See "Unaudited Pro Forma Combined Financial Information" on page 13.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material federal income tax consequences of the Merger and is based on the Internal Revenue Code of 1986, as amended (the "Code"), and applicable regulations, administrative interpretations, and court decisions. Future legislation, regulations, administrative interpretations or court decisions could significantly change those consequences, either prospectively or retroactively. We do not address all aspects of federal income taxation that might be important to a shareholder in light of such shareholder's particular circumstances, or to shareholders that are subject to special rules, such as shareholders who are not citizens or residents of the United States, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, or shareholders who acquired their Source shares pursuant to the exercise of options or similar derivative securities or otherwise as compensation. This discussion assumes that Source stockholders hold their shares of stock as capital assets within the meaning of Section 1221 of the Code.

     It is a condition to the obligations of our companies under the Merger Agreement that Source receive an opinion from Holland & Knight LLP stating that the Merger will constitute a reorganization and describing certain other federal income tax consequences of the Merger, most of which are described below. Neither Romac nor Source intends to obtain a ruling from the Internal Revenue Service (the "IRS") with respect to the tax consequences of the Merger. We believe, based on the opinion of Holland & Knight LLP, that the Merger will have the federal income tax consequences discussed below. Romac also believes, based on the opinion of Holland & Knight LLP, that the Merger will not be a taxable transaction to holders of Romac Common Stock. The opinion of counsel referred to above will assume the absence of changes in existing facts and may rely on assumptions, representations, and covenants, including those contained in certificates of officers of Romac, Source, and others. The opinion neither binds nor precludes the IRS from adopting a contrary position. An opinion of counsel expresses such counsel's legal judgment and has no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court if the issues are litigated.

     Tax Implications to Romac Shareholders. No gain or loss will be recognized for federal income tax purposes by holders of Romac Common Stock as a result of the Merger.


     Tax Implications to Source Stockholders. Except as discussed below and in the immediately following paragraph, (a) no gain or loss will be recognized for federal income tax purposes by holders of Source Common Stock who receive Romac Common Stock pursuant to the Merger except to the extent of cash received in lieu of fractional shares and (b) the aggregate tax basis of Romac Common Stock received as a result of the Merger will be the same as the stockholder's aggregate tax basis in his Source Common Stock (reduced by any such tax basis allocable to fractional shares for which cash is received). The holding period of the Romac Common Stock received by former Source stockholders as a result of the Merger will include the period during which such stockholder held Source Common Stock. Cash received by a holder of Source Common Stock in lieu of a fractional share interest in Romac Common Stock will result in the recognition of gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the tax basis of the share of Source Common Stock allocable to such fractional share interest. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such share of Source Common Stock has been held for more than 18 months at the Effective Time.

     THE FOREGOING DISCUSSION IS INTENDED TO PROVIDE ONLY A GENERAL SUMMARY, AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, THE FOREGOING DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE, OR LOCAL TAX CONSEQUENCES OF THE MERGER. THIS DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER AND, ACCORDINGLY, EACH STOCKHOLDER IS STRONGLY URGED TO CONSULT WITH SUCH STOCKHOLDER'S TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL, OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER.

     Tax Implications to Romac or Source. No gain or loss will be recognized for federal income tax purposes by Romac or Source as a result of the Merger.

REGULATORY APPROVALS

     Under the HSR Act, and the rules of the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and specified waiting period requirements have expired or been terminated. Romac and Source filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on February 6, 1998, and the waiting period has expired.

     There is no assurance that a challenge to the Merger on antitrust grounds will not be made or that, if such a challenge were made, Romac and Source would prevail or would not be required to accept certain adverse conditions in order to consummate the Merger.

NO APPRAISAL RIGHTS

     Holders of Source Common Stock and Romac Common Stock are not entitled to appraisal rights in connection with the Merger. See "Certain Differences in the Rights of Romac Shareholders and Source Stockholders -- Dissenters' Rights of Appraisal" on page 75.

                         OPINIONS OF FINANCIAL ADVISORS

OPINION OF THE ROBINSON-HUMPHREY COMPANY LLC

     The Source Board retained Robinson-Humphrey to advise it with respect to the fairness to the stockholders of Source, from a financial point of view, of the Exchange Ratio. Robinson-Humphrey is a nationally recognized investment banking firm and was selected by the Source Board because of Robinson-Humphrey's knowledge of the staffing industry and its merger and acquisition experience and expertise. As part of its investment banking business, Robinson-Humphrey is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

     At the January 31, 1998 meeting of the Source Board, Robinson-Humphrey delivered its oral opinion and written analysis and subsequently on February 1, 1998 delivered its written opinion that, based upon and subject to various considerations set forth in such opinion, as of January 31, 1998, the Exchange Ratio agreed to in the Merger Agreement was fair to the Source stockholders from a financial point of view. No limitations were imposed by the Source Board upon Robinson-Humphrey with respect to the investigations made or the procedures followed by Robinson-Humphrey in rendering its opinion. All references below to Robinson-Humphrey's opinion refer to Robinson-Humphrey's written opinion dated February 1, 1998, unless otherwise indicated.


     ROBINSON-HUMPHREY'S OPINION SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN. THE FULL TEXT APPEARS AS APPENDIX II TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. SOURCE STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY. ROBINSON-HUMPHREY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE PROPOSED EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW, IS INTENDED FOR THE USE AND BENEFIT OF THE SOURCE BOARD, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SOURCE STOCKHOLDER OR ROMAC SHAREHOLDER AS TO HOW SUCH STOCKHOLDER OR SHAREHOLDER SHOULD VOTE. THIS SUMMARY OF THE OPINION OF ROBINSON-HUMPHREY IS QUALIFIED IN ITS ENTIRETY BY REFERENCES TO THE FULL TEXT OF SUCH OPINION.


     In arriving at its opinion, Robinson-Humphrey reviewed and analyzed (1) the Merger Agreement, (2) publicly available information concerning Source and Romac that Robinson-Humphrey believed to be relevant to its inquiry, (3) financial and operating information with respect to the business operations and prospects of Source and Romac furnished to Robinson-Humphrey by Source and Romac, (4) trading histories of Source Common Stock and Romac Common Stock, (5) a comparison of the historical financial results and present financial condition of Source and Romac with those of other companies that Robinson-Humphrey deemed relevant, (6) a comparison of the financial terms of the proposed transaction with the financial terms of certain other transactions that Robinson-Humphrey deemed relevant, and
(7) certain historical data relating to percentage premiums paid in acquisitions of publicly traded companies. In addition, Robinson-Humphrey held discussions with the managements of Source and Romac concerning their businesses and operations, assets, present conditions, and future prospects, and undertook such other studies, analyses, and investigations as Robinson-Humphrey deemed appropriate.

     Robinson-Humphrey relied upon the accuracy and completeness of the financial and other information used by Robinson-Humphrey in arriving at its opinion, without independent verification. In arriving at such opinion, Robinson-Humphrey did not conduct a physical inspection of the properties and facilities of Source or Romac. Robinson-Humphrey did not make or obtain any evaluations or appraisals of the assets or liabilities of Source or of Romac. Robinson-Humphrey further relied upon the assurances of management that they were not aware of any facts that would make such information inaccurate or misleading. With respect to financial forecasts, Robinson-Humphrey assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Source and Romac as to the future financial performance of Source and Romac, respectively. Robinson-Humphrey assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based. Source has informed Robinson-Humphrey and Robinson-Humphrey has assumed that the Merger will be recorded using the pooling of interests method of accounting. Robinson-Humphrey did not express any opinion about an expected price of Romac Common Stock when issued to the holders of Source Common Stock pursuant to the Merger or the price at which Romac Common Stock may trade subsequent to the Merger.

     Robinson-Humphrey's opinion was necessarily based upon market, economic, and other conditions as they may have existed and could be evaluated as of January 31, 1998. The financial markets in general, and the markets for the securities of Source and Romac, in particular, are subject to volatility, and Robinson-Humphrey's opinion did not purport to address potential developments in the financial markets or the markets for the securities of Source or Romac after the date thereof. The opinion did not address the underlying business decision of Source to effect the proposed transaction. Robinson-Humphrey assumed that the proposed transaction would be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by Source or Romac.

     In connection with the preparation of its fairness opinion, Robinson-Humphrey performed certain financial and comparative analyses, the material portions of which are summarized below. The summary set forth below includes the financial analyses used by Robinson-Humphrey and deemed to be material, but does not purport to be a complete description of the analyses performed by Robinson-Humphrey in arriving at its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to partial analysis or summary description. In addition, Robinson-Humphrey believes that its analyses must be considered as an integrated whole, and that selecting portions of such analyses and the factors considered by it, without considering all of such analyses and factors, could create a misleading or an incomplete view of the process underlying its analyses set forth in the opinion. In performing its analyses, Robinson-Humphrey made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Source or Romac. Any estimates contained in such analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies or parts of companies do not purport to be appraisals or necessarily to reflect the price at which such companies or parts may actually be sold, and such estimates are inherently subject to uncertainty. No public company utilized as a comparison is identical to Source or Romac. An analysis of the results of such a comparison is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of companies to which Source and Romac are being compared.

     The following is a summary of certain analyses performed by Robinson-Humphrey in connection with rendering its opinion. Robinson-Humphrey presented an oral opinion and the written analyses discussed below at a meeting of the Source Board on January 31, 1998 and provided the written opinion on February 1, 1998.

     Comparable Public Company Analysis. Robinson-Humphrey compared certain publicly available financial, operating, and market valuation data for selected public companies in the staffing industry to the corresponding data for Source and Romac. Robinson-Humphrey considered two industry groupings for the purposes of this analysis: specialty staffing and the staffing industry as a whole (of which specialty staffing is a sub-grouping). Robinson-Humphrey considered the following public specialty staffing firms: Alternative Resources Corporation, On-Assignment, Inc. and Robert Half International, Inc. The staffing industry analysis considered the companies included in the specialty staffing sub-grouping and the following public staffing firms: AccuStaff Incorporated, CORESTAFF, Inc., Interim Services, Inc., Kelly Services, Inc., Manpower, Inc., Norrell Corporation, Olsten Corp., Personnel Group of America, Inc., RemedyTemp, Inc., StaffMark, Inc., and Western Staff Services, Inc. Robinson-Humphrey calculated various financial ratios and multiples based upon the closing prices of the common stock of the comparable companies as of January 30, 1998 and the most recent publicly available information for the various companies. The following valuation ratios were used in determining ranges of implied equity values of Source: price per share to 1997, 1998, and 1999 earnings per share ("EPS") estimates as promulgated by industry analysts and firm value (defined as equity value plus debt minus cash) to latest twelve months ("LTM") revenues, LTM earnings before interest and taxes ("EBIT") and LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"). In addition, Robinson-Humphrey applied EPS growth premiums (or discounts as the ratios dictated) to the average multiples of the staffing industry and the specialty staffing firms to determine ranges of implied equity values of Source. These growth premiums were calculated as (a) the ratio of Source projected EPS growth rate from 1997 to 1998 as estimated by Robinson-Humphrey to the average projected EPS growth rates of the specialty staffing firms as estimated by industry analysts and (b) the ratio of Source projected EPS growth rate from 1997 to 1998 as estimated by Robinson-Humphrey to the average projected EPS growth rates of the staffing firms as estimated by industry analysts. Robinson-Humphrey applied these multiples and growth premiums (discounts) to Source's 1997, 1998, and 1999 net income projections prepared by Source's management and to 1997 revenues, 1997 EBIT, and 1997 EBITDA estimates as provided by Source management. Using the preceding multiples and applying the EPS growth premiums (discounts) to the appropriate analyses, Robinson-Humphrey calculated implied equity values per share ranging from $19.83 to $38.79 and $16.99 to $23.59 using specialty staffing industry multiples and staffing industry multiples, respectively. Robinson-Humphrey then calculated both unweighted average implied equity values per share and weighted average implied equity values per share. The unweighted average implied equity values per share were $22.52 using specialty staffing industry multiples and $20.51 using staffing industry multiples. The weighted average, which assigned greater importance to Source's net income projected for 1998 and 1999 and EBIT and EBITDA estimated for 1997, implied equity values per share of $22.28 using specialty staffing industry multiples and $20.27 using staffing industry multiples.

     Robinson-Humphrey applied the same methodology to derive a range of implied equity values per share of Romac's Common Stock using specialty staffing industry multiples and specialty staffing industry multiples. Robinson-Humphrey applied the above-referenced multiples to Romac's 1997, 1998, and 1999 net income projections provided by the management of Romac and to publicly available LTM revenues, LTM EBIT, and LTM EBITDA. Using the above-referenced multiples and applying the EPS growth premiums (discounts) to the appropriate analyses, Robinson-Humphrey calculated implied equity values per share ranging from $18.29 to $27.73 and $14.45 to $25.07 using specialty staffing industry multiples and staffing industry multiples, respectively. Robinson-Humphrey then calculated both unweighted average implied equity values per share and weighted average implied equity values per share. The unweighted average implied equity values per share were $22.12 using specialty staffing industry multiples and $19.24 using staffing industry multiples. The weighted average, which assigned greater importance to Romac's net income projected for 1998 and 1999 and EBIT and EBITDA estimated for 1997, implied equity values per share of $23.76 using specialty staffing industry multiples and $21.32 using staffing industry multiples.

     Analysis of Selected Mergers and Acquisitions. Robinson-Humphrey reviewed and compared the consideration paid in selected mergers and acquisitions in the staffing industry since June 1995, including Comforce, Inc.'s acquisition of Uniforce Services, Inc., Registry, Inc.'s acquisition of Renaissance Solutions, Inc., AccuStaff Incorporated's acquisition of Career Horizons, Inc., Interim Services, Inc.'s acquisition of Brandon Systems Corp., Sun Healthcare Group, Inc.'s acquisition of CareerStaff Unlimited, Inc. and various acquisitions involving private targets that were available to Robinson-Humphrey. Robinson-Humphrey noted that none of the selected transactions reviewed was identical to the Merger and that, accordingly, the analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Romac and other factors that would affect the acquisition value of comparable transactions. Robinson-Humphrey compared firm value to LTM revenues, LTM EBIT and LTM EBITDA, and equity value to 1997 net income and most recent book value. Robinson-Humphrey applied the resulting transaction multiples to Source management's estimates of 1997 net income, revenues, EBITDA and EBIT and used Source management's estimate of book value as of December 31, 1997. Robinson-Humphrey derived implied equity values per share using the average multiples from mergers and acquisitions involving publicly traded targets and the average multiples from mergers and acquisitions of both public and private targets. Robinson-Humphrey computed implied equity values per share ranging from $23.32 to $31.97 using public target multiples and from $20.42 to $35.57 using combined public/private target multiples. Robinson-

Humphrey then calculated both unweighted average implied equity values per share and weighted average implied equity values per share. The unweighted average implied equity values per share were $26.72 using public target multiples and $22.05 using combined public/private target multiples. The weighted average, which assigned greater importance to Source's estimated 1997 net income, EBIT and EBITDA, implied equity values per share of $26.70 using public target multiples and $23.17 using combined public/private multiples.

     Acquisition Premiums Analysis. Robinson-Humphrey analyzed the premiums paid for 174 recent mergers and acquisitions of publicly traded companies with transaction values in the range of $200 million to $500 million that were announced between January 1, 1996 and January 21, 1998. The average premiums paid over the targets' stock prices four weeks before the announcement date, one week before the announcement date, and one day before the announcement date were 36.6%, 31.2% and 26.8%, respectively. Robinson-Humphrey applied the premium to Source's stock price as of January 2, 1998 (four weeks before the proposed announcement date), January 23, 1998 (one week before the proposed announcement date) and January 30, 1998 (one day before the proposed announcement date). The implied per share values based on the average percent premium paid compared to four weeks before, one week before, and one day before to the announcement date applied to Source's stock price on the corresponding dates listed above ranged from $26.57 to $29.55 and averaged $27.64.

     Discounted Cash Flow Analysis. Robinson-Humphrey performed a discounted cash flow analysis using Source management's financial projections to estimate the net present value of Source's Common Stock, Robinson-Humphrey calculated a range of net present values of Source's free cash flows (defined as after tax earnings before interest plus depreciation and amortization, less capital expenditures and any increase in net working capital) for the years 1998 through 2002 using discount rates ranging from 12% to 17% and calculated a range of net present values of Source's terminal values using the same range of discount rates and multiples ranging from 7x to 9x projected EBITDA for 2002. The present values of the free cash flows were then added to the corresponding present values of the terminal values. After deducting Source's net debt as of December 31, 1997, Robinson-Humphrey arrived at an indicated range of net present value per share of Source Common Stock from $25.74 to $38.51 with an average of $31.57.

     Robinson-Humphrey performed a discounted cash flow analysis using Romac management's financial projections to estimate the net present value of Romac's Common Stock. Robinson-Humphrey calculated a range of net present values of Romac's free cash flows for the years 1998 through 2002 using discount rates ranging from 10% to 15% and calculated a range of net present values of Romac's terminal values using the same range of discount rates and multiples ranging from 10x to 12x projected EBITDA for 2002. The present values of the free cash flows were then added to the corresponding present values of the terminal values. After deducting Romac's net debt, Robinson-Humphrey arrived at an indicated range of net present value per share of Romac Common Stock from $22.24 to $31.11 with an average of $26.30.

     Pro Forma Merger Analysis. Robinson-Humphrey reviewed certain pro forma financial effects on Romac resulting from the proposed transaction for the projected fiscal years ending December 31, 1998 and 1999. Robinson-Humphrey performed this analysis using projections for 1998 and 1999 provided by Robinson-Humphrey and Baird research analysts for Source and Romac, respectively. In addition, Robinson-Humphrey performed a separate pro forma merger analysis using projections provided to Robinson-Humphrey by Source management and Romac management. Both analyses were based upon certain assumptions, including, for the latter analysis, that the projections provided to Robinson-Humphrey by the management of Source and the management of Romac were accurate. Robinson-Humphrey assumed no pre-tax synergies resulting from the transaction until 1999. The synergies estimates were mutually agreed upon by the management of Source and the management of Romac. Using both the analysts' projections and the managements' projections, in each of the years analyzed, the proposed transaction would be accretive to Romac's projected earnings per share, revenues per share, and EBITDA per share. Robinson-Humphrey assumed that the proposed transaction would be accounted for under the pooling of interests method of accounting.

     Information Concerning Source's Financial Advisor. In the past, Robinson-Humphrey has been engaged by Source as an underwriter and financial advisor and has received customary fees for its services. In the ordinary course of Robinson-Humphrey's business, Robinson-Humphrey and its affiliates actively trade in Source's Common Stock for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or a short position in such securities.

     Source engaged Robinson-Humphrey to provide investment banking advice and services to Source in connection with Source's review and analysis of potential business combinations, including in connection with a potential transaction involving Source and Romac. Source agreed to pay Robinson-Humphrey a retainer of $25,000 upon engagement and a fee of $400,000 (collectively, the "Advisory Fee") upon rendering an opinion as to whether or not the Exchange Ratio in a business combination is fair to the Source stockholders from a financial point of view. In addition, if the Merger is consummated, Source has agreed to pay Robinson-Humphrey additional compensation based on a percentage of the total transaction value, less the amount of the Advisory Fee. The additional compensation will be approximately $2.75 million. Source has agreed to reimburse Robinson-Humphrey for reasonable expenses incurred by Robinson-Humphrey, including fees and disbursements of counsel, and to indemnify Robinson-Humphrey against certain liabilities in connection with its engagement, including liabilities under the federal securities laws.

     Robinson-Humphrey has agreed to pay $250,000 from the contingent additional fee due to Robinson-Humphrey upon closing of the Merger to compensate Michael Long for consulting services rendered to Source in connection with the Merger. In addition, Dain Rauscher is entitled to 20% of the sum of the Advisory Fee and any contingent or success fee (net of the above-referenced consulting fee due to Mr. Long) payable to Robinson-Humphrey by Source upon closing of the Merger. Such remuneration to Dain Rauscher represents a fee solely in connection with the Merger and is not payable to Dain Rauscher unless the Merger is consummated.

OPINION OF ROBERT W. BAIRD & CO. INCORPORATED

     In its role as financial advisor to Romac in connection with the Merger, Baird was asked by the Romac Board to render its opinion as to the fairness of the Exchange Ratio, from a financial point of view, to Romac. On January 30, 1998, Baird rendered its oral opinion to the Romac Board to the effect that, as of such date, the Exchange Ratio was fair, from a financial point of view, to Romac.

     BAIRD'S OPINION, DATED JANUARY 30, 1998, SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY BAIRD IN RENDERING ITS OPINION. THE FULL TEXT IS ATTACHED AS APPENDIX III TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. BAIRD'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO ROMAC AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY ROMAC SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER PROPOSAL. A SUMMARY OF BAIRD'S OPINION AND A DESCRIPTION OF BAIRD'S ANALYSES UNDERLYING ITS OPINION, SUPPLIED TO ROMAC BY BAIRD, APPEARS BELOW. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION, ATTACHED AS APPENDIX III. ROMAC SHAREHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

     In conducting its investigation and analysis and in arriving at its opinion attached as Appendix III, Baird has reviewed such information and taken into account such financial and economic factors as Baird deemed relevant under the circumstances. In that connection, Baird has, among other things: (i) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of Romac and Source furnished to Baird for purposes of its analysis, as well as publicly available information, including Romac's and Source's most recent filings with the SEC and research reports on Romac and Source prepared by the equity analysts of various investment banking firms, including Baird; (ii) reviewed the draft Merger Agreement in the form presented to Romac's Board of Directors on January 30, 1998, which included the Exchange Ratio; (iii) compared the financial position and operating results of Romac and Source with those of other publicly traded companies Baird deemed relevant; (iv) compared the historical market prices and trading activity of Romac Common Stock and Source Common Stock with those of certain other publicly traded companies Baird deemed relevant; (v) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations Baird deemed relevant; and (vi) reviewed certain potential pro forma effects of the Merger on Romac. Baird held discussions with members of Source's and Romac's senior management concerning Source's and Romac's historical and current financial condition and operating results, as well as future prospects. Baird also considered such other information, financial studies, analyses, and investigations and financial, economic, and market criteria that Baird deemed relevant for the preparation of its opinion. Romac and Source determined the Exchange Ratio in arms-length negotiations. Romac did not place any limitation upon Baird with respect to the procedures followed or factors considered by Baird in rendering its opinion.

     In arriving at its opinion, Baird assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to Baird by or on behalf of Romac and Source, and was not engaged to verify any such information independently. Baird assumed, with Romac's consent, (i) that all material assets and liabilities (contingent or otherwise) of Romac and Source are as set forth in their respective financial statements, (ii) the Merger will be accounted for as a pooling of interests transaction, (iii) the strategic and operating benefits currently contemplated by Romac's and Source's management will be realized and (iv) the Merger will be consummated in accordance with the terms of the Agreement, without any material amendment thereto and without waiver by Romac or Source of any of the material conditions to their respective obligations thereunder. Baird also assumed that the financial forecasts of Romac and Source examined by Baird were reasonably prepared on a basis reflecting the best available estimates and good faith judgments of Romac's senior management as to future performance of Romac, and Source's senior management as to future performance of Source. In conducting its review, Baird has not undertaken or obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Romac or Source. Baird's opinion necessarily is based upon economic, monetary, and market conditions as they existed and could be evaluated on the date of the opinion, and does not predict or take into account any changes that may have occurred, or information that may have become available, after the date of the opinion. Baird's opinion does not constitute an opinion as to the price at which Romac Common Stock will actually trade at any time. Baird's opinion will not be updated prior to consummation of the Merger.

     In connection with preparing its opinion on January 30, 1998, Baird conducted a variety of financial analyses summarized below with respect to Romac and Source:

          Analysis of Source Valuation Multiples. Baird calculated the "Implied Consideration" to be $371.9 million, obtained by multiplying an assumed Exchange Ratio of 1.1932 by the last sale price per share of Romac Common Stock of $22.00 per share on January 28, 1998, resulting in an "Implied Price" of $26.25 for each share of Source Common Stock, and multiplying the Implied Price by the total number of outstanding shares of Source Common Stock, including shares issuable upon exercise of stock options, less net proceeds from the exercise of such stock options. In performing its analysis, Baird used, among other items, operating statistics for Source's LTM through December 31, 1997, as provided by Source management. Baird calculated multiples of the Implied Price to Source's LTM fully diluted earnings per share and its projected net income for calendar year 1998 (based on Source's management estimates) and multiples of Source's "Enterprise Value" (defined as the market value of the common equity plus the book value of total debt, less excess cash and cash equivalents) to its LTM revenues, its LTM EBITDA and its LTM EBIT. The calculations resulted in ratios of the Implied Consideration to net income ("P/E Ratios") of 35.2x based on LTM results and 25.1x based on projected 1998 results. Based on the Implied Consideration, the ratio of Enterprise Value to LTM revenues was 1.2x, the ratio of Enterprise Value to LTM EBITDA was 17.8x and the ratio of Enterprise Value to LTM EBIT was 19.6x.

          Analysis of Selected Publicly Traded Source Comparable
     Companies. Baird reviewed certain publicly available financial information as of the most recently reported period and stock market information as of January 28, 1998 for certain selected publicly traded companies that Baird deemed comparable. Such comparable companies consisted of: AccuStaff Incorporated, Alternative Resources Corp., CORESTAFF, Inc., Data Processing Resources Corporation, Interim Services Inc., Robert Half International Inc., Select Appointments (Holdings) PLC and StaffMark, Inc. For each comparable company, Baird calculated multiples as of January 28, 1998 of Enterprise Value to LTM revenues, LTM EBITDA and LTM EBIT. Baird then compared these multiples to the relevant Source multiples based on a Source share price of $26.25 (the "Implied Price"). An analysis of the multiples of Enterprise Value to LTM revenues, LTM EBITDA and LTM EBIT yielded 1.2x, 17.8x and 19.6x, respectively, for Source compared to medians of 1.2x, 13.0x and 19.0x, respectively for Source's comparable companies. For Source and each comparable company, Baird also calculated P/E ratios as of January 28, 1998 based on market stock prices as of such date and LTM earnings per share and estimated earnings per share (derived from equity research analysts' reports) for the comparable companies for calendar years 1997 and 1998. An analysis of the P/E Ratios based on earnings per share for Source LTM and 1998 yielded 35.2x and 25.1x, respectively, compared to LTM, 1997 and 1998 medians of 27.8x, 25.8x and 19.7x, respectively, for Source's comparable companies.

          Analysis of Selected Publicly Traded Romac Comparable Companies. In order to assess the relative public market valuation of the Romac Common Stock to be used by Romac in exchange for Source Common Stock, Baird reviewed certain publicly available financial information as of the most recently reported period and stock market information as of January 28, 1998 for certain selected publicly traded companies which Baird deemed comparable. Such comparable companies consisted of: AccuStaff Incorporated, Alternative Resources Corp., CORESTAFF, Inc., Data Processing Resources Corporation, Interim Services, Inc., Robert Half International Inc., Select Appointments (Holdings) PLC and StaffMark, Inc. For each comparable company, Baird calculated multiples as of January 28, 1998 of Enterprise Value to LTM revenues, LTM EBITDA and LTM EBIT. Baird then compared these multiples to the relevant Romac multiples based on a Romac share price of $22.00. An analysis of the multiples of Enterprise Value to LTM revenues, LTM EBITDA and LTM EBIT yielded 3.3x, 28.8x and 35.3x, respectively, for Romac compared to medians of 1.2x, 13.0x and 19.0x, respectively for Romac's comparable companies. For Romac and each comparable company, Baird also calculated P/E ratios as of January 28, 1998 based on market stock prices as of such date and LTM earnings per share and estimated earnings per share (derived from equity research analysts' reports) for calendar years 1997 and 1998. An analysis of the P/E Ratios based on earnings per share for Romac LTM and 1998 yielded 50.0x and 36.1x, respectively, compared to LTM, 1997 and 1998 medians of 27.8x, 25.8x and 19.7x, respectively, for Romac's comparable companies.

          Analysis of Selected Comparable Acquisition Transactions. Baird reviewed selected transactions involving the acquisition of companies in businesses that Baird deemed relevant. Such transactions were chosen based on a review of acquired companies that possessed general business, operating, and financial characteristics representative of companies in the industry in which Source operates. Baird noted that none of the selected transactions reviewed was identical to the Merger and that, accordingly, the analysis of comparable transactions necessarily involves complex consideration and judgments concerning differences in financial and operating characteristics of Source and other factors that would affect the acquisition value of comparable transactions. For each comparable transaction, Baird calculated multiples of Enterprise Value to LTM revenues, LTM EBITDA and LTM EBIT; calculated P/E Ratios based on LTM earnings per share; and calculated the premium paid for the equity in these transactions over the public market value of the equity at various times before the announcement of such transaction. Baird then compared those multiples and premiums to the relevant Source multiples and premiums based on the Implied Price. These calculations yielded multiples of Enterprise Value to LTM revenues, LTM EBITDA and LTM EBIT of 1.2x, 17.8x and 19.6x, respectively, for Source, compared to medians of 2.2x, 21.5x and 25.1x, respectively for the comparable acquisition transactions. An analysis of the P/E ratios based on LTM earnings per share yielded 35.2x for Source compared to a median of 39.8x for the comparable transactions. An analysis of the Implied Price to the market value of Source shares as of January 28, 1998 to 30 days and 90 days prior thereto, compared to the prices paid for the equity in such comparable acquisition transactions relative to the market value of equity one day, 30 days and 90 days before the announcement date of such transactions, yielded premiums of 24.3%, 29.6% and 32.4%, respectively, for Source, compared to median premiums of 32.8%, 57.8% and 33.0%, respectively, for the comparable acquisition transactions.

          Discounted Cash Flow Analysis. Baird performed a discounted cash flow analysis of Source on a stand-alone basis using Source management projections of future EBIT for fiscal years 1998 through 2002 and free cash flow without taking into account cost savings and synergies that may be realized following the Merger. In such analysis, Baird assumed terminal value multiples of 14.0x to 16.0x EBIT in the year 2002 and discount rates of 13.0% to 17.0%. Such analysis produced implied values of Source shares ranging from $45.50 to $60.50.

          Contribution Analysis. Baird analyzed Romac's and Source's relative contribution to the combined company with respect to certain measurements, including revenues, gross profit, EBIT and net income. As a result of the Merger, Source stockholders will own approximately 35% of the outstanding Romac Common Stock assuming an Exchange Ratio of 1.1932, which compares to Source's contribution based on Source's LTM and estimated 1998 statistics, to the combined companies ranging from 61.9% to 53.1% of revenues, 68.1% to 60.8% of gross profit, 51.0% to 44.1% of EBIT and 47.8% to 40.9% of net income.


          Pro Forma Merger Analysis. Baird prepared pro forma analyses of the financial impact of the Merger. In conducting its analyses, Baird relied upon certain assumptions described above and earnings estimates for Source (prepared by Source management) and Romac (prepared by Romac management). Baird compared the earnings per share of Romac Common Stock, on a stand-alone basis, to the earnings per share of the common stock of the combined companies on a pro forma basis. The analysis (assuming no transaction-related expenses) indicated that the proposed transaction would be accretive to Romac on an earnings per share basis. The results of the pro forma merger analyses are not necessarily indicative of future operating results or financial position.


          Exchange Ratio Analysis. Baird performed an analysis of the historical trading ratio between Source Common Stock and Romac Common Stock based on the closing market price per share of Source Common Stock relative to the closing market price per share of Romac Common Stock for each trading day during the period from January 1, 1997 through January 28, 1998. This analysis yielded a historical trading ratio during the one-year period ranging from a low of 0.9000 to a high of 1.4000, with an average trading ratio during this period of 1.0065. Baird also calculated the ratio of the per share price on January 28, 1998 of Source Common Stock ($21.00) to the per share closing price on such day of Romac Common Stock ($22.00). This yielded a trading ratio of 1.0480.

     The foregoing summary does not purport to be a complete description of the analyses performed by Baird or of its presentations to the Romac Board. The preparation of financial analyses and a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. Baird has informed Romac that Baird believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Baird, without considering all of such analyses and factors, could create an incomplete view of the processes underlying the analyses conducted by Baird and its opinion. Baird did not attempt to assign specific weights to particular analyses. Any estimates contained in Baird's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Baird does not assume responsibility for their accuracy.

     Baird, as part of its investment banking business, is continually engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. Romac retained Baird because of its experience and expertise in the valuation of businesses and their securities in connection with mergers and acquisitions. In the ordinary course of business, Baird may from time to time trade equity securities of Romac and Source for its own account and for accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     Compensation. Romac agreed to pay Baird a fee of $250,000, payable upon delivery of its opinion, regardless of the conclusions reached by Baird in such opinion (such fee to be creditable against the transaction fee described below) and a transaction fee, payable upon consummation of the Merger, of $2,400,000. Romac has also agreed to indemnify Baird, its affiliates and their respective directors, officers, employees and agents and controlling persons against certain liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws. In the past, Baird has provided investment banking services to Romac, including acting as manager in connection with the initial public offering in August of 1995, a follow-on offering in May of 1996, and a follow-on offering in November of 1997 of Romac Common Stock for which Baird received customary compensation.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

EMPLOYMENT AGREEMENTS


     Romac and Mr. Ward are discussing a possible consulting or employment relationship with Romac after the Merger to assist in the integration and other special projects. Any such agreement will provide that Mr. Ward will resign from the Romac Board upon termination of his employment. The material terms of any such agreement have not been determined, and there is no assurance that the parties will agree. If the parties do not agree concerning Mr. Ward's employment or consulting relationship, he will not serve on the Romac board and he will remain subject to his current employment agreement with Source, which will become an obligation of Romac. The current agreement provides for certain severance benefits to Mr. Ward if the Merger is completed and he terminates employment within three months thereafter.


     In connection with the Merger Agreement, New Romac expects to assume the current employment agreement between Mr. Dupont, Chief Financial Officer of Source, and Source with certain modifications. Mr. Dupont's employment term (the "Employment Term") expires December 31, 1998, but shall be automatically extended for additional one year terms unless either party gives notice of non-renewal by the October 31 immediately preceding the date the extension would become effective. Mr. Dupont will be paid at his current annual base compensation rate of $200,000 for the Employment Term, plus an annual bonus. In addition to the stock options provided under Mr. Dupont's current employment agreement, it is expected that Mr. Dupont, at no cost to him, will receive options to purchase 20,000 shares of Romac Common Stock, which will vest and become exercisable on December 31, 1998. All other terms of the Romac options will conform to Romac's Stock Option Plan. On January 1, 1999, Mr. Dupont will receive a cash payment of $100,000. The provision in Mr. Dupont's employment agreement mitigating excise taxes following a change of control will be extended to include any change of control other than the Merger occurring on or before December 31, 1998.

INDEMNIFICATION AND INSURANCE

     The Merger Agreement requires Romac to provide indemnification and liability insurance arrangements for officers and directors of Source consistent with past practices. See "The Merger Agreement -- Indemnification and Insurance."

STOCK OPTIONS

     Romac maintains a Non-Employee Director Stock Option Plan under which Messrs. Allred and Emigh, directors of Source and proposed directors of Romac, will be eligible to receive options. See "Romac Management -- Compensation of Directors." The Merger Agreement requires Romac to assume Source's existing employee stock options, with certain modifications, and convert them into options to purchase Romac Common Stock.

                              THE MERGER AGREEMENT

GENERAL

     The Merger Agreement contemplates the Merger of Source into Romac, with Romac being the surviving entity. The Merger will become effective upon the later of the filing of a Certificate of Merger with the Delaware Secretary of State or the filing of Articles of Merger with the Florida Secretary of State. We expect that the filings will be made immediately after the Closing under the Merger Agreement, which Closing, in turn, should occur as soon as practicable after the last of the conditions precedent to the Merger in the Merger Agreement has been satisfied or waived. The Merger Agreement obligates Romac to have the shares of Romac Common Stock to be issued in the Merger approved for listing on Nasdaq, subject to official notice of issuance, before the Effective Time. The following description of the Merger Agreement is qualified by reference to the complete text of the Merger Agreement that is incorporated by reference herein and attached hereto as Appendix I.

CONSIDERATION TO BE RECEIVED IN THE MERGER

     At the Effective Time, (a) each issued and outstanding share of Source Common Stock (excluding shares held in the treasury of Source, but including shares held by employee stock ownership plans of Source, and all rights in respect thereof will be converted into the right to receive 1.1932 shares of Romac Common Stock, subject to adjustment as described below, (b) each share of Source Common Stock held in the treasury of Source will be canceled and retired, and (c) each outstanding and unexercised option to purchase shares of Source Common Stock will be assumed by Romac and converted into an option to purchase shares of Romac Common Stock. The number of shares of Romac Common Stock to be subject to such new options will be determined by multiplying the number of shares of Source Common Stock subject to the original option by the Exchange Ratio, and the exercise price with respect thereto will equal the exercise price under the original option divided by the Exchange Ratio. The new options will otherwise have the same terms and conditions in effect immediately prior to the Effective Time except to the extent that such terms or conditions change in accordance with their terms as a result of the transactions relating to the Merger.


     The Exchange Ratio will be adjusted as follows, based on the weighted average sales prices of Romac Common Stock, as quoted on Nasdaq, for the 15 consecutive trading days ending on the third trading day before the closing of the Merger (the "Market Price"). If the Market Price is greater than $24.00 per share, then the Exchange Ratio will be calculated by dividing $28.636 by the Market Price. For example, if the Market Price is $26.00, then the Exchange Ratio will be 1.9014. If the Market Price is less than $20.00 per share, then the Exchange Ratio will be calculated by dividing $23.864 by the Market Price. For example, if the Market Price is $18.00 per share, then the Exchange Ratio will be 1.3258. Romac may terminate the Merger Agreement, however, if the Market Price is below $20.00 per share. The weighted average market price of Romac Common Stock during the 15 trading-days ending March 24, 1998 was $25.88. If that 15 trading-day period were the applicable measurement period under the Merger Agreement, the holder of 100 shares of Source Common Stock would receive 110 shares of Romac Common Stock plus $17.13 in cash.


     For more information about the treatment of Source Common Stock options and other employee benefit plans under the Merger Agreement, see "Certain Benefits Matters" and "Interests of Certain Persons in the Merger."

EXCHANGE OF CERTIFICATES

     Subject to the terms of the Merger Agreement, shortly after the Effective Time, Boston Equiserve (the "Exchange Agent") will effect the exchange of certificates representing shares of Source Common Stock for certificates representing shares of Romac Common Stock. Romac will from time to time deposit certificates representing shares of Romac Common Stock with the Exchange Agent for conversion of shares as described above under "-- Consideration to be Received in the Merger." Commencing immediately after the Effective Time, holders of Source Common Stock may surrender their certificates to the Exchange Agent. In exchange for such share certificates, holders will receive Romac Common Stock certificates representing such number of shares as described under "-- Consideration to be Received in the Merger." Holders of unexchanged shares of Source Common Stock will not be entitled to receive any dividends or other distributions payable by New Romac until their certificates are surrendered. Upon surrender, however, subject to applicable laws, such holders will receive accumulated dividends and distributions, if any, without interest, together with cash in lieu of fractional shares.

     No fractional shares of Romac Common Stock will be issued to holders of Source Common Stock. For each fractional share that would otherwise be issued, Romac will pay an amount equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise have been entitled by the market price for a share of Romac Common Stock on Nasdaq (based on a fifteen day weighted average of the sales prices ending the third day before the closing of the Merger).

NEW ROMAC FOLLOWING THE MERGER

     Board. The Merger Agreement provides that, at the Effective Time, the New Romac Board will consist of 10 members, seven of whom will be current members of the Romac Board and three of whom, Mr. Ward,

Wayne D. Emigh, and John N. Allred, are nominated from among the current members of the Source Board. Mr. Ward is nominated for election to serve a three-year term and Mr. Emigh and Mr. Allred will be proposed for election to serve one year terms. Mr. Emigh from the Source Board will be a member of the Compensation Committee of the Romac Board. Mr. Emigh and Mr. Allred will be members of the Audit Committee.

     Officers. Mr. Dunkel will continue as chairman and chief executive officer of Romac and Mr. Swartz will continue as president and chief operating officer. Mr. Ward, president and chief executive officer of Source, will assist New Romac with the integration of the two companies and on special projects, in addition to his service on the New Romac Board.

CERTAIN CONDITIONS

     Conditions of Each Party's Obligations to Effect the Merger. In addition to shareholder approval, the obligation of each party to the Merger Agreement to consummate the Merger is subject to the following: (a) no temporary restraining order, preliminary or permanent injunction, or other order issued by any court or other legal restraint or prohibition preventing consummation of the Merger,
(b) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated, (c) all material authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental body, agency or official that are necessary for the consummation of the Merger shall have been filed, have occurred or have been obtained, that would reasonably be expected to have a Material Adverse Effect (defined below) on any of Romac and its subsidiaries or New Romac and its subsidiaries, (d) the Registration Statement that includes this Joint Proxy Statement/Prospectus is a part and shall not be the subject of any stop order suspending its effectiveness or proceedings therefor, (e) all required state securities or blue sky permits or approvals shall have been received, (f) the Romac Common Stock to be issued in the Merger, as well as the Romac Common Stock issuable upon exercise of options for Source Common Stock, shall have been duly approved for listing on Nasdaq, subject to official notice of issuance, (g) each of Source and Romac shall have received a letter from Price Waterhouse LLP to the effect that the transactions contemplated by the Merger Agreement qualify for pooling of interests accounting treatment, (h) each of Romac and Source shall have received an opinion from Holland & Knight LLP as to certain tax matters related to the Merger, and (i) the fairness opinions of Robinson-Humphrey and Baird shall not have been withdrawn or modified in any material respect. The conditions to a party's obligations to effect the Merger may be waived by the party entitled to assert the condition.

     Conditions to the Obligations of Source. The obligation of Source to effect the Merger is also subject to all the following conditions: (a) the representations and warranties of Romac contained in the Merger Agreement shall be true and correct in all material respects as of the closing of the Merger except that, for purposes of determining whether such condition is met, if a representation and warranty is qualified by materiality it must be true as described in the Merger Agreement, giving effect to only the materiality qualification contained in the particular representation, (b) Romac shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or before the closing of the Merger, (c) Source shall have received an officers' certificate as to the matters set forth in the immediately preceding subsections, (d) neither Romac's Board nor any Board committee shall have amended, modified, rescinded, or repealed the resolutions adopted by such Board on January 30, 1998 or adopted any other resolutions in connection with the Merger Agreement and the transactions contemplated thereby that are inconsistent with the January 30, 1998 resolutions, (e) Source shall have received the opinion of Holland & Knight LLP, counsel to Romac, as to the organization of Romac and the authorization of the Merger Agreement, and (f) at the closing of the Merger, Messrs. Ward, Emigh, and Allred shall have been elected directors of Romac in accordance with the Merger Agreement.

     Conditions to the Obligations of Romac. The obligation of Romac to effect the Merger is also subject to all the following conditions: (a) the representations and warranties of Source contained in the Merger Agreement shall be true and correct in all material respects as of the closing of the Merger except that, if a representation and warranty is qualified by materiality it must be true as described in the Merger Agreement, giving effect to only the materiality qualification contained in the particular representation, (b) Source shall have performed in all material respects all obligations required to be performed by it under the Merger

Agreement at or before the closing of the Merger, (c) Romac shall have received an officers' certificate as to the matters set forth in the immediately preceding subsections, (d) Mr. Dupont shall have entered into an employment agreement with Romac, (e) Romac shall have received all third party consents with respect to the Merger Agreement, except those that would not individually or in the aggregate have a Material Adverse Effect on Romac (either with or without including its ownership of Source), (f) Romac shall have received stock transfer restriction agreements from certain individuals affiliated with Source,
(g) Source shall not have taken any action to accelerate the vesting or exercisability of any outstanding option granted under any stock option plan on or before the closing of the Merger, and (h) there shall have been no material changes in the employment of the persons employed by Source on the date of the Merger Agreement either qualitatively or quantitatively.

     "Material Adverse Effect" means such event, change, or effect is materially adverse to the consolidated condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities), businesses, or results of operations of an entity (or, if applicable with respect thereto, of such group of entities taken as a whole).

CERTAIN REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains certain representations and warranties of Romac and Source concerning, among other things, due organization and good standing, capitalization, ownership of subsidiaries and other investments, corporate authority to enter into the contemplated transactions, recent reports filed with the SEC, financial statements, tax matters, employee matters, regulatory matters, information supplied for use in this Joint Proxy Statement/Prospectus, contractual defaults, material changes or events, litigation, violations of law, employee benefit plans, labor relations, environmental matters, required Board and shareholder approvals, insurance, intellectual property, material contracts, accounting matters, and conflicts with organizational documents or certain material agreements.

CERTAIN COVENANTS

     The Merger Agreement provides that, until the Effective Time, Source, Romac, and their respective subsidiaries will each conduct its business in the ordinary course consistent with past practices and will try to preserve substantially intact its business organization, to keep available the services of officers and employees, and to preserve its present relationships with significant customers and with other persons and entities with whom it has significant business relationships to the extent that a Material Adverse Effect shall not result to its goodwill and ongoing business at the Effective Time. The Merger Agreement places restrictions on the ability of Source and Romac to (a) issue or sell capital stock and related securities or grant options therefor,
(b) amend its charter or bylaws, (c) effect a stock split, combination, or reclassification, (d) pay dividends, (e) repurchase or redeem its stock, (f) make material acquisitions of, or investments in, other entities, (g) make material dispositions of assets, (h) incur indebtedness, (i) increase employee compensation or severance benefits, (j) make material changes in its accounting policies, (k) make material capital expenditures, (l) adopt or amend employment or consulting agreements or benefit plans, (m) enter into certain material contracts, and (n) take any action that would affect or delay the receipt of required governmental approvals or result in a material breach of contract or affect the accounting treatment of the Merger. In general, the restrictions applicable to Source are greater than those applicable to Romac.

     The Merger Agreement contains certain other agreements, including agreements relating to obtaining pooling of interests accounting treatment for the Merger, preparation and distribution of this Joint Proxy Statement/Prospectus, public announcements, mutual notification of certain matters, access to information, and cooperation regarding certain filings with governmental and other agencies and organizations. In addition, the Merger Agreement contains a general covenant requiring each of the parties to try to complete the Merger.

NO SOLICITATION OF TRANSACTIONS

     The Merger Agreement provides that neither Source nor any of its officers, directors, employees, financial advisors, or agents will, directly or indirectly, solicit, initiate, encourage (including by way of furnishing information) or take any other action knowingly to facilitate any inquiries or proposals that constitute or may reasonably be expected to lead to a Competing Transaction (defined below), engage in any discussions or negotiations relating thereto, or accept any Competing Transaction. The prohibition does not apply, subject to the observance of certain notice, confidentiality, and other requirements, to certain discussions and negotiations relating to Competing Transactions that the Source Board concludes that it is required to consider in order to fulfill its fiduciary duties to the stockholders of Source.

     "Competing Transaction" means any of the following involving Source or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of 10% or more of the assets of Source and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 10% or more of Source Common Stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and applicable rules) having been formed that beneficially owns or has the right to acquire beneficial ownership of, 10% or more of Source Common Stock.

CERTAIN BENEFITS MATTERS

     Except as specifically described in the Merger Agreement (including schedules thereto) or as mutually determined by Source and Romac, the employee benefit plans covering present and former employees or directors of Source and its subsidiaries, or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), deferred compensation bonuses, stock options, restricted stock plans, incentive compensation, severance or change in control agreements and any other material benefit arrangements or payroll practices (collectively, "Benefit Plans") in effect as of February 2, 1998 will remain in effect, subject to their terms, after the Effective Time with respect to the classes of employees covered by such plans immediately before the Effective Time. Source Benefit Plans involving the issuance of options, stock appreciation rights or restricted stock will be assumed by Romac and converted into options, stock appreciation rights or restricted stock of Romac, based on the Exchange Ratio. See "Interests of Certain Persons in the Merger" on page 45.

INDEMNIFICATION AND INSURANCE

     Romac will become obligated under Source's current provisions regarding indemnification of officers and directors contained in its charter and bylaws (and in those of its subsidiaries) and any director, officer or employee indemnification agreement with it or any of its subsidiaries. In addition, for six years after the Effective Time, Romac will maintain in effect the current Source policies (or policies of at least equal coverages and amounts) of directors' and officers' liability insurance with respect to claims arising from facts or events that occur on or before the Effective Time; Romac is not, however, required to expend more than 125% of the current Source annual premium for such insurance.

TERMINATION

     Until the Effective Time, the Merger Agreement may be terminated by Source and Romac by mutual consent, or by either Source or Romac if (a) the Merger has not been consummated on or before June 30, 1998, subject to extension to July 31, 1998 in certain events (the "Termination Date"), (b) there shall be any statute, law, ordinance, rule, or regulation that makes consummation of the Merger illegal or otherwise prohibited or if an appropriate court or governmental, regulatory or administrative agency or commission has issued an order, decree, or ruling that has become final and nonappealable, or taken any other action permanently to restrain, enjoin, or otherwise prohibit the transactions contemplated by the Merger Agree-ment, (c) the other party has breached or failed to comply in any material respect with any of its obligations under the Merger Agreement or any representation or warranty made by the other in the Merger Agreement is incorrect in any material respect, and such breaches, failures, or misrepresentations are not cured within 30 days of notice, and (d) the required approvals of the shareholders of either have not been obtained. The Merger Agreement may also be terminated by Romac if (i) the Source Board resolves to or does withdraw or adversely modify its approval or recommendation of the Merger Agreement or the Merger, fails to reaffirm such approval or recommendation upon request, or approves or recommends any Competing Transaction, or a tender offer or exchange offer for 30% or more of the outstanding Source Common Stock is commenced and the Source Board within ten days thereafter fails to recommend against acceptance or takes no action with respect to such offer, or (ii) the weighted average market price of the Romac Common Stock during the 15 trading days ending three days before the Effective Time is less than $20 per share. The Merger Agreement may be terminated by Source upon three days' prior notice to Romac if the Source Board determines in good faith with the advice of counsel that its fiduciary obligations require that it enter into a Competing Transaction (provided that it has and has caused its financial and legal advisors to negotiate with Romac to make such adjustments in the terms and conditions of the Merger Agreement as would enable it to proceed with the Merger, and provided that it has paid to Romac the termination fee described below).

TERMINATION FEES

     The Merger Agreement obligates Source to pay to Romac $12 million in cash (a "Termination Fee") if Romac terminates the Merger Agreement because (i) Source's board withdraws, modifies, or changes its recommendation in favor of the Merger Agreement or the Merger, (ii) the Merger is not completed by June 30, 1998 (or under certain circumstances July 31, 1998) and a Competing Transaction having a value per share of Source Common Stock exceeding that in the Merger Agreement, is consummated within nine months of termination of the Merger Agreement, (iii) a tender offer or exchange offer for 30% of the outstanding Source Common Stock is commenced and the Source Board, within ten business days, fails to recommend against acceptance of the tender offer or takes no position and a Competing Transaction is consummated within nine months of termination of the Merger Agreement, (iv) Source terminates the Merger Agreement to enter into a Competing Transaction, (v) the Source stockholders fail to approve the Merger and a competing Transaction is publicly proposed before termination of the Merger Agreement and the competing Transaction is consummated within nine months of such termination, or (vi) Source has breached or failed to comply in any material respect with any of its obligations or representations and warranties under the Merger Agreement and Source consummates a Competing Transaction within nine months of termination of the Merger Agreement. However, if such breaches, failures, or misrepresentations can be cured through reasonable efforts by Source, and Source is exercising such efforts, Romac cannot terminate the Merger Agreement for 30 days after written notice of such breach.

     In addition, the Merger Agreement also requires Romac or Source to pay to the other an additional $1.5 million if its shareholders fail to approve the Merger Agreement and as a result the Merger Agreement is terminated by the other party.

EXPENSES

     Each of Source and Romac will bear its own costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, except that the expenses incurred for printing and mailing of this Joint Proxy Statement/Prospectus will be shared equally.

                               BUSINESS OF ROMAC

GENERAL

     Romac is a provider of professional specialty staffing services in 19 markets in the United States. Romac strives to shape valuable business relationships between organizations and the knowledgeable people who make them successful. To better serve the needs of its customers, Romac provides its value-added services in the following specialties: Information Technology, Finance and Accounting, Human Resources and Operating Specialties. Romac believes its broad range of highly specialized services provides clients with integrated solutions to their staffing needs, allowing Romac to develop long-term, consultative relationships. Romac principally serves Fortune 1000 clients, with the top ten clients representing approximately 10% of revenue for 1997. Romac's functional focus and range of service offerings generate increased placement opportunities and enhance Romac's ability to identify, attract, retain, develop and motivate personnel and operating employees (the "KnowledgeForce").

RECENT ACQUISITIONS

     Since the completion of Romac's initial public offering in August 1995, Romac has completed 14 acquisitions, which have expanded the Company's geographic coverage and its service offerings. Certain information relating to the acquisitions is summarized in the following table.

                                                       MOST RECENT
                                                       FISCAL YEAR
                                          DATE OF        REVENUE
           NAME OF COMPANY              ACQUISITION   IN MILLIONS(1)   FUNCTIONAL SERVICE AREA  PRIMARY LOCATION
           ---------------              -----------   --------------   -----------------------  ----------------
Romac & Associates of Chestnut Hill...     1/1/96         $ 0.2        Information Technology   Boston, MA
Venture Networks Corporation, Inc. ...     1/1/96           2.1        Information Technology   Boston, MA
PCS Group, Inc. ......................     2/1/96           3.6        Information Technology   Louisville, KY
Strategic Outsourcing, Inc. ..........     3/1/96           5.7        Human Resources          Boston, MA
Temporary Accounting Professionals,
  Inc. ...............................     5/1/96           0.6        Finance & Accounting     Pittsburgh, PA
Bayshare, Inc. .......................     6/1/96           6.3        Finance & Accounting     San Francisco, CA
Career Enhancement International of
  Massachusetts, Inc. ................     1/1/97           4.7        Information Technology   Boston, MA
Career Concepts, Inc. ................     1/1/97           0.6        Information Technology   Boston, MA
Professional Application Resources,
  Inc. ...............................     3/1/97           8.3        Information Technology   Houston, TX
The McMahon Company...................     6/1/97           0.3        Human Resources          Philadelphia, PA
Uni*Quality Systems Solutions,
  Inc. ...............................     9/1/97          12.4        Information Technology   Naperville, IL
Sequent Associates, Inc. .............     9/1/97          15.9        Information Technology   San Jose, CA
DP Specialists of Colorado, Inc. .....    11/1/97           3.9        Information Technology   Denver, CO
The Center For Recruiting
  Effectiveness, Inc. ................    12/1/97           2.4        Human Resources          Washington, DC

---------------

(1) Represents fiscal year revenue for the year prior to acquisition by Romac.

INDUSTRY OVERVIEW

     The flexible employment service industry has experienced significant growth in response to the changing work environment in the United States. Fundamental changes in the employer-employee relationship continue to occur, with employers developing increasingly stringent criteria for permanent employees, while moving toward project-oriented flexible hiring. This trend has been advanced by increasing automation that has resulted in shorter technological cycles and by global competitive pressures. Many employers have responded to these challenges by turning to flexible personnel to keep labor costs variable, to achieve maximum flexibility, to outsource highly specialized skills, and to avoid the negative effects of layoffs.

     Rapidly changing regulations concerning employee benefits, health insurance, retirement plans, and the highly competitive business climate have also prompted many employers to take advantage of the flexibility offered through flexible staffing. Additionally, Internal Revenue Service and Department of Labor regulations concerning the classification of employees and independent contractors have significantly increased demand by prompting many independent contractors to affiliate with employers like Romac.

     The temporary staffing industry has grown rapidly in recent years as companies have utilized temporary employees to manage personnel costs, while meeting specialized or fluctuating staffing requirements. According to the Staffing Industry Report, the United States temporary staffing industry grew from approximately $20.4 billion in revenue in 1991 to approximately $47.1 billion in revenue in 1996, a compound annual growth rate of 18.2%. One of the fastest growing sectors for Romac, as well as the industry, is information technology services. Revenue for this sector in 1996 is estimated to have been $11.7 billion, a 27.2% increase over 1995. Romac believes that professional and technical staffing within the temporary staffing industry requires longer-term, more highly-skilled personnel services and offers the opportunity for higher profitability than the clerical and light industrial staffing segments, because of the value-added nature of professional and technical personnel. The National Association of Temporary and Staffing Services has estimated that more than 90% of all U.S. businesses utilize temporary staffing services.

BUSINESS STRATEGY

     Romac's objective is to be a nationally recognized leader in providing its professional specialty staffing services. The key elements of Romac's business strategy in seeking to achieve this objective include:

     - Implement the KnowledgeForce Strategy. As the staffing industry continues to evolve, its impact on organizations and their ability to attract and secure intellectual capital has been enormous. Romac believes, and government statistics support, that the demand for and the supply of intellectual capital is moving away from a permanent employment status towards an increasingly fluid and flexible employment relationship through flexible staffing. Romac believes that the intellectual capital of today, and even more so in the future, will be concentrated in highly skilled individuals who Romac collectively refers to as the "KnowledgeForce." In response to its beliefs, Romac has implemented a strategy to become known as the "KnowledgeForce Resource" in each market it serves.

     - Focus on Value-Added Services. Romac focuses exclusively on providing specialty staffing services to its clients. Romac believes that providing these specialty services offer greater profitability than the clerical and light industrial sectors of the temporary staffing industry. In addition, Romac believes, based upon data published by the U.S. Bureau of Labor Statistics and other sources, that employment growth will be greater in Romac's sectors than in the clerical and light industrial sectors. The placement of highly skilled personnel requires a distinct operational knowledge to effectively recruit and screen personnel, match them to client needs, and develop and manage the resulting relationships. Romac believes its historical focus in this market and name recognition, combined with management's operating expertise, provide it with a competitive benefit.

     - Build Long-Term, Consultative Relationships. Romac has developed long-term relationships with its clients by providing integrated solutions to their specialty staffing requirements. Romac strives to differentiate itself by working closely with its clients to maximize their return on human assets. In addition, Romac's ability to offer a broad range of flexible personnel services, coupled with its permanent placement capability, offers the client a single-source provider of specialty staffing services. This ability enables Romac to emphasize consultative rather than transactional client relationships.

     - Implement Carve-Out Strategy. Romac has begun implementation of its "carve-out" marketing strategy, which encourages large contractors of staffing services to "carve-out" the professional and technical sectors of staffing contracts and award such business to specialty staffing services providers instead of large generalist staffing firms. As a result of this strategy, Romac has signed several contracts with major national corporations for certain of Romac's services. Management believes there is substantial opportunity for growth through the continued implementation of this strategy.

     - Achieve Extensive Client Penetration. Romac's client development process focuses on repeated contacts with client employees responsible for staffing decisions. Contacts are made within numerous functional departments and at many different organizational levels within the client. Romac's operating employees are trained to develop a thorough understanding of each client's total staffing requirements. In addition, although Romac is organized functionally, its operating employees are trained and incentivized to recognize cross-selling opportunities for all of Romac's other services.

     - Apply Innovative Technology. Romac utilizes proprietary technologies and processes in the staffing, marketing, and management of its operations. Romac's Professional Recruiters Operating System ("PROS") provides operating employees with a systematic approach to identifying, monitoring, and serving the needs of Romac's customers (clients and personnel). Once operating employees obtain information regarding a customer, the data is entered into Romac's integrated operating system and is coded for future action. Operating employees are then prompted by means of an automated planner to contact the customer periodically to monitor and serve the needs that have been identified. Romac believes that its emphasis on the use of technology has resulted in the delivery of higher quality service, greater operating efficiency, and increased operating employee productivity. See "-- Professional Recruiters Operating System" on page 58.

     - Recruit High-Quality Professionals. Romac places great emphasis on recruiting qualified personnel. Romac believes it has a recruiting advantage over its competitors that lack the ability to offer personnel flexible and permanent opportunities. Personnel seeking permanent employment frequently accept flexible assignments through Romac until a permanent position becomes available. Personnel are screened by an operating employee with a compatible technical background to determine qualifications and match them with client needs.

     - Encourage Operating Employee Achievement. Romac's management promotes a quality-focused, results-oriented culture. Operating employees are selected based on their willingness to assume responsibility and promote Romac's philosophy. All operating employees are given numerous incentives to encourage the achievement of corporate goals. Romac fosters a team-oriented and high energy environment, celebrates the successes of its operating employees, and attempts to create a "spirited" work environment.

GROWTH STRATEGY

     Romac's growth strategy is to expand its services in existing markets where it does not offer its full range of services, and to enter new markets. The key elements of Romac's growth strategy are as follows:

     - Introduce Functional Service Offerings to Existing Markets. Romac currently offers four areas of functional services and only one of Romac's 19 markets offers the full range of services. As a result, Romac believes that a substantial opportunity exists to increase the number of service offerings within its existing markets. Romac intends to offer its recently expanded full range of functional services into each of its existing locations.

     - Open New Locations. Romac continually evaluates potential geographic expansion into new metropolitan areas. To facilitate new market entry, Romac plans to transfer or recruit experienced operating employees for positions in new locations as they are opened. Romac also seeks to leverage its national accounts to facilitate its entry into new markets. Since February 1995, Romac has opened offices in Dallas, Houston, Minneapolis, Philadelphia, Pittsburgh, Washington, D.C., Stamford, and St. Louis.

     - Leverage Existing Client Relationships and Develop New Clients. Romac continually identifies additional growth opportunities within existing and new clients as a result of the interrelationships among its service offerings. Romac has established goals for cross-selling and has trained and incentivized its operating employees to actively sell Romac's full range of services, in an effort to maximize its reach into the marketplace.

     - Acquire Strategic Businesses. Romac intends to continue to pursue the acquisition of complementary specialty staffing businesses. Romac's preference is to acquire businesses in markets in which Romac currently has a location or formerly maintained a franchised or licensed location, although other markets will also be explored, including markets outside the United States. Romac's primary acquisition candidates are local or regional specialty staffing firms with established client relationships in markets targeted by Romac. On the date of this proxy statement/prospectus, has no understanding or agreement with any potential acquisition candidate, except the Merger Agreement with Source.

     - Expand Major and National Accounts Program. Romac will continue to market its full range of services to existing and new clients in order to position Romac as the preferred vendor for specialty staffing services. Romac believes the major accounts program enables it to further penetrate its clients by giving Romac greater access to key staffing decision makers including the support of the client's purchasing and procurement team. This increased access allows Romac to achieve greater operating leverage through improved efficiencies in the marketing process. Romac has successfully obtained several national agreements for technical and professional specialty staffing services. Romac intends to aggressively pursue such agreements to facilitate geographic expansion and existing market penetration.

     - Introduce New Services. Romac continually evaluates the introduction of new services in an effort to meet customer demands. Romac has introduced flexible staffing of pharmaceutical, health care, and manufacturing services personnel to complement its existing search capabilities in these areas. Additionally, Romac acquired an entity that provides outplacement services and human resource contract and outsourcing services. To enhance the technical capabilities and perceived quality of Romac's Information Technology Services, Romac has formed ETD, through which selected personnel receive extensive training in emerging information technologies and are assigned to client environments for periods generally ranging from six months to two years.

FUNCTIONAL ORGANIZATION

     In March 1997, Romac changed the manner in which it classifies its service offerings in order to better serve the specialty needs of its customers. Currently, in order to align itself more closely with the organizational structure of its clients and the skills of its personnel on assignment, and available for assignment, Romac organizes its service offerings by function.

     The functional areas are defined as:

     - Information Technology. Computer and Data Processing Services heads the Bureau of Labor Statistics' list of the fastest growing industries. The shortage of technical expertise to operate the advanced systems that businesses have acquired over the last decade is a major catalyst contributing to the growth of this segment. Romac's Information Technology Services focuses on more sophisticated areas of the information technologies (i.e., systems/applications programmers, systems analysts, and networking technicians), where the shortage of personnel is the most acute.

     The combination of a growing number of available software applications, the increased complexity of such software applications, and the short supply of qualified software expertise contributed to Romac's decision to create ETD in mid-1995. ETD retrains skilled information technology professionals in cutting edge technology solutions and then offers the services of those highly trained individuals to Romac's clients. Romac believes the sophistication of these technologies, coupled with the significant unmet demand, provide an attractive opportunity for Romac to generate new, higher margin business, and to add value to its clients.

     - Finance & Accounting. In its markets, Romac believes it has built a strong reputation for providing qualified finance and accounting professionals to businesses. Romac believes this reputation facilitates Romac's recruiting and placement efforts. Romac's Finance & Accounting personnel are experienced in areas such as corporate taxation, budget preparation and analysis, financial reporting, cost analysis, and audit services. Romac recently introduced its Executive Solutions service line, which provides chief financial officers, controllers, and other higher-level financial professionals on a contract basis for assignment lengths generally ranging from three to six months.

     - Human Resources. The non-core functions of a business, such as human resources, are the most likely to be outsourced. With increasing employment regulations, the administrative burden on employers is becoming more complex and more time-consuming than ever before. Romac offers flexible and permanent staffing of human resource professionals in the areas of recruiting, benefits administration, training and generalists. In addition, Romac provides outplacement, outsourcing, and consulting services in this field.

     - Operating Specialties. This segment consists of revenues generated by the placement of professionals skilled in the pharmaceutical, manufacturing, health care, life insurance, and investment industries. Examples of the positions that would be classified in these categories are: research and regulatory personnel for pharmaceutical clients, quality engineers and assurance personnel for manufacturing companies, hospital administration and management personnel for health care companies, and management personnel for life insurance companies.

     Once the functional challenges of the client have been identified, Romac can then consult with the client to determine its staffing and time duration requirements. Romac offers its staffing services in one of two categories:
Flexible Staffing Services or Search Services.

  Flexible Staffing Services

     Flexible Staffing Services are offered by Romac to provide personnel in the fields of information technology, finance and accounting, human resources and operating specialties. Romac currently offers flexible staffing services in eighteen metropolitan markets. The two primary service offerings within Flexible Staffing are distinguished below:

          Professional Temporary Services. Professional Temporary Services are offered by Romac to provide professional temporary personnel in the fields of finance and accounting.

     Professional Temporary Services offers its clients a reliable and cost-effective means of handling uneven or peak workloads caused by events such as periodic financial reporting deadlines, tax deadlines, special projects, systems conversions, and unplanned staffing fluctuations. Professional Temporary Services meets such clients' needs with personnel who have an extensive range of accounting and financial experience, including corporate taxation, budget preparation and analysis, financial reporting, regulatory filings, payroll preparation, cost analysis, and audit services. Through the use of Romac's services, clients are able to avoid the cost and inconvenience of hiring and terminating permanent employees. Typically, the duration of assignments in the Professional Temporary Services is six to twelve weeks.

     Personnel for Professional Temporary Services are obtained from Search Services, referrals, and advertising in local newspapers and on Romac's home page on the Internet. Romac believes it has a competitive advantage in attracting personnel because of its ability to provide assignments ranging from short term to permanent. Access by the Professional Temporary Services to the Search Services' personnel pool provides personnel the opportunity to obtain permanent employment as a result of a flexible assignment, earnings that may allow personnel to be more selective when evaluating permanent opportunities, and additional experience that can enhance personnel skills and overall marketability. Personnel are screened by an operating employee with a compatible background to determine his qualifications and to match these qualifications with individual client needs. This screening includes an in-depth interview, skill testing, reference checks, and, in some cases, credit checks and additional background checks.

     Professional Temporary Services targets Fortune 1000 companies and other large organizations, with a primary focus on organizations determined to have the potential need for Romac's full range of services. In order to maximize its marketing effectiveness, Romac provides extensive training to its operating employees, which emphasizes the consulting nature of its business. Romac's operating employees develop marketing plans composed of multiple visits, frequent telemarketing activity, monthly mailings, and other actions supported through the use of the PROS and daily staff meetings. Romac believes that these techniques and processes provide the opportunity to expand its business within its clients' organizations, solidify client relationships, and develop new clients. Romac recognizes that in some cases Professional Temporary Services personnel will be offered permanent positions. If a client requests that personnel become permanent employees, Romac typically charges a "conversion" fee that is calculated as a percentage of the initial annual compensation.

     Contract Services. Contract Services provides personnel on a contractual basis, which typically averages six to nine months in duration. Contract Services has traditionally focused on providing information systems personnel to assist clients whose needs range from mainframe environments to single work stations. Contract Services personnel perform a wide range of services, including software development, database design and management, system administration, end-user training and acceptance, network design and integration, information strategy development, business and systems plans, and standardization of technology and business procedures. The size and growth of the information services industry in recent years have been driven largely by rapid technological advances. These advances have included the availability of increased computing power at lower costs and the emergence of new information systems capabilities. As a result, the ability of businesses to benefit from the application of computer technology has been greatly enhanced and has been accompanied by a dramatic increase in the number of end users. At the same time, the sophistication and complexity of the systems needed to serve these businesses and to deliver the desired benefits have greatly increased. Additionally, the need to contain costs has caused many businesses to reduce the number of personnel resulting in increased dependence upon information systems to support important functions and to improve productivity.

     Romac's base of skilled technical personnel is integral to its success. Because technical needs are diverse and technology advances occur frequently, technical talent is in high demand. As a result, Contract Services focuses heavily on its recruiting efforts. In addition, Romac focuses on training its Contract Services personnel in sophisticated technology applications. For example, Romac has formed ETD, which selects personnel to receive extensive training in information technologies and who are assigned to client environments for periods generally ranging from six months to two years. Romac believes that building a base of skilled technical personnel who are available for assignment is as integral to its success as are its client relationships.

     The March 1996 acquisition of Strategic Outsourcing, Inc., which was renamed Romac-HR, expanded Romac's Contract Services functions to include human resource personnel. Romac-HR, which was founded in 1989 in Boston, provides its clients with human resource personnel on a contractual basis to assist in the development, implementation, and maintenance of a wide variety of human resource processes. Romac currently provides the human resource contract services function in the Boston, Philadelphia, Tampa, Washington D.C., and Chicago markets. Romac plans to continue to introduce the human resource contract services function into its existing markets.

     Romac has expanded its Contract Services functions to include manufacturing services, health care, and pharmaceutical personnel. Within manufacturing services, Romac provides a wide range of quality engineers and quality assurance personnel. Health care contract services provides hospital administration and management personnel. Pharmaceutical contract services provides pharmaceutical industry clients with research and regulatory personnel. Currently, Romac services these other functional areas on a national basis solely out of its Tampa office.

     Romac's operating employees develop and maintain an active personnel inventory designed to meet the needs of Romac's clients. To recruit qualified personnel, Romac uses targeted telephone recruiting, obtains referrals from its existing personnel and clients, and places newspaper advertisements. The Search Services' recruiting efforts complement those of Contract Services, and Romac believes that this combination distinguishes it from its competitors. To foster loyalty and commitment from its existing personnel, Romac maintains frequent contact and offers competitive wages, flexible schedules, and exposure to a variety of working environments.

     Contract Services concentrates on marketing its services to Fortune 1000 companies and other businesses with information systems, manufacturing services, human resources, health care, and pharmaceutical personnel requirements. Operating employees emphasize Romac's ability to provide contract personnel who can perform a wide range of services within each of these areas through consultative contacts with client end-users, personal visits, mailings, and telemarketing efforts.

  Search Services

     Romac provides extensive search services for professional and technical personnel. The professional skills offered by the Search Services are in the areas of information technology, finance and accounting, financial services, pharmaceutical research, health care, human resources, insurance, and manufacturing.

     Romac performs both contingency and retained searches. A contingency search results in payment to Romac only when personnel are actually hired by a client. Romac's strategy is to perform contingency searches only for skills Romac targets as its "core-businesses." Client searches that are outside a core-business area typically are at a management or executive level and require a targeted research and recruiting effort. Romac typically performs these searches as retained searches where the client pays a part of the search fee in advance and the remainder upon completion of the search. Romac's fee is typically structured as a percentage of the placed individual's first-year annual compensation.

     An active database of personnel is maintained as the result of its continuous recruiting efforts and reputation in the industry. In addition, operating employees locate many potential personnel as the result of referrals from the Flexible Staffing Services activities.

     Romac believes that it has developed a reputation for quality search work. To minimize the risk of changes in skill demand, Romac's marketing plan incorporates a continual review of client recruitment plans for future periods to allow for rapid changes to "in-demand" skills. The quality of the relationship with client personnel is a key component of the strategy, and Romac seeks to use consultative relationships to obtain insight into emerging growth areas. The clients targeted by the Search Services are typically the same as those targeted by the Flexible Staffing Services. This common focus is intended to contribute to Romac's objective of providing integrated solutions to its clients' personnel needs.

     Romac's search business is highly specialized. Certain skills, such as finance and accounting, information technology and human resources, may be served by local offices, while other, more highly specialized operating specialties require a regional or national focus. Romac believes that a trend toward greater selectivity in its clients' hiring processes has contributed to an increased demand for its Search Services. This emphasis on quality fits well with Romac's inventory of personnel. Romac expects that the Search Services will continue to add operating specialties in the majority of markets served.

MARKETS

     Romac serves 19 metropolitan markets with management of the operations coordinated from its headquarters in Tampa. Romac's headquarters provides its offices with administrative, marketing, accounting, training, legal, and information systems support, particularly as it relates to the standardization of the operating processes of its offices.

     The following table lists the services offered by Romac on a market-by-market basis.

                                SERVICES OFFERED

                                          INFORMATION   FINANCE &      HUMAN      OPERATING         YEAR
                                          TECHNOLOGY    ACCOUNTING   RESOURCES   SPECIALTIES   OPENED/ACQUIRED
                                          -----------   ----------   ---------   -----------   ---------------
Atlanta, GA.............................       X            X                                       1986
Boston, MA..............................       X            X            X            X             1966
Chicago, IL.............................       X            X            X                          1985
Dallas, TX..............................       X            X                                       1995
Denver, CO..............................       X                                                    1997
Houston, TX.............................       X            X                                       1995
Louisville, KY..........................       X                                                    1992
Miami/Ft. Lauderdale, FL................       X            X                                       1982
Minneapolis, MN.........................                    X                                       1996
Orange County, CA.......................       X                                                    1997
Orlando, FL.............................       X            X                                       1984
Philadelphia, PA........................       X            X            X                          1995
Pittsburgh, PA..........................                    X                                       1996
San Francisco, CA.......................       X            X                                       1989
San Jose, CA............................       X            X                                       1997
St. Louis, MO...........................                    X                                       1998
Stamford, CT............................       X            X                                       1997
Tampa, FL...............................       X            X            X            X             1980
Washington, DC..........................                    X            X                          1997

PROFESSIONAL RECRUITERS OPERATING SYSTEM

     Romac has developed a proprietary integrated system designed to maximize productivity and to aid in the management of its business. PROS is designed to be a comprehensive approach to the operation and management of a specialty staffing firm. It comprises sophisticated and proprietary operating and computer systems initially developed in 1982 and has been continually enhanced. The system links each office location through the use of a private network to Romac's corporate headquarters.

     PROS offers several advantages in providing information to support the goals of Romac. Through the use of PROS, market information concerning target customers is tracked and prioritized to focus marketing and development efforts. Readily available management reports indicate the frequency and nature of contact with the targeted customers to support marketing plans. By using these reports, managers provide direction and support to operating employees to ensure that customers are properly served. A manager, concerned with the status of a particular assignment at any point, can examine the detailed status and degree of coverage on each assignment. PROS offers both detailed and summary reports to provide a continuous view of key factors related to customer development and service and operating employee and personnel productivity.

     In addition to customer service considerations, PROS enhances the productivity and efficiency of the operating employees. One of the primary problems facing operating employees is the effective and productive use of information. PROS simplifies the information recording and retrieval problem and enables operating employees in different functional and geographical areas to share information and communicate more effectively.

     Finally, PROS helps Romac manage information by passing data from the operating divisions software to the accounting software. This approach increases productivity, as data have a single point of entry and can be readily accessed by all functional areas within Romac. Romac intends to continue to enhance its systems capabilities to streamline processes in order to improve customer servicing.

COMPETITION

     The specialty staffing services industry is very competitive and fragmented. There are relatively limited barriers to entry and new competitors frequently enter the market. A number of Romac's competitors possess substantially greater resources than Romac. Romac faces substantial competition from large national firms and local specialty staffing firms. Large national firms that offer specialty staffing services include Robert Half International, Computer Horizon, Inc., and Alternative Resources Corporation. The local firms are typically operator-owned, and each market generally has one or more significant competitors. Romac also faces competition from national clerical and light industrial staffing firms and national and regional accounting firms that also offer certain specialty staffing services. These companies include Interim Services, Inc., Norrell Corporation, AccuStaff Incorporated, and Olsten Corp.

     Romac believes that the availability and quality of its personnel, the level of service, the effective monitoring of job performance, scope of geographic service and the price of service are the principal elements of competition. Romac believes that availability of quality personnel is an especially important facet of competition. In order to attract personnel, Romac places emphasis upon its ability to provide permanent placement opportunities, competitive compensation and benefits, quality and varied assignments, and scheduling flexibility. Because personnel pursue other employment opportunities on a regular basis, it is important that Romac respond to market conditions affecting these individuals. Additionally, in certain markets Romac has experienced significant pricing pressure from some of its competitors. Although Romac believes it competes favorably with respect to these factors, it expects competition to increase, and there is no assurance that Romac will remain competitive.

PROPERTIES

     Romac owns no real estate. It leases its corporate headquarters in Tampa, Florida, as well as space for its other locations. The aggregate area of office space under leases for locations is approximately 154,000 square feet. The leases generally run from month-to-month to five years and the aggregate annual rent paid by Romac in 1997 was approximately $2.1 million. Romac believes that its facilities are adequate for its needs and does not expect difficulty replacing such facilities or locating additional facilities, if needed.

INSURANCE


     Romac maintains a fidelity bond and a number of insurance policies, including general liability and automobile liability (each with excess liability coverage), professional liability, worker's compensation, and employers' liability.


     Romac also maintains professional liability and crime policies, each with aggregate coverage of $1.0 million, covering certain liabilities that may arise from the actions or omissions of its operating employees and personnel. Romac currently maintains key man life insurance on certain of its executive officers in an aggregate amount of $7.5 million. Romac believes that its insurance coverages will be adequate for its needs, although, there is no assurance that any of these coverages will be sufficient. See "Risk Factors -- Employment Liability Risk" on page 20.

OPERATING EMPLOYEES AND PERSONNEL

     As of December 31, 1997, Romac and its subsidiaries employed approximately 600 operating employees. Additionally, as of that date, Romac had approximately 2,600 personnel on assignment providing flexible staffing services to its clients. As the employer, Romac is responsible for the operating employees and personnel payrolls and employer's share of social security taxes (FICA), federal and state unemployment taxes, workers' compensation insurance, and other direct labor costs relating to its operating employees and personnel. Romac offers access to various insurance programs and other benefits for its operating employees and personnel. Romac has no collective bargaining agreements covering any of its operating employees or personnel, has never experienced any material labor disruption, and is unaware of any current efforts or plans to organize its operating employees or personnel. Romac considers relations with its operating employees and personnel to be good.

LEGAL PROCEEDINGS

     In the ordinary course of its business, Romac is from time to time threatened with or named as a defendant in various lawsuits, including discrimination and harassment and other similar claims. Romac maintains insurance in such amounts and with such coverages and deductibles as management believes are reasonable. The principal risks that Romac insures against are workers' compensation, personal injury, bodily injury, property damage, professional malpractice, errors and omissions, and fidelity losses. Romac is not currently involved in any material litigation.

                               BUSINESS OF SOURCE

GENERAL

     Source is a specialty staffing services firm that provides flexible staffing and permanent placement of professional and skilled personnel primarily in the ares of information technology, accounting and finance, and engineering. It recently expanded its service offerings to include staffing of professional and skilled personnel in the areas of health care and legal services. Source believes that the ability to provide both flexible staffing and permanent placement of professional and skilled personnel in a broad spectrum of fields enables it to present integrated solutions to its clients' staffing needs. Source also believes that the staffing of professional and skilled personnel in specialty niches generally includes longer term assignments than typical clerical temporary placement and offers Source the opportunity for greater growth and higher profitability. Source has offices in 55 markets throughout the United States and one in Canada.

     Initially a larger provider of permanent placement services, Source shifted its focus in 1991 to include flexible staffing services in its areas of specialization. During fiscal year 1997, approximately 68% of Source's net service revenue was derived from its flexible staffing services.

     Source's flexible staffing business benefits greatly from Source's experience in providing permanent placement services. Over its 36 years, Source has developed expertise in recruiting and selecting professionals to satisfy client requests. Also, Source currently maintains a database of over one million potential professional or skilled candidates from which it can match its clients' needs. In addition, virtually all of Source's sales associates have a background in one of Source's areas of specialization, thereby promoting a better understanding of the needs of Source's clients and providing Source an advantage in its recruiting efforts.

SOURCE'S SPECIALTY STAFFING SERVICES

     Overview. Source is a staffing services firm that specializes in providing flexible staffing and permanent placement of professional and skilled personnel primarily in the areas of information technology, accounting and finance, engineering, health care, and legal services. It provides services in 55 markets throughout the United States and one in Canada. Source's operations are more heavily concentrated in large metropolitan areas. Source believes that providing a broad range of specialty staffing services allows it to capitalize on its name recognition and reputation initially developed as a provider of personnel to the information technology industry.

     Source seeks to develop an understanding of its clients' staffing needs through its sales associates, virtually all of whom have a background in an area in which Source specializes. For example, sales associates in Source's information technology divisions have technical experience in various computer-related fields, while most sales associates in Source's accounting and finance divisions are certified public accountants. The specialized background of Source's sales associates, coupled with Source's emphasis on developing and maintaining long-term relationships with its clients, fosters the development of a consultative relationship that enhances Source's ability to offer integrated staffing solutions to meet the needs of its clients.

     Because of its position as a provider of flexible staffing and permanent placement staffing services in its primary areas of specialization, Source has developed access to a large number of qualified candidates. Source maintains a database of qualified candidates containing more than one million names. Source seeks to assure the high quality of its candidates through personal screening interviews with each candidate. These screening interviews are conducted by sales associates having a background in the candidate's area of specialty, thereby further enabling Source to offer to its clients candidates which best meet the clients' staffing needs. Source's policy is to replace, without additional charge, flexible staffing personnel who fail to perform to the client's satisfaction and candidates placed in permanent positions whose employment terminates within the guarantee period.

     Flexible Staffing. Flexible staffing involves the placement of Source employees and independent contractors on short and long-term assignments with clients. Source believes that flexible staffing services offer its clients a reliable and cost-effective way of obtaining professional and skilled personnel for special projects or to balance uneven or peak workloads. Because of its reputation and expertise in the segments of the staffing industry in which it specializes, Source has access to a large number of qualified candidates to meet its clients' flexible staffing needs. Source believes that many professional and skilled personnel are attracted to flexible staffing positions because of their desire to maintain flexible work schedules, obtain different and challenging work experiences, and familiarize themselves with an employer before considering permanent employment. Additionally, Source believes that its ability to offer both flexible staffing and permanent placement options to candidates gives Source a competitive benefit in attracting skilled and qualified flexible staffing placement candidates.

     Typically, the period of assignment depends upon the duration of the need for the skills possessed by an individual employee. During a typical week, Source has more than 3,800 persons in flexible positions with clients. Source charges hourly fees for personnel placed in flexible staffing assignments. For the years ended December 29, 1996, and December 28, 1997, flexible staffing accounted for approximately 62% and 68% respectively, of Source's net service revenue. The ability of Source to locate and hire personnel with capabilities required by customers is critical to its operations.

     The following table sets forth the number of markets in which Source offered flexible staffing services in its areas of specialization as of the dates indicated:

                                                    DECEMBER 31,   DECEMBER 29,   DECEMBER 28,
                                                        1995           1996           1997
                                                    ------------   ------------   ------------
Information Technology............................       43             50             49
Accounting and Finance............................       24             45             48
Engineering.......................................       11             26             17
Other.............................................        4             11             10

     The percentages of Source's net service revenue derived from its flexible staffing services for each of the periods indicated are shown below:

                                                                    YEAR ENDED
                                                    ------------------------------------------
                                                    DECEMBER 31,   DECEMBER 29,   DECEMBER 28,
                                                        1995           1996           1997
                                                    ------------   ------------   ------------
Information Technology............................       44%            45%            47%
Accounting and Finance............................       15             15             17
Other.............................................        2              2              4
                                                         --             --             --
Total Flexible Staffing...........................       61%            62%            68%
                                                         ==             ==             ==

     Permanent Placement. During the years ended December 29, 1996 and December 28, 1997, permanent placements accounted for 38% and 32%, respectively, of Source's net service revenue. Source currently offers permanent placement services in 54 markets covering 29 states and one in Canada.

     Permanent placement services include placement of candidates in permanent positions with clients. Source believes that many businesses, in an effort to manage their cost structure and focus on their core business, have generally reduced the number of permanent, full-time employees as well as the size and capability of their human resources functions. Accordingly, companies rely more heavily on permanent placement providers for their hiring needs. Source also believes that the increasing demand for specialized employee skills has enhanced its clients' dependence on its ability to identify and understand more effectively specialized and technical candidate skills. In addition, utilizing permanent placement providers allows companies to access a broader range of professional and skilled candidates. Source believes its 36-year history in permanent placement services, its database containing information on over one million qualified potential placement candidates, its national presence and its practice of employing sales associates with backgrounds in the areas in which they recruit enable it to provide permanent placement staffing solutions that meet clients' needs. Source keeps the database current by contacting the candidates through direct mail, phone contact, direct contact, e-mail and other means to update candidate information. This database of candidates has been compiled over 36 years through responses to direct mail, advertising, referrals, technical seminars, job fairs, college fairs, and other media.

     Source's permanent placement services typically result in payment to Source when a candidate is hired by a client and the candidate is retained for the duration of the guarantee period. Source's fee is usually structured as a percentage of the placed candidate's first-year annual compensation.

     The percentages of Source's net service revenue derived from its permanent placement services for each of the periods indicated are shown below:

                                                    DECEMBER 31,   DECEMBER 29,   DECEMBER 28,
                                                        1995           1996           1997
                                                    ------------   ------------   ------------
Information Technology............................       24%            21%            17%
Accounting and Finance............................       12             12             12
Other.............................................        4              4              3
                                                         --             --             --
          Total Permanent Placement                      39%            37%            32%
                                                         ==             ==             ==

AREAS OF SPECIALIZATION

     Source specializes in providing flexible staffing and permanent placement of professional and skilled personnel in the areas of information technology, accounting and finance, engineering, health care, and legal services through eight divisions. Source regularly reviews its areas of specialization to determine whether new areas can be added to better serve its clients' needs. Source will continue to focus on providing professional and skilled personnel.

     Information Technology. Source provides persons skilled in computer-related fields for flexible staffing and permanent positions. Staffing of information technology personnel accounted for approximately 66% of Source's net service revenue for the year ended December 29, 1996 and 64% for the year ended December 28, 1997.

     Source meets clients' information technology staffing needs through two divisions. Source Consulting(TM) provides experienced professionals in all information technology disciplines for flexible staffing assignments. Source Edp(TM) provides information systems professionals on a contingency fee and retainer basis for permanent employment.

     Accounting and Finance. For fiscal years 1996 and 1997, staffing of accounting and finance personnel accounted for approximately 27% and 29%, respectively, of Source's net service revenue. Source meets clients' accounting and finance staffing needs through two divisions. Accountant Source Temps(TM)provides accounting and financial personnel for flexible staffing assignments in 48 markets. Source Finance(TM) provides experienced accounting and finance professionals on a contingency fee and retainer basis for permanent employment in 48 markets.

     Engineering. Source provides professional personnel in the fields of engineering in 17 of Source's markets in 11 states. For fiscal years 1996 and 1997, staffing of engineering personnel accounted for approximately 5% and 4%, respectively, of Source's net service revenue.


     Source Engineering(TM) provides personnel highly skilled in a variety of engineering disciplines for both flexible staffing and permanent placement.


     Legal Services. Through its Source Legal(TM) division, Source recently has started to provide legal services personnel for flexible staffing and permanent placement in four markets.

     Health Care. Source, through its Source HealthCare Staffing(TM) division, provides licensed professionals to health care institutions primarily for flexible staffing in six markets.

ORGANIZATIONAL STRUCTURE

     Source currently operates offices in 55 markets throughout the United States and one in Toronto, Canada. Source's operations are divided into three geographic regions, each of which is under the management of a Vice President of Operations who is responsible for the overall profitability of his region. Each market served by Source in a region is managed by a Managing Director who reports directly to the Vice

President of Operations of that region and is responsible for sales of Source's services in that market. Each of the service offerings in a market is supervised by a Sales Manager for that service. Each of the service offerings in each market is served by sales associates who report to a Sales Manager.

     In order to provide further focus on its flexible staffing services, Source has two national executive management positions for Source's areas of specialization; National Director of Flexible Staffing Services for the accounting and finance area and National Director of Flexible Staffing Services for the information technology area. These directors work with operations management in each market.

RECRUITING AND TRAINING

     Recruiting candidates is critical to Source's business and growth strategy. Source believes it has an advantage over its competitors in recruiting highly qualified personnel for the following reasons:

     - the background and experience of Source's sales associates in each of its areas of specialization;

     - Source's experience as a national provider of specialty staffing services;

     - Source's database of over one million candidates; and

     - Source's ability to offer candidates both flexible staffing assignments and permanent placement opportunities.

     Source attracts more than half of its candidates through referrals and repeat business. Additional candidates are identified through a comprehensive Candidate Attraction Program which includes the use of a proprietary, on-line database containing the names, qualifications, and other relevant information on more than one million professional or highly skilled candidates; using proprietary and purchased lists of prospects; the use of the Internet, including a company home page; national advertising campaigns; attendance at trade shows and career conferences; speaking engagements and professional association memberships, local media advertising, and college campus promotional activities and speaking engagements. Because of its national geographic presence, Source has the ability to recruit highly qualified personnel in certain of its areas of specialization.

     Source relies heavily on the recruitment efforts of its sales associates. The majority of Source's sales associates first contact Source as applicants for Source's placement services. Therefore, most of Source's sales associates have personally experienced and benefited from the ability of Source to place its candidates in attractive flexible staffing or permanent placement positions. This personal experience benefits the sales associates and Source in recruiting qualified candidates and in understanding the staffing needs of Source's clients.

     Source's sales associates are trained by Source. Each newly-hired sales associate attends a one week initial training program administered by the corporate training department, which employs field personnel as trainers. When sales associates return to their assigned office, they undergo an additional nine weeks of training by local office management. This "Certification Program" is unique for each service of Source and is formal in its execution, including both qualitative and quantitative training events with formal sign-off by local management. Additionally, regularly scheduled meetings in each branch office include training events based on specific needs in that office. Audio visual training aids are developed and disseminated by the corporate training department to support field management with ongoing training.

     Before a candidate is placed with a client in either a flexible staffing or permanent position, a sales associate with a background in the candidate's area of specialty conducts a personal interview with that candidate in order to evaluate qualifications and level of skills. This screening process allows the sales associate to match candidates who can satisfy the needs of individual clients, as well as direct the prospective candidates toward opportunities that are well suited to their career goals.

     Source offers all its candidates the opportunity to develop or enhance their skills as technological or other changes occur, through a variety of training aids. In connection with an upgrade to its management information systems, Source is installing training software licensed from a third-party supplier. Candidates for

Source's flexible staffing and permanent placement services also have the opportunity to increase their technical and business skills through the use of an on-line discussion database and chat line.

SALES AND MARKETING

     Source markets to local accounts through its sales associates, thereby permitting Source to capitalize on their expertise and relationships in local markets. Marketing activities at the local level are conducted within guidelines established by Source and are supervised through the Vice President of Operations, Managing Directors and Sales Managers.

     Source's national marketing strategy, which is largely based on attracting clients who desire to work with a limited number of vendors for their staffing needs, is developed and coordinated at the corporate level and is implemented through regional and local management. This enables Source to develop a focused national marketing strategy that is consistent throughout all of its markets.

     Clients are solicited through personal sales presentations, presentations at trade shows, telephone marketing, direct mail solicitation, company-sponsored technical seminars and training, and referrals from clients and candidates. In addition, as a result of its history of providing permanent placement services, Source has developed and strives to maintain a network of persons who were placed using Source's services, and are now in positions to affect hiring decisions and rely on Source's services in filling their flexible staffing and permanent placement needs. Source advertises in a variety of local and national media, including the Yellow Pages, local and national newspapers and trade publications. Source also operates a Web page on the Internet that provides both clients and candidates with information about Source and its services as well as employment opportunities. Each year, Source publishes salary surveys for professionals in the information technology, accounting and finance, and engineering industries because Source recognizes the need for candidates to have timely information regarding hiring trends and skills currently in demand. In addition, Source maintains information regarding the hiring status of employers and the skills they require.

     Source's marketing plan incorporates a continual review of its clients' anticipated future staffing needs to enable Source to respond to changes in "in-demand" skills. The quality of the relationship with client personnel is a key component of this strategy, and Source seeks to develop long-term consultative relationships with each of its clients to more fully understand and anticipate their flexible staffing and permanent placement needs.

MANAGEMENT INFORMATION SYSTEMS

     Source relies heavily on its management information systems in the conduct of its business. Source principally uses a proprietary system called WIZARD, which is an enhanced version of their previous system, SCORE. WIZARD is based on the use of client-server technology, the inter-connection of all Source's computer systems over a high-speed frame relay network, and the use of third-party software to manage daily documentation and correspondence with clients and to provide training for Source's candidates. Source believes that WIZARD's system of coding skills and qualifications of Source's candidates provides Source an advantage in matching such skills and qualifications with clients' needs. For example, WIZARD enables Source to include within the coding of the skills and qualifications of a candidate various subcandidates. The subcandidates possess a group of skills and qualifications, including, for example, a high level of skill in a particular computer program, will also identify candidates possessing most of the required qualifications and having skills in related or similar computer programs. This enables Source to respond to specific client needs by searching for candidates possessing highly specialized skills or a broad grouping of skills as the circumstances require.

COMPETITION

     The specialty staffing services industry is very competitive and fragmented. There are limited barriers to entry and new competitors frequently enter the market. A number of Source's competitors possess substantially greater resources than Source. Source faces substantial competition from local and national specialty staffing firms. National specialty staffing firms that offer staffing services in some or all of Source's areas of specialization include AccuStaff Incorporated, Alternative Resources Corporation, CORESTAFF, Inc., Robert Half International, Inc. and Romac. In addition, in each of Source's markets, one or more local firms compete with Source.

     Source believes that the availability and quality of candidates, the level of service, the effective monitoring of job performance, and the price of service are the principal elements of competition in the staffing industry. Source believes that the availability of qualified candidates is especially important. In order to attract qualified candidates, Source places emphasis upon its ability to provide both flexible staffing and scheduling flexibility. Additionally, in certain markets Source has experienced significant pricing pressure from some of its competitors. Although Source believes it competes favorably with respect to these factors, it expects competition to increase and there is no assurance that Source will remain competitive.

INSURANCE

     Source maintains a fidelity bond and a number of insurance policies including general liability and automobile liability, (each with excess liability coverage), professional liability and errors and omissions, and worker's compensation and employers' liability. There is no assurance that any of these coverages will be adequate for Source's needs. See "Risk
Factors -- Employment Liability Risk" on page 20.

TRADEMARKS

     Source has registered the following trademarks: Accountant Source Temps(TM), Source Engineering(TM), Source(TM), Source Consulting(TM), Source Edp(TM), Source Finance(TM), Source Temps(TM), Source Legal(TM) and Source Services(TM). Source also has registered the Source Edp(TM) logo. Source vigorously defends its rights pursuant to these trademarks. Source believes that the loss of one or more of such trademarks could have a material adverse effect on its business.

EMPLOYEES

     As of December 28, 1997, Source employed approximately 4,660 persons. Of such persons, approximately 85 were engaged in corporate management and support functions, approximately 1,122, including approximately 767 sales associates, were involved in functions related to customer service, and the balance of 3,453 (of which approximately 230 were independent contractors) were available for or were on assignment in temporary staffing positions. As the employer, Source is responsible for the permanent and temporary payrolls and employer's share of social security taxes (FICA), federal and state unemployment taxes, workers' compensation insurance and other direct labor costs relating to its employees. Source offers access to various insurance programs and benefits for its flexible employees. Source has no collective bargaining agreements covering any of its employees and has never experienced any material labor disruption. Source considers its relations with its employees to be good.

                       DESCRIPTION OF ROMAC CAPITAL STOCK

GENERAL

     Romac's authorized capital stock consists of 100,000,000 shares of Common Stock having a par value of $.01 per share and 15,000,000 shares of preferred stock having a par value of $.01 per share. As of December 31, 1997, 29,185,796 shares of Romac Common Stock and no shares of preferred stock were issued and outstanding.

COMMON STOCK

     Each holder of Romac Common Stock is entitled to one vote for each share held. Shareholders do not have the right to cumulate their votes in elections of directors. Accordingly, holders of a majority of the issued and outstanding Romac Common Stock will have the right to elect all Romac's directors and otherwise control the affairs of Romac.

     Holders of Romac Common Stock are entitled to dividends on a pro rata basis upon declaration of dividends by the Romac Board. Dividends are payable only out of unreserved and unrestricted surplus that is legally available for the payment of dividends. The Romac Board is not required to declare dividends, and it currently expects to retain any funds generated from operations to finance the development of Romac's business. The payment of dividends in the future will depend upon earnings, capital needs, and other factors.

     Upon a liquidation of Romac, holders of the Romac Common Stock will be entitled to a pro rata distribution of the assets of Romac, after payment of all amounts owed to Romac's creditors, and subject to any preferential amount payable to holders of preferred stock of Romac, if any.

PREFERRED STOCK

     The Romac Board is authorized (without any further action by the shareholders) to issue Romac preferred stock in one or more series and to fix voting rights, liquidation preferences, dividend rates, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences of any series established by the Romac Board, and to increase or decrease the number of shares within each such series. The Romac Board may issue preferred stock for such consideration and on such terms as it deems desirable. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available for the payment of dividends on Romac Common Stock. Also, holders of preferred stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of Romac before any payment is made to the holders of Romac Common Stock. In addition, under certain circumstances, the issuance of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of Romac's securities or the removal of incumbent management. The Romac Board, without stockholder approval, may issue preferred stock with voting and conversion rights which could adversely affect the holders of Romac Common Stock. Romac has no present intention to issue any shares of preferred stock.

CERTAIN PROVISIONS OF ROMAC'S ARTICLES OF INCORPORATION

     Romac's articles of incorporation (the "Romac Articles") provide for a classified board of directors. The directors are divided into three classes, as nearly equal in number as possible. The directors are elected for three-year terms, which are staggered so that the terms of one-third of the directors expire each year. The Romac Articles permit removal of directors only for cause by the shareholders of Romac at a meeting by the affirmative vote of at least two-thirds of the outstanding shares of Romac Common Stock. The Romac Articles establish an advance notice procedure for the nomination of candidates for election as directors, as well as for other shareholder proposals to be considered at shareholders' meetings.

     The Romac Articles also contain a "fair price" provision, which is intended to ensure that the consideration paid by an acquiror in certain transactions involving Romac that follow a successful tender offer must be no less than the highest consideration offered pursuant to the tender offer. Among other things, such transactions must be approved by (i) the holders of at least 80% of the outstanding Romac Common Stock, and (ii) the holders of a majority of the outstanding Romac Common Stock other than the interested shareholder.

     The above provisions may have certain anti-takeover effects. Such provisions, in addition to the provisions described below and the possible issuance of preferred stock discussed above, may make it more difficult for other persons, without the approval of the Romac Board, to make a tender offer or acquisitions of substantial amounts of the Romac Common Stock or to launch other takeover attempts that a shareholder might consider in such shareholder's best interests, including attempts that might result in the payment of a premium over the market price for the Romac Common Stock held by such shareholder.

CERTAIN PROVISIONS OF FLORIDA LAW

     Romac is subject to several anti-takeover provisions under Florida law that apply to certain public corporations. The Florida Business Corporation Act (the "FBCA") prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a "control share acquisition" unless the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors, or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more but less than one-third of such voting power, (ii) one-third or more but less than a majority of such voting power, and (iii) more than a majority of such voting power.

     The FBCA contains an "affiliated transaction" provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder,
(ii) the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years, or (iii) the transaction is approved by the holders of two-thirds of the corporation's voting shares other than those owned by the interested shareholder. An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation's outstanding voting shares.

     The FBCA also provides that directors may consider the long-term interests of the corporation and its shareholders and certain societal factors when determining what is in the best interest of the Company. Thus, the Romac Board may consider these interests in connection with a decision to sell the Company.

                      DESCRIPTION OF SOURCE CAPITAL STOCK

     Source has authorized capital stock consisting of 100,000,000 shares of Source Common Stock, $0.02 par value, and 2,000,000 shares of Preferred Stock, $0.01 par value. As of December 28, 1997, there were outstanding 13,754,043 shares of Source Common Stock, and no shares of preferred stock outstanding. A total of 1,030,000 shares of Source Common Stock are reserved for issuance upon the exercise of options granted or which may be granted under the Employees Stock Option Plan and the Directors Stock Option Plan.

COMMON STOCK

     All outstanding shares of Source Common Stock are fully paid and nonassessable. All holders of Source Common Stock have full voting rights and are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Votes may not be cumulated in the election of directors. Stockholders have no preemptive or subscription rights. The Source Common Stock is neither redeemable nor convertible, and there are no sinking fund provisions. Holders of Source Common Stock are entitled to dividends when, as and if declared by the Source Board from funds legally available therefor and are entitled, upon liquidation, to share ratably in all assets remaining after payment of liabilities. See "Dividend Policy." The rights of holders of Source Common Stock will be subject to any preferential rights of any Preferred Stock which may be issued in the future.

     The transfer agent and registrar for the Source Common Stock is ChaseMellon Shareholder Services, L.L.C.

PREFERRED STOCK

     The Source Board is authorized (without any further action by the stockholders) to issue Source preferred stock in one or more series and to fix voting rights, liquidation preferences, dividend rates, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences of any series established by the Source Board, and to increase or decrease the number of shares within each such series. The Source Board may issue preferred stock for such consideration and on such terms as it deems desirable. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available for the payment of dividends on Source Common Stock. Also, holders of preferred stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of Source before any payment is made to the holders of Source Common Stock. In addition, under certain circumstances, the issuance of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of Source's securities or the removal of incumbent management. The Source Board, without stockholder approval, may issue preferred stock with voting and conversion rights which could adversely affect the holders of Source Common Stock. Source has no present intention to issue any shares of preferred stock.

     Source Common Stock Purchase Rights. Pursuant to Source's Rights Agreement, each share of Source Common stock outstanding includes one common stock purchase right (a "Right") that is non-detachable and non-exercisable until certain defined events occur, including certain tender offers or the acquisition by a person or group of affiliated or associated persons of 20% of Source's Common Stock. Upon the occurrence of certain defined events, the Right entitles the holder to purchase Source Common Stock or stock of an acquiring company at a 50% discount. The Rights expire on June 18, 2007, unless earlier redeemed by Source at a price of $.01 per Right. The Source Board has amended the Rights Agreement so that it will not apply to the Merger.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

     Anti-takeover Provisions. Source's Certificate of Incorporation (the "Source Certificate") contains certain provisions, some of which are described below, that in addition to the authorization of the preferred stock, may reduce the likelihood of a change in management or voting control of Source without the consent of the Source Board. These provisions could have the effect of delaying, deterring or preventing tender offers or takeover attempts that some or a majority of Source's stockholders might consider to be in the stockholder's best interest, including offers or attempts that might result in a premium over the market price for the Common Stock.

     Staggered Board of Directors. The Source Certificate provides that, commencing with the 1997 annual meeting of stockholders, the Source Board was divided into three classes that are elected to staggered three year terms. The staggered board provision could increase the likelihood that, in the event of a takeover of Source, incumbent directors will retain their positions. In addition, the staggered board provision will help ensure that the Source Board, if confronted with an unsolicited proposal from a third party that has acquired a block of the voting stock of Source, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders. The affirmative vote of holders of at least 80% of Source's outstanding voting stock will be required to amend this provision.

     Removal of Directors During Their Terms. Under the Source Certificate, a director may be removed during his or her term of service only "for cause" and only by the affirmative vote of a majority of the stockholders entitled to vote. As defined "for cause" means: (i) commission of an act of fraud or embezzlement against Source; (ii) conviction of a felony or a crime involving moral turpitude; (iii) gross negligence or willful misconduct in performing the directors duties to Source; or (iv) breach of fiduciary duty owed to Source. The Bylaws also provide that vacant directorships may be filled only by the Source Board.

     Stockholder Action. Unless limited by the Source Certificate, the Delaware General Corporation Law (the "DGCL") permits stockholder action without a meeting, without prior notice and without a vote upon the written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Source Certificate prohibits stockholder action without a meeting, except when there are ten or fewer stockholders.

     Fair Price Provision. The Source Certificate includes a "fair price" provision that requires the affirmative vote of the holders of at least 80% of the outstanding voting stock of Source to approve a merger with, or disposition of assets or the issuance of securities having a fair market value of $5 million or more to, an interested stockholder (as defined below), a liquidation proposed by an interested stockholder or the reclassification of Source's securities or a similar transaction that increases the interested stockholder's proportionate ownership in Source. An "interested stockholder" is anyone who owns or controls, directly, indirectly or together with others, 10% or more of Source's voting stock. However, a transaction with an interested stockholder will not require stockholder approval if a majority of disinterested directors (as defined in the Source Certificate) approves the transaction or if the transaction involves the distribution to the stockholders of cash or other consideration that satisfies the "fair price" criteria set forth in the Source Certificate, which generally require that all stockholders receive equal treatment, an adequate price, and adequate disclosure. The Merger complies with the "fair price" criteria.

     Evaluation Factors. The Source Certificate permits the Source Board to evaluate factors other than the price offered when considering a proposed acquisition of Source. The Source Certificate permits the Source Board to consider the social, legal and economic effects of the proposed acquisition upon Source's employees, suppliers, customers and business and the communities in which Source operates. The Source Board can also consider any other factors it deems relevant, including not only the consideration offered in the proposed transaction relative to the market price of the Source Common Stock but also the value of Source in a freely negotiated transaction and in relation to the estimate by the Source Board of the future value of Source as an independent entity.

     Limitations on Liability of Directors. The Source Certificate limits the liability of directors to the extent allowed by the DGCL. Specifically, directors will not be held liable to Source or its stockholders for an act or omission in such capacity as a director, except for liability as a result of:
(i) a breach of the duty of loyalty to Source or its stockholders; (ii) actions or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) payment of an improper dividend or improper repurchase of Source's stock under Section 174 of the DGCL; or (iv) actions or omissions pursuant to which the director will receive an improper personal benefit.

     The principal effect of the limitation of liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director of Source unless the stockholder can demonstrate one of the specified bases for liability. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws.

     The Source Certificate does not eliminate the directors' duty of care. The inclusion of this provision in the Source Certificate may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited Source and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

     Indemnification. The Source Certificate and Bylaws provide that Source is generally required to indemnify its directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's position with Source or another entity that the director or officer serves at Source's request, subject to certain conditions, and to advance funds to its directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or acted in good faith and in what was reasonably believed to be a lawful manner and in Source's best interest. Once adopted, the affirmative vote of the holders of two-thirds or more of the outstanding voting stock of Source will be required to amend this provision.

            CERTAIN DIFFERENCES IN THE RIGHTS OF ROMAC SHAREHOLDERS
                            AND SOURCE STOCKHOLDERS

     At the Effective Time, Source stockholders will become shareholders of Romac, and their rights as shareholders will be determined by the Romac Articles and Bylaws. In addition, Source is a Delaware corporation governed by the DGCL and Romac is a Florida corporation governed by the FBCA. The following is a summary of the material differences in the rights of shareholders of Source and Romac. Except as set forth below, there are no material differences between the rights of a Source Common Stockholder under the Source Certificate and Bylaws and the DGCL, on the one hand, and the rights of a Romac shareholder under the Romac Articles and Bylaws and the FBCA, on the other hand. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the DGCL, FBCA, and the Romac Articles, the Source Certificate and the Bylaws of each corporation. Copies of Romac's Articles, Source's

Certificate and the Bylaws of each corporation are on file at the offices of the Securities and Exchange Commission, Division of Corporation Finance, 450 Fifth Street, N.W., Washington, D.C. 20549.

AUTHORIZED CAPITAL STOCK

     Romac. Romac's Articles authorize the issuance of up to 100,000,000 shares of Romac's Common Stock and 15,000,000 shares of preferred stock, par value $.01 per share (the "Romac Preferred Stock"). As of the Romac Record Date, there were 29,520,818 shares of Romac Common Stock outstanding and no shares of Romac Preferred Stock outstanding. The Romac Board has the authority to issue Romac Preferred Stock in one or more classes or series and to establish the designation of each series and the variations in rights, preferences, and limitations for each series, without any further vote or action by the shareholders, unless such action is required by applicable rules or regulations or by the terms of other outstanding series of Romac Preferred Stock.

     Source. The Source Certificate authorizes the issuance of up to 100,000,000 shares of Source Common Stock, par value $.02 per share and 2,000,000 shares of preferred stock, par value $.01 per share (the "Source Preferred Stock"). On the Source Record Date, there were 13,757,681 shares of Source Common Stock outstanding and no shares of Source Preferred Stock outstanding. The Source Board of Directors has the authority to issue Source Preferred Stock in one or more series and to fix the voting powers, full or limited, or no voting powers and such other relative rights, powers and preferences, including, without limitation, the dividend rate, conversion rights, if any, redemption price and liquidation preference, without any further vote or action by the stockholders, unless such action is required by applicable rules or regulations or by the terms of other outstanding series of Source Preferred Stock.

DIRECTORS; VACANCIES

     Romac. Romac's Bylaws provide for a board of directors of not less than one nor more than twelve directors, the exact number of members to be fixed from time to time by a majority of the members of the Board then in office; the current number is set at 10. Any vacancy occurring on the board of directors for any person, including a vacancy resulting from a newly-created directorship, may be filled by a majority of the remaining directors though less than a quorum, or by shareholders in accordance with Florida law. If the directors first fill a vacancy, the shareholders shall have no further right with respect to the vacancy, and if the shareholders first fill the vacancy, the directors shall have no further rights with respect to that vacancy.

     Source. Source's Bylaws provide for a board of directors of not less than one, the exact number of members to be fixed from time to time by a majority of the members of the Source Board then in office; the current number of directors is set at seven. Vacancies and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. If there are no directors in office, then a special meeting of the stockholders for the election of directors may be called and held in the manner provided for by the DGCL.

SPECIAL MEETINGS OF SHAREHOLDERS

     Romac. The FBCA provides that special meetings of shareholders may be called by a corporation's board of directors or any other person as may be authorized by the corporation's articles or bylaws, or by the holders of not less than ten percent (unless a higher percentage, not exceeding 50%, is called for by the corporation's articles) of all votes entitled to be cast on any issue at the proposed special meeting who sign, date, and deliver to the corporation's secretary one or more written demands for the meeting, describing the purpose or purposes for which it is to be held. Romac's Bylaws provide that special meetings of the shareholders may be called at any time by the Romac Board, the Chairman of the Board, or the President or by the shareholders as provided for under the FBCA.

     Source. The DGCL provides that special meetings of stockholders may be called only by the directors or any other person as may be authorized by the corporation's certificate or bylaws. Source's Bylaws provide that special meetings of the stockholders may be called at any time by the Chief Executive Officer or the

Source Board, and shall be called by the Chairman of the Board, the Chief Executive Officer, or the Secretary at the request in writing of a majority of the Source Board.

ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     Romac. The Romac Bylaws provide that any shareholder nomination for director or proposal for action at a shareholder meeting must be delivered to Romac no later than the deadline for submitting shareholder proposals pursuant to SEC Rule 14a-8 promulgated under the Exchange Act. The presiding officer at any such meeting is not required to recognize any nomination or proposal that does not comply with such deadline.

     Source. The Source Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of Source at a date not later than the date that corresponds to 120 days prior to the date Source's proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders. The Source Bylaws also specify certain requirements for a stockholders' notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

ADJOURNMENT OF MEETINGS OF SHAREHOLDERS

     Romac. The Romac Bylaws provide that when a shareholder meeting is convened, and a quorum has not been established to transact business, the holders of the majority of the shares represented and who would be entitled to vote at the meeting if a quorum were present may adjourn such meeting from time to time.

     Source. The Source Bylaws provide that, in the absence of a quorum, the holders of a majority of the shares of Source Common Stock present in person or by proxy and entitled to vote may adjourn the meeting from time to time.

AMENDMENT OF CERTIFICATE OR ARTICLES AND BYLAWS


     Romac. Pursuant to the FBCA, amendments to a corporation's articles of incorporation relating to (i) the extension of the duration of the corporation,
(ii) the deletion of the names and addresses of the initial directors and the initial registered agent, (iii) the deletion of information solely of historical interest, (iv) certain changes in the corporation's name and (vii) any other change permitted by the FBCA without shareholder approval, may be made by the board of directors without shareholder approval, unless the corporation's articles of incorporation provide otherwise. All other amendments to the articles of incorporation must be recommended by the board of directors to the shareholders and approved by a majority of the shareholders entitled to vote on the amendment, unless a greater percentage is provided for in the articles of incorporation or in the resolution of the board of directors proposing such amendment. In addition, the FBCA provides that the holders of the outstanding shares of a class shall be entitled to vote as a single class if the holders of such a class would be adversely or particularly affected by the amendment. Romac's Articles require the vote of 66-2/3% of the outstanding shares of common stock to amend the provisions pertaining to the Romac Board, shareholder meetings, and certain business combinations.


     Under the FBCA and Romac's Articles and Bylaws, the Romac Board or the shareholders may amend or repeal Romac's Bylaws unless the FBCA specifically reserves the power to amend the Bylaws to the shareholders, or unless the shareholders, in amending or repealing the Bylaws, provide expressly that the Romac Board may not amend or repeal the Bylaws or that Bylaw provision. The FBCA permits a corporation's shareholders to amend or repeal the corporation's bylaws even though the bylaws may also be amended or repealed by its board of directors.

     Source. Under the DGCL, unless a corporation's certificate of incorporation or bylaws otherwise provide, the amendment of a corporation's certificate of incorporation generally requires the approval of the holders of a majority of the outstanding stock entitled to vote thereon, and if such amendment would increase or decrease the number of authorized shares of any class or series or the par value of such shares or would adversely affect the shares of such class or series, the amendment requires the approval of the holders of a majority of the outstanding stock of such class or series. The Source Certificate also requires the affirmative vote of at least 80% of the outstanding shares of Source Common Stock to amend the sections of such Certificate pertaining to directors, stockholder meetings and actions, preemptive rights, acquisition proposals, and approval of certain business combinations, the vote required to amend Source's Bylaws and the vote required to amend the section establishing such supermajority vote.

     Pursuant to the DGCL and the Source Certificate and Bylaws, Source's Bylaws may be amended or repealed by the Source Board or upon the affirmative vote of the holders of at least 66-2/3% of the outstanding stock entitled to vote.

INDEMNIFICATION AND DIRECTOR EXCULPATION

     Romac. Article 5 of Romac's Bylaws provide that Romac shall indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed action or proceeding, whether civil, criminal, administrative, or investigative, because he is or was a director, officer, employee, or agent of Romac or serves or served any other corporation or other enterprise in any capacity at the request of Romac, and Romac may advance his related expenses, to the full extent permitted by the FBCA. In discharging his duty, any director, officer, employee, or agent, when acting in good faith, may rely upon information, opinions, reports, or statements, including financial statements and other financial data, in each case prepared or presented by (1) one or more officers or employees of Romac whom the director, officer, employee, or agent reasonably believes to be reliable and competent in the matters presented, (2) counsel, public accountants, or other persons as to matters that the director, officer, employee, or agent believes to be within that person's professional or expert competence, or (3) in the case of a director, a committee of the board of directors upon which he does not serve, duly designated according to law, as to matters within its designated authority, if the director reasonably believes that the committee is competent. Generally, the FBCA permits indemnification of a director upon a determination that he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The FBCA also provides that a person may not be indemnified nor may expenses be advanced if a judgment or final adjudication establishes that such person's actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of criminal law, unless such person had reasonable cause to believe such person's conduct was lawful or had no reasonable cause to believe such person's conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived improper personal benefit; (iii) an unlawful distribution under Florida law; or (iv) willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The right to indemnification granted in Romac's Bylaws is not exclusive of any other rights to indemnification against liabilities or the advancement of expenses which a director may be entitled under any written agreement, Romac Board resolution, vote of shareholders, the FBCA or otherwise.

     Romac's Bylaws also provide that Romac may, upon approval by a majority of the Romac Board, purchase insurance on behalf of one or more of its directors. Romac has purchased insurance to protect directors, officers, employees, or other agents and Romac from any liability asserted against them for acts taken or omissions occurring in their capacities as such.

     According to the FBCA, a director is not personally liable for monetary damages to Romac or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, unless the director breached or failed to perform his duties as a director and the director's breach of, or failure to perform those duties constitutes: (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reason to believe his conduct was unlawful; (ii) a transaction from which the director derived improper personal benefit; (iii) a violation of
Section 607.0834 of the FBCA, which concerns unlawful payment of dividends; (iv) in a proceeding by or in the right of the corporation or a shareholder, conscious disregard for the best interests of the corporation or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission that was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

     Source. The Source Bylaws provide that Source shall indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, whether civil, criminal, administrative, or investigative (other than an action by or in the right of Source), by reason of the fact that he is or was a director, officer, employee, or agent of Source, or is or was serving at the request of Source as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Source and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Under Section 145 of the DGCL as currently in effect, other than in actions brought by or in the right of Source, such indemnification would apply if it is determined (i) by a majority vote of the directors who are not a party to such action, suit, or proceeding, (ii) by independent legal counsel in a written opinion or (iii) by the stockholders of Source, in the specific case that the proposed indemnitee acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of Source and, with respect to any criminal proceeding, if such indemnitee had no reasonable cause to believe that such indemnitee's conduct was unlawful. In actions brought by or in the right of Source, such indemnification would probably be limited to reasonable expenses (including attorneys' fees), and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of Source, except that no indemnification may be made with respect to any claim, issue, or matter as to which such person is adjudged liable to Source unless, and only to the extent that, the Court of Chancery or the court in which that action was brought determines upon application that, in view of all the circumstances of the case, the proposed indemnity is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Source has been successful on the merits or otherwise in defense of any proceeding, he must be indemnified against reasonable expenses incurred by him in connection therewith.

     The Source Certificate and Bylaws provide that the right of such directors and officers to indemnification includes the right to advancement by Source of expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to Source of an undertaking to repay any amount so advanced if it is ultimately determined by final judicial decision that the proposed indemnitee is not entitled to be indemnified for such expenses.

     The Source Certificate also limits or eliminates, to the fullest extent that the DGCL permits, the personal liability of a director to Source or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the liability of a director may not be eliminated or limited (i) for any injury resulting from the breach of the director's duty of loyalty to Source or its stockholders, (ii) from injury resulting from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) violations under Section 174 of the DGCL (which concerns unlawful payment of dividends or other distributions), or (iv) for any transaction from which the director derived an improper personal benefit.

ACTIONS BY SHAREHOLDERS WITHOUT A MEETING

     Romac. Under the FBCA and Romac's Bylaws, any action that is required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize the action at a meeting at which all shares entitled to vote were present.

     Source. The DGCL generally provides that, unless otherwise provided in the corporation's certificate of incorporation, any action that is required to be taken or that may be taken at an annual or special meeting of stockholders of a corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize the action at a meeting at which all shares entitled to vote were present and voted. The Source Certificate, however, provides that any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken only upon the vote of the stockholders at an annual or special meeting duly noticed and called, as provided in the Source Bylaws, and may not be taken by a written consent of the stockholders pursuant to the DGCL.

PAYMENT OF DIVIDENDS

     Romac. Under the FBCA, a dividend may be paid, unless after giving it effect, (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation's total assets would be less than the sum of its total liabilities plus the amount needed to satisfy the preferential rights of any preferred stockholders of the company.

     Source. The DGCL provides that, subject to any restrictions in a corporation's certificate of incorporation, dividends may be declared from a corporation's surplus or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year. However, if the corporation's capital (generally defined in the DGCL as the sum of the aggregate par value of all shares of the corporation's capital stock, where all such shares have a par value and the board of directors has not established a higher level of capital) has been diminished to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, dividends may not be declared and paid out of such net profits until the deficiency in such capital has been repaired.

MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS

     Romac. The FBCA provides that a vote of a majority of the shares of each class of stock outstanding and entitled to vote thereon is required to authorize a merger or consolidation of the corporation into any other corporation, unless the articles of incorporation require a greater vote or a vote by classes. The sale, lease, or exchange of all or substantially all of a corporation's property and assets other than in the regular course of business is permitted under the FBCA with the approval of a majority of all votes entitled to be cast on the transaction, unless the articles of incorporation require a greater vote or a vote by classes.

     Source. The DGCL requires the approval of the Source Board and the holders of a majority of the outstanding stock of Source entitled to vote thereon for mergers or consolidations involving a Delaware corporation, and for sales, leases, or exchanges of substantially all of a Delaware corporation's property and assets. The DGCL permits a corporation to merge with another corporation without obtaining the approval of its stockholders if: (i) such corporation is the surviving corporation of the merger; (ii) the merger agreement does not require an amendment to such corporation's certificate of incorporation; (iii) each share of such corporation's capital stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of such corporation after the merger; and (iv) any authorized but unissued shares or treasury shares of common stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock outstanding immediately prior to the effective date of the merger.

DISSENTERS' RIGHTS OF APPRAISAL

     Romac. The FBCA sets forth procedures under which shareholders may dissent from, and receive payment of the fair value of their shares in connection with most mergers, consolidations and exchanges or sales of substantially all or all of a corporation's assets. Such dissenters' rights are not available with respect to a plan of merger, consolidation or sale or exchange of assets, to holders of shares of any class or series which was either registered on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 stockholders.

     Source. Pursuant to the DGCL, any stockholder has the right to dissent from any merger or consolidation, except as described below, of which Source is a constituent corporation. No such appraisal rights are available for the shares of any class or series of Source capital stock if (i) as of the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, such shares were either listed on a national securities exchange, designated as a national market system security on an interdealer quotation system operated by a national securities association, or held of record by more than 2,000 stockholders or (ii) Source is the surviving corporation of a merger and the merger did not require the approval of Source's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that, at the effective date of the merger, will be listed on a national securities exchange, designated as a national market system security on a interdealer quotation system operated by a national securities association, or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of a corporation described in clause (a) or (b) above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through (c) above. As the Source Common Stock is listed on Nasdaq and the exception described above does not apply to the Merger, holders of Source Common Stock do not have dissenters' rights with respect to the Merger.

CONTROL SHARE ACQUISITIONS

     Romac.  As a Florida corporation, Romac is subject to provisions of Section
607.0902 of the FBCA, which provides that shares acquired in a "control share acquisition" shall have the same voting rights as were accorded such shares before the control share acquisition only to the extent granted by resolution approved by the holders of a majority of Romac's voting shares (exclusive of shares held by officers of Romac, inside directors or the acquiring party). A "control share acquisition" is defined to mean an acquisition that immediately thereafter entitled the acquiring party to vote in the election of directors within any of the following ranges of voting power: (i) one-fifth or more but less than one-third of such voting power; (ii) one-third or more but less than a majority of such voting power; and (iii) a majority or more of such voting power.

     Source.  The DGCL does not have a similar statute.

CERTAIN BUSINESS COMBINATIONS

     Romac. Section 607.0901 of the FBCA prohibits an "affiliated transaction" (defined generally to include mergers, sales and leases of assets, issuances of securities and other similar transactions) by Romac or any subsidiary with an "interested shareholder" (defined generally to be the beneficial owner of 10% or more of Romac's voting stock) within three years after the person or entity becomes an interested shareholder, unless: (i) the affiliated transaction shall have been approved by the disinterested directors of Romac before the person became an interested shareholder; (ii) the interested shareholder has owned at least 80% of Romac's outstanding voting shares for at least five years or is the owner of at least 90% of Romac's outstanding voting shares (excluding shares acquired directly from Romac in a transaction not approved by the disinterested directors); (iii) the consideration to be paid to Romac's shareholders satisfies certain fair price and form requisites; or (iv) the affiliated transaction is approved by the holders of at least two-thirds of the outstanding voting stock of Romac, excluding shares held by the interested shareholder.

     Source. Section 203 of the DGCL prohibits a "business combination" (defined generally to include mergers, sales and leases of assets, issuances of securities and similar transactions) by Source or a subsidiary with an "interested stockholder" (defined generally to be the beneficial owner of 15% or more of Source's voting stock) within three years after the person or entity becomes an interested stockholder, unless: (i) prior to the person or entity becoming an interested stockholder, the business combination or the transaction pursuant to which such person or entity became an interested stockholder shall have been approved by the Source Board; (ii) upon the consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder holds at least 85% of the voting stock of Source (excluding shares held by persons who are both officers and directors of Source and shares held by certain employee benefit plans); or (iii) the business combination is approved by the Source Board and by the holders of at least two-thirds of the outstanding voting stock of Source, excluding shares held by the interested stockholder. The Merger is not subject to the limitations set forth in Section 203 of the DGCL.

CONSIDERATION OF SOCIETAL FACTORS

     Romac. Florida law expressly provides that in determining what a director reasonably believes to be in the best interests of the corporation, the director may consider the long-term interests and prospects of the corporation and its shareholders, and the social, economic, legal, or other effects of any action on the employees, suppliers, customers of the corporation or its subsidiaries, the communities and society in which the corporation or its subsidiaries operate, and the economy of the state and the nation. Thus, these interests could be considered even in connection with, or after, a decision to sell a corporation. The Romac Articles and Bylaws do not discuss the consideration of societal factors.

     Source. The Source Bylaws permit the Source Board to consider societal factors. Delaware does not, however, explicitly provide for the consideration of societal factors by a corporation's board of directors in making decisions. The Delaware Supreme Court has, however, held that, in discharging their responsibilities to a corporation, directors may consider constituencies other than stockholders, such as creditors, customers, employees, and perhaps even the community in general, so long as there are rationally related benefits accruing to stockholders as well. The Delaware Supreme Court has also held that concern for non-stockholder interests is inappropriate when a sale of a company is inevitable and an auction among active bidders is in progress.

                                  THE MEETINGS


     This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies (i) from the holders of Romac Common Stock by the Romac Board for use at the Romac Meeting and (ii) from the holders of Source Common Stock by the Source Board for use at the Source Meeting. This Joint Proxy Statement/Prospectus and accompanying form of proxy are first being mailed to the respective shareholders of Romac and Source on or about March 27, 1998.


                           TIMES AND PLACES; PURPOSES

     The Romac Meeting will be held at the Wyndham Harbour Island Hotel, 725 South Harbour Island Boulevard, Tampa, Florida, 33602, on April 20, 1998, starting at 10:00 a.m. local time. At the Romac Meeting, the shareholders of Romac will be asked to consider and vote upon the Merger Proposal, the election of directors, and the amendment of Romac's Articles to increase the authorized Romac Common Stock. Romac expects that representatives of its principal accountants will attend the Romac Meeting. These representatives will have the opportunity to make a statement if they desire and will be available to answer appropriate questions.

     The Source Meeting will be held at the Wyndham Harbour Island Hotel, 725 South Harbour Island Boulevard, Tampa, Florida, 33602, on April 20, 1998, starting at 9:00 a.m., local time. At the Source Meeting, the stockholders of Source will be asked to consider and vote upon the Source Proposal. Source expects that representatives of its principal accountants will attend the Source Meeting. These representatives will have the opportunity to make a statement if they desire and will be available to answer appropriate questions.

                   VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

     Romac. The Romac Board has fixed the close of business on March 9, 1998, as the Romac record date. Only holders of record of shares of Romac Common Stock on the Romac record date are entitled to notice of and to vote at the Romac Meeting. On the Romac record date, there were 29,520,818 shares of Romac Common Stock outstanding and entitled to vote at the Romac Meeting, held by approximately 73 shareholders of record.

     Each holder of record, as of the Romac Record Date, of Romac Common Stock is entitled to cast one vote per share. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Romac Common Stock entitled to vote is necessary to constitute a quorum at the Romac Meeting. The affirmative vote, in person or by proxy, of a majority of the votes cast are required to approve and adopt the Merger Proposal.

     Source. The Source Board has fixed the close of business on March 9, 1998, as the Source record date. Only holders of record of shares of Source Common Stock on the Source record date are entitled to notice of and to vote at the Source Meeting. On the Source record date, there were 13,757,681 shares of Source Common Stock outstanding and entitled to vote at the Source Meeting, held by approximately 210 stockholders of record.

     Each holder of record, as of the Source record date, of Source Common Stock is entitled to cast one vote per share. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Source Common Stock entitled to vote is necessary to constitute a quorum at the Source Meeting. The affirmative vote, in person or by proxy, of the holders of a majority of the shares of Source Common Stock outstanding on the Source record date is required to approve and adopt the Merger Proposal.

                                    PROXIES


     The cost of solicitation of proxies will be paid by Romac for Romac proxies and by Source for Source proxies. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners; and Romac, or Source, as the case may be, will, upon request, reimburse them for their reasonable expenses in so doing. Romac has retained Corporate Investor Communications to aid in the solicitation of proxies and to verify certain records related to the solicitation at a proposed fee of $6,000 plus expenses. Source has retained ChaseMellon Shareholder Services, L.L.C. to aid in the solicitation of proxies and to verify certain records related to the solicitation at a fee of $5,000 plus expenses. To the extent necessary in order to ensure sufficient representation at their respective meetings, Romac or Source may request by telephone or telegram the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Shareholders are urged to send in their proxies without delay.


     SOURCE STOCKHOLDERS SHOULD NOT SEND IN ANY SOURCE STOCK CERTIFICATES WITH THEIR PROXY CARDS. NEW ROMAC WILL MAIL A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES FOR SOURCE COMMON STOCK TO FORMER SOURCE STOCKHOLDERS AS SOON AS PRACTICABLE AFTER THE CONSUMMATION OF THE MERGER.

             DIRECTORS AND MANAGEMENT OF ROMAC FOLLOWING THE MERGER

     The Merger Agreement provides that, immediately following the consummation of the Merger, the New Romac Board will include three members designated from the Source Board.

                                ROMAC MANAGEMENT

     Set forth below is certain information as of March 15, 1998, concerning Romac's executive officers, continuing directors, nominees for director, and individuals who will become directors following the completion of the Merger.

                                                                                      YEAR FIRST
                                                                                       BECAME A
NAME                                                 POSITION(S)                AGE    DIRECTOR
----                                                 -----------                ---   ----------
David L. Dunkel.......................  Chairman, Chief Executive Officer, and  44       1994
                                          Director
James D. Swartz.......................  President, Chief Operating Officer,     45       1997
                                          and Director
Howard W. Sutter......................  Vice President and Director             49       1994
Thomas M. Calcaterra..................  Secretary and Chief Financial Officer   43
Peter Dominici*.......................  Vice President, Treasurer and Director  39       1994
Richard M. Cocchiaro..................  National Director of Strategic          43       1994
                                          Solutions, Emerging Technologies,
                                          Director
Gordon Tunstall.......................  Director                                54       1995
W.R. Carey, Jr........................  Director                                50       1995
Todd W. Mansfield.....................  Director                                40       1997
D. Les Ward*..........................  Nominee for director                    43
John N. Allred*.......................  Nominee for director                    51
Wayne D. Emigh*.......................  Nominee for director                    64

---------------

* In order to facilitate the election of a Source nominee, Mr. Dominici intends to resign as a director if the Merger is completed. The election of Messrs. Ward, Allred, and Emigh will be conditioned upon consummation of the Merger.

     DAVID L. DUNKEL served as Chairman, President, Chief Executive Officer and a director of the Romac since its formation in August 1994 until January 30, 1998, when Mr. Swartz was elected President. Prior to August 1994, he served as President and Chief Executive Officer of Romac-FMA, one of the predecessors of Romac, for 14 years. Mr. Dunkel's prior experience includes three years service as an accountant with Coopers & Lybrand in Boston, Massachusetts.

     JAMES D. SWARTZ joined Romac in 1996 as executive vice president and chief operating officer. He has served as a director of Romac since February 1997. He was elected President on January 30, 1998. Prior to joining Romac, he was Chief Financial Officer of Hilton Grand Vacations Company, a joint venture involving Hilton Hotels Corporation (1994-1996). From 1992-1994, Mr. Swartz was Chief Financial Officer of the Florida division of Disney Development Company, a wholly-owned subsidiary of The Walt Disney Company. Prior to 1992, Mr. Swartz was Chief Financial Officer of The Wilson Company, a Tampa real estate developer (1982-1992). Mr. Swartz' prior experience includes service as an accountant with KPMG Peat Marwick & Co. in Atlanta.

     HOWARD W. SUTTER has served as Vice President and a director of Romac since its formation in August 1994. Prior to August 1994, Mr. Sutter served as Vice President of Romac-FMA (1984-1994), and Division President of Romac-FMA's South Florida location (1982-1994). Mr. Sutter's prior experience includes three years as Vice President and Controller of a regional airline and six years as an accountant with Coopers & Lybrand in Philadelphia.

     THOMAS M. CALCATERRA has served in his current position since April of 1997. He previously held the position of vice president/administration and chief financial officer for Hydro Agri North American, Inc. Prior to that, he was vice president/administration and chief financial officer for Hydro Transnitro, Inc. He was also with Arthur Andersen & Company and Deloitte and Touche and is licensed as a certified public accountant. At Romac, he is responsible for finance, accounting, human resources, facilities, and administration.

     PETER DOMINICI served as Chief Financial Officer, Secretary, Treasurer and a director of Romac from its formation in August 1994 until April 1997. Prior to August 1994, he served as Chief Financial Officer and Vice President of Romac-FMA (1986-1994). Mr. Dominici, a certified public accountant, has had seven years of prior public accounting experience encompassing extensive audit, tax, and public company reporting responsibilities. In order to facilitate the election of a Source nominee, Mr. Dominici intends to resign as a director if the Merger is completed.

     RICHARD M. COCCHIARO has served as a Division President of Romac and a director since its formation in August 1994. He has national financial services search responsibility. Prior to August 1994, he was a Vice President with Romac-FMA and Division President of Romac-FMA's Chicago Search Division (1985-1994) and Romac-FMA's Tampa Search Division (1981-1985). Mr. Cocchiaro's prior experience includes service as an accountant with Coopers & Lybrand in Boston.

     GORDON TUNSTALL has served as a director of Romac since October 1995. He is the founder of, and for more than 18 years has served as President of, Tunstall Consulting, Inc., a provider of strategic consulting and financial planning services. Mr. Tunstall is also currently a director of Orthodontic Centers of America, Inc., a manager of orthodontic practices; Discount Auto Parts, Inc., a retail chain of automotive aftermarket parts stores; Advanced Lighting Technologies, a specialty lighting manufacturer; and Horizon Medical Products, a medical device manufacturing and distribution company.

     W. R. CAREY, JR. has served as a director of Romac since October 1995. He is currently the Chairman and Chief Executive Officer of Corporate Resources Development, Inc., an Atlanta, Georgia based sales and marketing consulting and training firm which began in 1981 and assists some of America's largest firms in design, development, and implementation of strategic and tactical product marketing. Mr. Carey serves on the Board of Directors of Outback Steakhouse, Inc. and is the National Chairman of the Council of Growing Companies.

     TODD W. MANSFIELD has served as a director of Romac since April 1997. He is a Managing Director of Security Capital (UK) Management Limited and Security Capital Global Realty where he is responsible for operating oversight of Security Capital Global Realty and for companies in which Global has an ownership position. Previously, Mr. Mansfield was a Managing Director of Security Capital Global Strategic Group Incorporated where he was responsible for operating oversight of the companies in which Security Capital has direct or indirect ownership positions, either directly or through consulting agreements. Prior to joining Security Capital, Mr. Mansfield was with The Walt Disney Company since May 1986, where he was Executive Vice President/General Manager of the Disney Development Company and President of The Celebration Company. Mr. Mansfield had operating responsibility for Disney's real estate activities worldwide. Mr. Mansfield is a director of Security Capital Global Realty, CarrAmerica, Omni Offices, Inc. and Parking Services International and a trustee of Urban Growth Property Trust.

     D. LES WARD is a nominee for a director of Romac, subject to consummation of the Merger. Mr. Ward has served as President and Chief Executive Officer of Source since September 1994. From December 1989, when he joined Source, until September 1994, Mr. Ward served as Chief Financial Officer of Source. From November 1988 until joining the company, Mr. Ward served as Controller of Muratec Incorporated, a telecommunications company. Mr. Ward has fifteen years of financial management experience, including management positions with companies in the telecommunications, oil and gas, and insurance industries. Mr. Ward has served as a director of Source since September 1994.

     JOHN N. ALLRED is a nominee for a director of Romac, subject to consummation of the Merger. Mr. Allred has served as President of A.R.G., Inc., a provider of temporary and permanent physicians located in Kansas City area since January 1994. Prior to that time, Mr. Allred served in various capacities with Source. Beginning in 1976 he was named Branch Manager of the Kansas City branch, and was promoted to Regional Vice President in 1983 and Vice President in 1987. Prior to joining Source, Mr. Allred held various positions, including Manager of Data Processing Services and Systems Analyst with Systec Data Management. Mr. Allred served as a director of Source from August 1992 until November 1993 and was again elected as a director in September 1994.

     WAYNE D. EMIGH is a nominee for a director of Romac for a one year term, subject to consummation of the Merger. Mr. Emigh has served as a director of Source since 1983. He has served as Chairman of the Board of Source intermittently from 1985 to 1991, and continuously since 1993. Mr. Emigh joined Source in 1968 and served in various management positions until retiring in 1985. Mr. Emigh also served as President of Source on an interim basis from January 1991 until September 1991. Before joining Source, Mr. Emigh held various positions, including Director of Corporate Management Information Systems, with Rexall Drug and Chemical Company, a pharmaceutical company, and System Analyst with UNIVAC, Inc., a computer technology firm.

MEETINGS OF THE BOARD OF DIRECTORS AND STANDING COMMITTEES

     During 1997, the Romac Board held four meetings. Each incumbent director attended all of the Board meetings and meetings of committees of which he is a member.

     The Romac Board has established an audit committee comprised of Messrs. Tunstall, Carey and Calcaterra. Messrs. Allred and Emigh will serve on the audit committee upon consummation of the Merger. The audit committee makes recommendations regarding the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves the professional services provided by the independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves the professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, and reviews the adequacy of Romac's internal accounting controls.

     The Romac Board has also established a Compensation Committee composed of Messrs. Tunstall, Carey and Mansfield. Mr. Emigh will also serve on the Compensation Committee upon the consummation of the Merger. The Compensation Committee determines the compensation, including the determination of stock options, of Romac's executive officers.

     Romac does not have a nominating committee. This function is performed by the Romac Board.

COMPENSATION OF DIRECTORS

     Directors who are not employees of Romac are paid $5,000 annually plus $500 for each Board meeting attended, and $500 for each committee meeting attended if such meetings occur on a day other than a scheduled meeting of the Romac Board. In addition, Romac reserved 400,000 shares of Common Stock for future issuance upon the exercise of stock options that may be granted to non-employee directors. During 1997, Mr. Mansfield was granted, at no cost to him, an option to purchase 20,000 shares of Romac's Common Stock at an exercise price of $10.50 per share. This option vests 20% per year beginning one year from the option grant date. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Romac Board. No director who is an employee of Romac receives separate compensation for services rendered as a director.

                          ROMAC EXECUTIVE COMPENSATION

     The following table sets forth the compensation received by Romac's Chief Executive Officer and the four highest paid executive officers for services rendered to Romac in 1995, 1996, and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM
                                                                ANNUAL COMPENSATION     COMPENSATION
                                                              -----------------------   ------------
NAME AND PRINCIPAL POSITION                            YEAR   SALARY($)(1)   BONUS($)     OPTIONS
---------------------------                            ----   ------------   --------   ------------
David L. Dunkel......................................  1995     $200,000     $     --     $     --
  President and Chief Executive Officer                1996      200,000           --           --
                                                       1997      215,000       80,000      100,000
James D. Swartz......................................  1995           --           --           --
  Executive Vice President and                         1996      140,938       82,000      270,000
  Chief Operating Officer                              1997      195,000      105,000       23,400
Howard W. Sutter.....................................  1995      150,000           --           --
  Vice President                                       1996      150,000           --           --
                                                       1997      160,000       65,000       16,000
Peter Dominici.......................................  1995      100,000           --       40,000
  Vice President and Treasurer                         1996      110,000           --       20,000
                                                       1997      120,000       30,000       12,000
Thomas M. Calcaterra.................................  1995           --           --           --
  Secretary and Chief Financial Officer                1996           --           --           --
                                                       1997      160,000       60,000       96,000

---------------

(1) Includes deferred compensation.

OPTION GRANTS IN 1997

     There were 80,000 stock options granted to Mr. Calcaterra, at no cost to him, during 1997.

AGGREGATE OPTION EXERCISES IN 1997 AND DECEMBER 31, 1997 OPTION VALUES

     The following table shows information concerning options exercised during 1997 and options held by the officers shown in the Summary Compensation Table at the end of 1997.

                                                                                           VALUE OF
                                                                NUMBER OF                 UNEXERCISED
                                                                SECURITIES               IN-THE-MONEY
                                                          UNDERLYING UNEXERCISED          OPTIONS AT
                                                            OPTIONS AT FISCAL            FISCAL YEAR-
                           SHARES                              YEAR-END(#)                 END($)(2)
                          ACQUIRED           VALUE           EXERCISABLE(E)/            EXERCISABLE(E)/
NAME                   ON EXERCISE(#)   REALIZED($)(1)       UNEXERCISABLE(U)          UNEXERCISABLE(U)
----                   --------------   ---------------   ----------------------  ---------------------------
David L. Dunkel......          --                 --          --/100,000(U)             --/$206,250(U)
James D. Swartz......          --                 --      62,000(E)/231,400(U)     $985,125(E)/$3,261,263(U)
Howard W. Sutter.....          --                 --          --/16,000)(U)              --/$33,000(U)
Peter Dominici -- Pre
  1995...............          --                 --       73,260(E)/16,184(U)     $1,690,291(E)/$373,405(U)
Peter Dominici --
  Post 1994..........     159,780         $1,495,542          --/72,000(U)             --/$1,103,500(U)
Thomas M.
  Calcaterra.........          --                 --          --/96,000(U)             --/$1,178,000(U)

---------------

(1) Represents the dollar value of the difference between the value (measured on the date exercised) and the option exercise price.
(2) Represents the dollar value of the difference between the value at December 31, 1997 and the option exercise price of unexercised options at December 31, 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Romac Board's Compensation Committee currently consists of Messrs. Tunstall, Carey and Mansfield. Messrs. Tunstall, Carey and Mansfield are outside directors. There are no material transactions or relationships between the Compensation Committee members, the Chief Executive Officer, and Romac.

     Notwithstanding anything to the contrary set forth in any of Romac's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Board Compensation Committee Report on Executive Compensation and the Performance Graph shall not be incorporated by reference into any such filings.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") consists of the three outside directors of Romac, Messrs. Mansfield, Tunstall and Carey. It is the Committee's responsibility to review the Romac's executive compensation program and policies each year and to determine the compensation of the Romac's executive officers. The Chief Executive Officer submits his recommendations for compensation of the other executive officers to the Committee for its approval.

     Romac is committed to maximizing shareholder value through superior financial performance and business growth. The Committee's fundamental policy is to offer Romac's executive officers competitive compensation opportunities based upon their personal performance, the financial performance of Romac, and their contribution to that performance. It is the Committee's objective to align the interests of the executive officers to those of the shareholders by making a substantial part of their compensation contingent upon Romac's performance. Messrs. Dunkel, Swartz, Sutter, Calcaterra, and Dominici have substantial equity holdings in Romac and are therefore closely aligned with shareholder interests. For the remaining term of the executive officers' employment agreements, the primary objective of the Committee is to establish a base salary for each executive officer which reflects individual performance and is competitive with salary levels of similar sized companies.

     Romac is a party to employment agreements with Messrs. Dunkel, Sutter, and Dominici effective March 1, 1997. Each of these agreements is for a period of three years and provides for an annual base salary and certain other benefits. Romac entered into an employment with James D. Swartz effective February 23, 1996. This agreement is for a period of two years and provides for an annual base salary and certain other benefits. The annual base salaries for fiscal 1998 for Mr. Dunkel, Mr. Sutter, Mr. Dominici, Mr. Swartz, and Mr. Calcaterra are $280,000, $170,000, $126,000, $239,000, and $170,000, respectively. The employment agreements provide that the executives are entitled to severance if their employment is terminated by Romac "without cause" (as defined in the employment agreements). In such case, the executive would receive his full compensation for a period of two years. The employment agreements also provide that upon a change in control of Romac each executive would be entitled to receive an immediate lump sum payment equal to twice the executive's annual salary, subject to certain limitations. In general, a change in control is defined by the employment agreements to be any replacement of 50% or more of the directors of Romac that follows and is directly or indirectly the result of certain extraordinary corporate occurrences, such as a merger or other business combination involving Romac, a tender offer for Romac's stock, a solicitation of proxies other than by Romac's management or the Romac Board, or an acquisition by a person or group of 25% or more of Romac's stock. Each agreement contains a covenant not to compete, which continues for one year following any termination.

     The Committee awarded the following stock option grants to executive officers effective January 30, 1998 at an exercise price of $22.375, the fair market value of Romac's Common Stock based on the last trade on the date of award.

David L. Dunkel.............................................  100,000
James D. Swartz.............................................   23,400
Thomas M. Calcaterra........................................   16,000
Peter Dominici..............................................   12,000
Howard W. Sutter............................................   16,000

     All options vest according to the following schedule: end of year 1 -- 20%; end of year 2 -- 30%; and end of year 3 -- 50%.

Compensation Committee

Todd W. Mansfield
Gordon Tunstall
W. R. Carey, Jr.

                              CERTAIN TRANSACTIONS

     Romac leases office space from a limited partnership in which Messrs. Dunkel, Sutter, and Cocchiaro, officers and directors of Romac, are limited partners. Payments under the lease are approximately $27,000 per month, expiring in 2001. Total lease payments to the partnership were approximately $266,000, $300,000, and $386,000 in 1995, 1996, and 1997, respectively. Romac believes the lease payments are comparable to those that would be made to an unrelated third party.

     In 1995, Romac entered into split dollar and cross-purchase split dollar life insurance agreements with Messrs. Dunkel, Sutter, Cocchiaro, and Maureen Rorech, a shareholder and former director, and their estates whereby Romac pays part of the life insurance premiums on behalf of the officers and their estates. Romac has been granted a security interest in the cash value and death benefit of each policy equal to the amount of the cumulative premium payments made by Romac. The purpose of these agreements is to provide liquidity upon the death of the officer or director to pay estate taxes and to provide surviving executive officers/directors with the ability to purchase shares from a deceased executive officer's/director's estate. The cross-purchase would reduce the possibility of a large block of Romac's common stock being put on the open market to the potential detriment of Romac's market price and would allow Romac to maintain a concentration of voting power among its executive officers/directors. The total premiums paid during 1995, 1996, and 1997 were approximately $381,000, $337,000, and $337,500, respectively, and are included in Romac's financial statements as related party receivable at December 31, 1995, 1996, and 1997. Ms. Rorech purchased her policy for its cash value in 1997; Romac will no longer pay premiums on that policy.

                               PERFORMANCE GRAPH

     The following graph shows Romac's total shareholder return as compared to the Center for Research Security Pricing ("CRSP") Total Return Index for The Nasdaq Stock Market (U.S.), and as compared to a Peer Group selected in good faith by Romac, for the period August 15, 1995, when Romac's Common Stock was first registered under the Exchange Act, through December 31, 1997, the last day of Romac's last completed fiscal year. The corporations comprising the Peer Group consist of Romac, AccuStaff, Incorporated, Interim Services, Inc., Kelly Services, Inc., Manpower, Inc., Olsten Corporation, On-Assignment, Inc., Robert Half International, and Alternative Resources Corporation.

      COMPARISON OF CUMULATIVE TOTAL RETURN(1) FOR THE PERIOD FROM 8/15/95 THROUGH 12/31/97 AMONG ROMAC INTERNATIONAL, INC. THE CRSP TOTAL RETURN
         INDEX FOR THE NASDAQ STOCK MARKET (US), AND THE PEER GROUP(2)

                                                         NASDAQ STOCK
        MEASUREMENT PERIOD                                MARKET (US)
      (FISCAL YEAR COVERED)               ROMAC              INDEX           PEER GROUP
8/15/95                                        100.00             100.00             100.00
9/30/95                                        136.00             102.30             117.87
12/31/95                                       188.00             103.55             154.04
3/31/96                                        246.00             108.38             199.53
6/30/96                                        408.00             117.22             229.62
9/30/96                                        488.00             121.39             232.27
12/31/96                                       352.00             127.36             187.22
3/31/97                                        283.00             120.46             170.71
6/30/97                                        524.00             142.53             242.78
9/30/97                                        698.02             166.65             301.17
12/31/97                                       782.02             156.29             285.17

---------------

(1)  Total return assumes reinvestment of dividends.
(2) This index represents the cumulative total return of Romac and the Peer Group corporations, each of which provides flexible or permanent employment services. Many of Romac's competitors are privately-held, and only a few of the selected corporations specializes, as does Romac, primarily in the flexible and permanent placement of finance and accounting and information technology personnel. However, the selected corporations constitute an approximation of a peer group among public companies.
(3) Based on the initial public offering price of $3.125 per share, as adjusted to reflect two-for-one stock splits in the form of 100% stock dividend to shareholders of record on May 15, 1996 and October 9, 1997, which were reflected on the Nasdaq National Market on May 23, 1996 and October 17, 1997, respectively.

     The information presented in the line graph was obtained by Romac from outside sources it considers to be reliable but has not been independently verified by Romac. The Peer Group was selected from the universe of staffing companies that were publicly traded at the time of Romac's initial public offering and offer services similar to Romac.

      ROMAC SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows certain information regarding the beneficial ownership of Romac's Common Stock as of March 15, 1997 by: (i) each of Romac's directors, nominees, and named executive officers; (ii) all executive officers and directors of Romac as a group; and (iii) each person known by Romac to own beneficially more than 5% of the Romac Common Stock. Except as otherwise indicated, each of the holders listed below has sole voting power and investment power over the shares beneficially owned.

                                                              SHARES BENEFICIALLY OWNED
                                                              --------------------------
NAME                                                            NUMBER          PERCENT
----                                                          -----------      ---------
John N. Allred..............................................          --            *
Thomas Calcaterra(1)........................................      14,400            *
W.R. Carey, Jr.(2)..........................................      44,000            *
Richard M. Cocchiaro(3).....................................   1,600,519          5.5%
Peter Dominici(4)...........................................     263,040            *
David L. Dunkel(5)..........................................   3,690,992         12.6
Susan Dunkel(6).............................................   1,845,496          7.3
Wayne D. Emigh..............................................          --            *
Todd W. Mansfield(7)........................................       2,200            *
Howard W. Sutter(8).........................................   1,623,316          5.6
James D. Swartz(9)..........................................      78,000            *
Gordon Tunstall(10).........................................      44,000            *
D. Les Ward.................................................          --            *
All Directors and Executive Officers as a Group (10
  persons)..................................................   7,358,604         25.0
The TCW Group, Inc.(11).....................................   1,751,156          6.0
Putnam Investments, Inc.(12)................................   1,497,000          5.0

---------------

   * Less than 1%.
 (1) Mr. Calcaterra has a ten year option to purchase a total of 80,000 shares of Romac Common Stock at an exercise price of $10.12 per share. The number of shares in the table above includes 14,400 shares subject to options that are currently exercisable.
 (2) Mr. Carey has a ten-year option to purchase a total of 40,000 shares of Romac Common Stock at an exercise price of $4.69 per share and 20,000 shares at an exercise price of $11.00 per share. The number of shares in the table above includes 44,000 shares subject to options that are currently exercisable.
 (3) The business address for Mr. Cocchiaro is 20 North Wacker Drive, Suite 1360, Chicago, Illinois 60606. The total number of shares in the table includes 99,063 shares that are held in the name of Cocchiaro Family Foundation, an irrevocable trust, of which Mr. Cocchiaro and his wife are the Trustees. The number of shares in this table also includes 8,400 shares held in the name of Mr. Cocchiaro's parents over which Mr. Cocchiaro exercises voting control.
 (4) Mr. Dominici has three ten-year options to purchase a total of 149,444 shares of Romac Common Stock, 89,444 of which are exercisable at a price of $1.375 per share, 40,000 of which are exercisable at a price of $4.19 per share, and 20,000 of which are exercisable at a price of $1.00 per share. The number of shares in the table above includes 73,260 shares subject to options that are currently exercisable.
 (5) The business address for Mr. Dunkel is 120 West Hyde Park Place, Suite 150, Tampa, Florida 33606. The number of shares in this table includes 1,845,496 shares that are held in the name of Susan Dunkel over which Mr. Dunkel has voting control pursuant to a voting trust agreement between these parties.
 (6) Susan Dunkel, the former spouse of David Dunkel, does not have voting power over these shares.
 (7) Mr. Mansfield has a ten-year option to purchase a total of 20,000 shares of Romac Common Stock at an exercise price of $10.50 per share. The number of shares in the table does not include any shares that are subject to options that are currently exercisable.
 (8) The business address for Mr. Sutter is 500 West Cypress Creek Road, Suite 200, Ft. Lauderdale, Florida 33309. The number of shares in the table includes 1,623,316 shares held by Sutter Investments Ltd. Partnership, a Nevada limited partnership. Mr. Sutter beneficially owns these shares as a limited partner, director, officer and sole shareholder of the general partner, H.S. Investments, Inc., and as such, he has the right to receive and direct the receipt of dividends from, and proceeds from the sale of, the shares shown in the table above.
 (9) Mr. Swartz has two ten-year options to purchase a total of 270,000 shares of Romac Common Stock; 120,000 shares at an exercise price of $6.25 per share and 150,000 shares at an exercise price of $11.00 per share. The number of shares shown in the table above includes 62,000 shares subject to options that are currently exercisable.
(10) Mr. Tunstall has a ten-year option to purchase a total of 40,000 shares of Romac Common Stock at an exercise price of $4.69 per share and 20,000 at an exercise price of $11.00 per share. The number of shares in the table above includes 44,000 shares subject to options that are currently exercisable.
(11) The number of shares shown in the table above is based on a Schedule 13G filed with the SEC dated February 12, 1998. The business address for The TCW Group, Inc. is 805 South Figueroa Street, Los Angeles, California 90017.
(12) The number of shares shown in the table above is based on a Schedule 13G filed with the SEC dated January 16, 1998. The business address for Putnam Investments, Inc. is One Post Office Square, Boston, Massachusetts 02109.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires Romac's executive officers and directors, and persons who own more than ten percent of the common stock of Romac, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and ten percent shareholders are required by the SEC regulations to furnish Romac with copies of all Section 16(a) reports they file.

     Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons that no SEC Forms 3, 4, or 5 were required to be filed by those persons, Romac believes that during 1997, its officers, directors and ten percent beneficial owners timely complied with all applicable filing requirements.

                   ROMAC PROPOSAL 2 -- ELECTION OF DIRECTORS

     The Romac Board is divided into three classes of directors. Romac's Articles of Incorporation provide that at each annual election, directors shall be chosen by class for a term of three years, to preserve, as evenly as practicable, the division of directors into classes. The current terms of the three classes of directors expire in 1998 (Class I directors), 1999 (Class II directors), and 2000 (Class III directors).


     The Romac Board has nominated Richard M. Cocchiaro, James D. Swartz, and D. Les Ward to stand for election at the Meeting for the Class I director seats and John N. Allred and Wayne D. Emigh to stand for election at the meeting for a Class II Director seat. James D. Swartz's current term will expire on the date of the Meeting. Richard M. Cocchiaro resigned in connection with the Merger Agreement to make available a Class II Director seat. Peter Dominici intends to resign if the Merger is completed to make available an additional director seat. The Board of Directors has nominated D. Les Ward to stand for election as a Class I Director and John N. Allred and Wayne D. Emigh to stand for election as Class II Directors in connection with the consummation of the Merger Agreement. The election of Messrs. Ward, Allred, and Emigh will be subject to consummation of the Merger. Mr. Ward's continued service on Romac's Board, if elected, is subject to his being employed by Romac. If Messrs. Ward, Allred, and Emigh are not elected to the director seats described above, Source is not obligated to perform its obligations under the Merger Agreement. See "Romac Management" for information on the nominees on page 79. Unless otherwise indicated, votes will be cast pursuant to the accompanying proxy FOR the election of these nominees. Except as indicated above, should any nominee become unable or unwilling to accept nomination or election for any reason, it is intended that votes will be cast for a substitute nominee designated by the Romac Board, which has no reason to believe the nominees named will be unable or unwilling to serve if elected. See "Interests of Certain Persons in the Merger" on page 45.


                      ROMAC PROPOSAL 3 -- AMENDMENT TO THE
                          ARTICLES OF INCORPORATION TO
                      INCREASE THE AUTHORIZED COMMON STOCK

     The Romac Board has approved a resolution amending the Romac Articles to increase the authorized Romac Common Stock from 100 million shares to 250 million shares. The Romac Board directed that the proposal to increase Romac's authorized Common Stock be submitted to the shareholders of Romac for approval and adoption at the Romac Meeting.

     The increase in the number of authorized shares will facilitate using Romac stock in any future acquisitions and will provide stock for stock dividends, employee benefit, shareholder rights or similar plans, and other corporate purposes. Romac currently has no commitments to issue any of the increased authorized Common Stock except as provided by the Merger Agreement and outstanding employee stock options. It is not necessary that the proposed amendment be adopted in order to complete the Merger.

     Romac's management believes that the adoption of the amendment is important for Romac's business and development. Nevertheless, the following matters should be considered by shareholders in voting on this subject.

     The Romac Board has proposed a substantial increase in the number of authorized shares of Romac Common Stock. The increase is designed to provide flexibility to Romac's Board and management. However, these additional shares, if issued, could have a substantial dilutive effect on current shareholders. The authorization to issue the additional shares of Romac Common Stock could provide the Romac Board with an increased capacity to negate the efforts of unfriendly tender offerors through the issuance of securities to others who are friendly or desirable to management.

     The proposed increase in authorized stock is not the result of Romac management's knowledge of any specific effort to accumulate Romac's securities or to obtain control of Romac by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise. Romac is not submitting the proposal to enable it to frustrate the effort by another party to acquire a controlling interest or to seek Romac Board representation.

     The Romac Board recommends that shareholders vote FOR this proposal.

                                 LEGAL MATTERS

     Certain legal matters in connection with the issuance of the shares of Romac Common Stock will be passed upon for Romac by Holland & Knight LLP, Tampa, Florida.

                                    EXPERTS

     The consolidated financial statements incorporated in this Joint Proxy Statement/Prospectus by reference to the Annual Reports on Form 10-K for Romac International, Inc. for the year ended December 31, 1997 and for Source Services Corporation for the fiscal year ended December 28, 1997, have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       FUTURE ROMAC SHAREHOLDER PROPOSALS

     Proposals of shareholders intended for presentation at the 1999 annual meeting must be received by Romac on or before November 18, 1999, in order to be included in Romac's proxy statement and form of proxy for that meeting.

     The Romac Articles also require advance notice to Romac of any shareholder proposal and of any nominations by shareholders of persons to stand for election as directors at a shareholders' meeting. Notice of shareholder proposals and of director nominations must be given in writing to the Secretary of Romac before the meeting at which the directors are to be elected. Notice must be received at Romac not less than 60 days before the meeting of shareholders. However, if less than 70 days' notice before public disclosure of the date of the meeting is given to the shareholders, notice by the shareholder must be delivered or received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting is mailed or public disclosure of the date of the annual meeting is made, whichever occurs first.

     In addition to the matters required to be set forth by the rules of the SEC, a shareholder's notice with respect to a proposal to be brought before the annual meeting must state (a) a brief description of the proposal and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on Romac's books, of the shareholder proposing such business and any other shareholders known by such shareholder to be supporting such proposal, (c) the class and number of shares of Romac that are beneficially owned by such shareholder on the date of such shareholder notice and by other shareholders known to such shareholder to be supporting such proposal on the date of such shareholder notice, and (d) any financial interest of the shareholder in such proposal.

     A shareholder's notice with respect to a director nomination must state (a) as to each nominee (i) the name, age, business address, and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of Romac that are beneficially owned by such person,

(iv) all information that would be required to be included in the proxy statement soliciting proxies for the election of the nominee director (including such person's written consent to serve as a director if so elected), and (b) as to the shareholder providing such notice (i) the name and address, as they appear on Romac's books, of the shareholder, and (ii) the class and number of shares of Romac that are beneficially owned by such shareholder on the date of such shareholder notice.

     The complete Romac Articles governing these requirements are available to any shareholder without charge upon request from the Secretary of Romac.

                                 OTHER MATTERS

     The Romac Board and the Source Board know of no other matter to be presented at their respective meetings. If any other matter should be presented properly, the enclosed proxies will be voted according to the judgment of the individuals named in the proxies.

                      WHERE YOU CAN FIND MORE INFORMATION

     Romac and Source are subject to the Exchange Act and each files periodic reports and other information with the SEC. Reports, proxy and information statements and other information filed by Romac and Source may be inspected and copies may be obtained (at prescribed rates) at the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained by mail from the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street N.W., Washington, D.C. 20549, upon payment of prescribed rates (telephone 1/800-SEC-0330). In addition, electronically filed documents, including reports, proxy and information statements and other information regarding Romac and Source, can be obtained from the SEC's Web site at: http://www.sec.gov. Romac Common Stock and Source Common Stock are quoted on the Nasdaq National Market, and reports, proxy statements, and other information concerning Romac and Source can also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006. Romac's web site can be found at http://www.romacintl.com and Source's web site can be found at http://www.experienceondemand.com. References to Romac's and Source's web site are for your convenience only, and information contained at those sites shall not be considered part of this document for any purpose.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The Consolidated Financial Statements and related notes, schedules, and auditors' opinions in the following documents filed with the SEC by Romac under File No. 0-26058 and by Source under File No. 0-21027 pursuant to the Exchange Act are incorporated herein by reference:

          (a) Romac's Annual report on Form 10-K for the fiscal year ended December 31, 1997.

          (b) Source's Annual Report on Form 10-K for the fiscal year ended December 28, 1997.

     All documents filed by Romac and Source with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date hereof and before the Merger shall be incorporated by reference into this Proxy Statement/Prospectus and be a part hereof from the date of filing of such documents. See "Where You Can Find More Information." Any statement contained in this document or in a document incorporated into this document by reference shall be modified or superseded by statements contained in other subsequently filed documents incorporated by reference into this document. In a subsequently filed document, only the portion of the statement modifying or superseding a statement in this document will constitute a part of this Joint Proxy Statement/Prospectus.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. COPIES OF THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED

HEREIN) WILL BE PROVIDED BY FIRST CLASS MAIL WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, INCLUDING ANY BENEFICIAL OWNER OF COMMON STOCK, UPON WRITTEN OR ORAL REQUEST BY SUCH PERSON AS FOLLOWS:
WITH RESPECT TO ROMAC, TO ROMAC INTERNATIONAL, INC., 120 WEST HYDE PARK PLACE, SUITE 150, TAMPA, FLORIDA 33606, ATTENTION: THOMAS CALCATERRA (TELEPHONE: (813) 251-1700); AND WITH RESPECT TO SOURCE, TO SOURCE SERVICES CORPORATION, 4880 LBJ FREEWAY, SUITE 300, DALLAS TEXAS 75240, ATTENTION: RICHARD DUPONT (TELEPHONE:
(972) 385-3002).

                                                                      APPENDIX I
--------------------------------------------------------------------------------

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           ROMAC INTERNATIONAL, INC.

                                      AND

                          SOURCE SERVICES CORPORATION

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
                                   ARTICLE I
                                  DEFINITIONS
Section 1.1   Definitions.................................................   A-1
                                   ARTICLE II
                                   THE MERGER
Section 2.1   Effective Time of the Merger................................   A-4
Section 2.2   Closing.....................................................   A-4
Section 2.3   Effects of the Merger.......................................   A-4
Section 2.4   Directors and Officers of the Surviving Corporation.........   A-5
                                  ARTICLE III
                            CONVERSION OF SECURITIES
Section 3.1   Conversion of Capital Stock.................................   A-5
     (a)      Cancellation of Treasury Stock and the Parent-Owned Stock...   A-5
     (b)      Conversion of Company Common Stock..........................   A-5
     (c)      Cancellation of Company Common Stock........................   A-5
Section 3.2   Exchange of Certificates....................................   A-5
     (a)      Exchange Agent..............................................   A-5
     (b)      Exchange Procedures.........................................   A-6
     (c)      Distributions with Respect to Unexchanged Shares............   A-6
     (d)      No Further Ownership Rights in Company Common Stock.........   A-6
     (e)      No Fractional Shares........................................   A-6
     (f)      Termination of Exchange Fund................................   A-7
     (g)      No Liability................................................   A-7
Section 3.3   Certain Adjustments.........................................   A-7
                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 4.1   Organization................................................   A-7
Section 4.2   Capitalization..............................................   A-7
Section 4.3   Authority...................................................   A-8
Section 4.4   Consents and Approvals; No Violations.......................   A-8
Section 4.5   SEC Reports and Financial Statements........................   A-9
Section 4.6   Absence of Certain Changes or Events........................   A-9
Section 4.7   No Undisclosed Liabilities..................................   A-9
Section 4.8   Employee Benefit Plans......................................  A-10
Section 4.9   Other Benefit Plans.........................................  A-11
Section 4.10  Litigation..................................................  A-11
Section 4.11  Compliance with Applicable Law..............................  A-12
Section 4.12  Opinion of Financial Advisor................................  A-12
Section 4.13  Board Action, Vote Required; Amendment of Rights
              Agreement...................................................  A-12
Section 4.14  Accounting and Tax Matters..................................  A-12
Section 4.15  No Interested Stockholder...................................  A-12
Section 4.16  Tax Returns and Audits......................................  A-12
Section 4.17  Material Contracts..........................................  A-14
Section 4.18  Insurance...................................................  A-14
Section 4.19  Subsidiaries................................................  A-14

                                                                            PAGE
                                                                            ----
Section 4.20  Real Property...............................................  A-14
Section 4.21  Environmental and Employee Safety Matters...................  A-15
Section 4.22  Intellectual Property.......................................  A-15
Section 4.23  Tangible Personal Property..................................  A-15
Section 4.24  Employees and Independent Contractors.......................  A-16
                                   ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF THE PARENT
Section 5.1   Organization................................................  A-16
Section 5.2   Capitalization..............................................  A-16
Section 5.3   Authority...................................................  A-17
Section 5.4   Consents and Approvals; No Violations.......................  A-17
Section 5.5   SEC Reports and Financial Statements........................  A-17
Section 5.6   Absence of Certain Changes or Events........................  A-18
Section 5.7   No Undisclosed Liabilities..................................  A-18
Section 5.8   Employee Benefit Plans......................................  A-18
Section 5.9   Other Benefit Plans.........................................  A-19
Section 5.10  Accounting and Tax Matters..................................  A-20
Section 5.11  Litigation..................................................  A-20
Section 5.12  Deleted by Amendment........................................  A-20
Section 5.13  Compliance with Applicable Law..............................  A-20
Section 5.14  Opinion of Financial Advisor................................  A-20
Section 5.15  Tax Returns and Audits......................................  A-20
Section 5.16  Material Contracts..........................................  A-21
Section 5.17  Insurance...................................................  A-22
Section 5.18  Subsidiaries................................................  A-22
Section 5.19  Real Property...............................................  A-22
Section 5.20  Environmental and Employee Safety Matters...................  A-22
Section 5.21  Intellectual Property.......................................  A-23
Section 5.22  Tangible Personal Property..................................  A-23
Section 5.23  Employees and Independent Contractors.......................  A-23
                                   ARTICLE VI
                                   COVENANTS
Section 6.1   Covenants of the Company and the Parent.....................  A-24
     (a)      Ordinary Course.............................................  A-24
     (b)      Dividends; Changes in Stock.................................  A-24
     (c)      Issuance of Securities......................................  A-24
     (d)      Governing Documents.........................................  A-24
     (e)      No Solicitation of Competing Transactions...................  A-24
     (f)      No Acquisitions.............................................  A-25
     (g)      No Dispositions.............................................  A-25
     (h)      Indebtedness and Leases.....................................  A-25
     (i)      Other Actions...............................................  A-26
     (j)      Advise of Changes; Filings..................................  A-26
Section 6.2   Additional Covenants........................................  A-26
                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS
Section 7.1   Registration Statement; Joint Proxy Statement...............  A-26
Section 7.2   Stockholders' Meetings......................................  A-27
Section 7.3   Pooling Opinion of the Parent's Accountants, Comfort Letter
              of Company's Accountants and Parent's Accountant's..........  A-27

                                                                            PAGE
                                                                            ----
Section 7.4   Access to Information.......................................  A-28
Section 7.5   Legal Conditions to Merger..................................  A-28
Section 7.6   Affiliates..................................................  A-28
Section 7.7   Stock Exchange Listing......................................  A-28
Section 7.8   Company Stock Option Plans..................................  A-29
Section 7.9   Expenses....................................................  A-29
Section 7.10  Brokers or Finders..........................................  A-29
Section 7.11  Additional Agreements; Best Efforts.........................  A-30
Section 7.12  Tax Treatment...............................................  A-30
Section 7.13  Public Announcements........................................  A-30
Section 7.14  Indemnification; Directors' and Officers' Liability
              Insurance...................................................  A-30
                                  ARTICLE VIII
                                   CONDITIONS
Section 8.1   Conditions to Each Party's Obligation To Effect the
              Merger......................................................  A-30
     (a)      Stockholder Approval........................................  A-30
     (b)      Nasdaq Listing..............................................  A-30
     (c)      Other Approvals.............................................  A-31
     (d)      Registration Statement......................................  A-31
     (e)      No Injunctions or Restraints................................  A-31
     (f)      Pooling Opinion.............................................  A-31
     (g)      Tax Opinion.................................................  A-31
     (h)      Fairness Opinions...........................................  A-31
Section 8.2   Conditions to Obligations of the Parent.....................  A-31
     (a)      Representations and Warranties..............................  A-31
     (b)      Performance of Obligations of the Company...................  A-31
     (c)      Letter from Company Affiliates..............................  A-31
     (d)      No Amendments to Resolutions................................  A-31
     (e)      Employment and Noncompetition Agreements....................  A-32
     (f)      Consents Under Company Obligations..........................  A-32
     (g)      No Acceleration of Option Vesting...........................  A-32
     (h)      Legal Opinion...............................................  A-32
     (i)      Employee Matters............................................  A-32
Section 8.3   Conditions to Obligations of the Company....................  A-32
     (a)      Representations and Warranties..............................  A-32
     (b)      Performance of Obligations of the Parent....................  A-32
     (c)      Directors Election..........................................  A-32
     (d)      No Amendments to Resolutions................................  A-32
     (e)      Legal Opinion...............................................  A-32
                                   ARTICLE IX
                       TERMINATION, AMENDMENT, AND WAIVER
Section 9.1   Termination.................................................  A-33
Section 9.2   Effects of Termination......................................  A-34
Section 9.3   Fees and Expenses Upon Termination..........................  A-34
     (a)      Termination Fee.............................................  A-34
Section 9.4   Amendment...................................................  A-35
Section 9.5   Extension; Waiver...........................................  A-35

                                                                             PAGE
                                                                             ----
                                   ARTICLE X
                                 MISCELLANEOUS
Section 10.1   Nonsurvival of Representations, Warranties, and
               Agreements..................................................  A-35
Section 10.2   Notices.....................................................  A-35
Section 10.3   Interpretation..............................................  A-36
Section 10.4   Counterparts................................................  A-36
Section 10.5   Entire Agreement; No Third Party Beneficiaries; Rights of
               Ownership...................................................  A-36
Section 10.6   Governing Law...............................................  A-36
Section 10.7   No Remedy in Certain Circumstances..........................  A-36
Section 10.8   Publicity...................................................  A-36
Section 10.9   Assignment..................................................  A-37
                                    EXHIBITS
EXHIBIT 1     --   Assumption Agreement
                   Form of Affiliate Agreement (including Form of Rule 145
EXHIBIT 7.6   --   Compliance Letter)
EXHIBIT 8.2   --   Principal Terms of Employment Agreement
                                   SCHEDULES
Schedule 4.2  --   Company Stock Option Plans
Schedule 4.8  --   Company Benefit Plans
Schedule 4.9  --   Other Company Benefit Plans
Schedule 4.16 --   Tax Returns
Schedule 4.17 --   Material Contracts
Schedule 4.18 --   Insurance Policies
Schedule 4.19 --   Company Subsidiaries
Schedule 4.20 --   Real Property
Schedule 4.22 --   Intellectual Property
Schedule 4.24 --   Employees and Independent Contractors
Schedule 5.8  --   Parent Benefit Plans
Schedule 5.9  --   Other Parent Benefit Plans
Schedule 5.15 --   Tax Returns
Schedule 5.16 --   Material Contracts
Schedule 5.17 --   Insurance Policies
Schedule 5.18 --   Parent Subsidiaries
Schedule 5.19 --   Real Property
Schedule 5.21 --   Intellectual Property
Schedule 5.23 --   Employees and Independent Contractors
Schedule 7.2  --   Director Nominees
Schedule 7.14 --   Indemnification Arrangements

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of February 1, 1998, and amended as of February 11, 1998, by and among Romac International, Inc., a Florida corporation (the "Parent") and Source Services Corporation, a Delaware corporation (the "Company").

                                   BACKGROUND

     The Boards of Directors of the Parent, and the Company deem it advisable and in the best interests of their respective shareholders to consummate, and have approved, the business combination transaction provided for herein, in which the Company will merge with and into the Parent (the "Merger"). For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined below). For accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") and applicable regulations of the Securities and Exchange Commission.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Section 1.1 Definitions. When used in this Agreement, the following terms shall have the meanings specified below, which apply to both the singular and the plural forms of such terms:

          "Affiliated Group" means any affiliated group within the meaning of Code sec.1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

          "Articles of Merger" has the meaning set forth in Section 2.1.

          "Certificate of Merger" has the meaning set forth in Section 2.1.

          "Certificates" has the meaning set forth in Section 3.2(b).

          "Closing Date" has the meaning set forth in Section 2.2.

          "Closing" has the meaning set forth in Section 2.2.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company" has the meaning set forth in the preface of this Agreement.

          "Company Benefit Plans" has the meaning set forth in Section 4.8(a).

          "Company ERISA Affiliate" has the meaning set forth in Section 4.8(a).

          "Company ERISA Plans" has the meaning set forth in Section 4.8(a).

          "Company Common Stock" has the meaning set forth in Section 3.1.

          "Company Permits" has the meaning set forth in Section 4.11.

          "Company Rights Agreement" means the Source Services Corporation and ChaseMellon Shareholder Services LLC, Rights Agent, Rights Agreement, dated as of May 30, 1997.

          "Company SEC Documents" has the meaning set forth in Section 4.5.

          "Company Stock Option" has the meaning set forth in Section 7.8(a).

          "Company Stock Option Plans" has the meaning set forth in Section 4.2.

          "Company" has the meaning set forth in the preface of this Agreement.

          "Company Disclosure Letter" means the letter dated the date of this Agreement from the Company to the Parent.

          "Competing Transaction" means any of the following involving the Company or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of 10% or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 10% or more of the Company Common Stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed that beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the Company Common Stock.

          "Company Expense Payment" has the meaning set forth in Section 9.3(b).

          "Confidentiality Agreement" means the confidentiality agreement between the Company and the Parent, dated December 12, 1997, as amended on January 21, 1998.

          "Constituent Corporations" has the meaning set forth in Section 2.3.

          "Current Policy" has the meaning set forth in Section 7.14.

          "D&O Insurance" has the meaning set forth in Section 7.14.

          "Deferred Intercompany Transaction" has the meaning set forth in Treas. Reg. sec.1.1502-13.

          "DGCL" means the Delaware General Corporation Law.

          "Effective Time" has the meaning set forth in Section 2.1.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exchange Agent" has the meaning set forth in Section 3.2(a).

          "Exchange Fund" has the meaning set forth in Section 3.2(a).

          "Exchange Ratio" means the ratio at which issued and outstanding shares of Company Common Stock are converted into the right to receive shares of Parent Common Stock in accordance with Section 3.1(b).

          "GAAP" has the meaning set forth in the preface to this Agreement.

          "Governmental Entity" has the meaning set forth in Section 4.4.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Intellectual Property" means all (a) patents, patent applications, patent disclosures, and improvements thereto, (b) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) copyrights, whether or not registered, copyright registrations and applications for copyright registration, and works of authorship, including operating manuals, (d) computer software, data, and documentation, (e) trade secrets and confidential business information, including ideas, formulae, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer, employee, and supplier lists and information, (f) other proprietary rights, and (g) copies and tangible embodiments (in whatever form or medium) of any of the foregoing.

          "IRS" means the Internal Revenue Service.

          "Joint Proxy Statement" has the meaning set forth in Section 7.1(a).

          "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

          "Market Price" equals the weighted average of the sales prices of the Parent Common Stock on Nasdaq for the 15 consecutive trading days preceding the third trading day immediately preceding the Closing Date.

          "Material Adverse Effect" means such event, change, or effect is materially adverse to the consolidated condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities), businesses, or results of operations of such entity (or, if applicable with respect thereto, of such group of entities taken as a whole).

          "Merger" has the meaning set forth in the preface of this Agreement.

          "Nasdaq" means the Nasdaq National Market.

          "Parent" has the meaning set forth in the preface of this Agreement.

          "Parent Benefit Plans" has the meaning set forth in Section 5.8(a).

          "Parent Common Stock" has the meaning set forth in Section 3.1(a).

          "Parent Disclosure Letter" means the letter dated the date of this Agreement from the Parent to the Company.

          "Parent ERISA Affiliate" has the meaning set forth in Section 5.8(a).

          "Parent ERISA Plans" has the meaning set forth in Section 5.8(a).

          "Parent Expense Payment" shall have the meaning set forth in Section 9.3(b).

          "Parent Permits" has the meaning set forth in Section 5.13.

          "Parent SEC Documents" has the meaning set forth in Section 5.5.

          "Parent Stock Plan" means the Romac International, Inc. Stock Incentive Plan.

          "Person" shall mean any natural person, general or limited partnership, corporation, limited liability company, firm, association, or other legal entity.

          "Pooling Opinion" means a letter of Price Waterhouse LLP dated a date at least two business days but not more than five business days before the date of this Agreement that confirms the business combinations to be effected by the Merger will be properly accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board.

          "Qualified Stock Options" has the meaning set forth in Section 7.8(a).

          "Registration Statement" has the meaning set forth in Section 7.1(a).

          "Replacement Stock Option" has the meaning set forth in Section
     7.8(a).

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Stockholders' Meeting" has the meaning set forth in Section 7.2(a).

          "Subsidiary" means, with respect to any party, any corporation, or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships whose general partnership interests held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the

     Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

          "Surviving Corporation" has the meaning set forth in Section 2.3.

          "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code sec.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Terminating Company Breach" has the meaning set forth in Section 9.1(h).

          "Terminating Parent Breach" has the meaning set forth in Section
     9.1(g).

          "Termination Fee" has the meaning set forth in Section 9.3(a).

          "Voting Debt" has the meaning set forth in Section 4.2.

                                   ARTICLE II

                                   THE MERGER

     Section 2.1 Effective Time of the Merger. Subject to the provisions of this Agreement, articles of merger (the "Articles of Merger") and a Certificate of Merger ("Certificate of Merger") shall be duly prepared, executed, and acknowledged by the Parent and the Company, as the case may be, and then delivered to the Secretaries of State of their respective states of incorporation, for filing, as provided by the laws of those jurisdictions, as soon as practicable on or after the Closing Date. The Merger shall become effective at such time as is provided in the Articles of Merger and the Certificate of Merger (the "Effective Time").

     Section 2.2 Closing. The closing of the Merger (the "Closing") will take place as promptly as practicable after satisfaction or waiver of the conditions specified in Article VIII on a date agreed to in writing by the parties, at the offices of Holland & Knight LLP, 400 North Ashley Street, Suite 2300, Tampa, Florida 33602 (the "Closing Date").

     Section 2.3 Effects of the Merger. (a) At the Effective Time (i) the separate existence of the Company shall cease and the Company shall be merged with and into the Parent (the Parent and the Company are sometimes referred to herein as the "Constituent Corporations" and the Parent is sometimes referred to herein as the "Surviving Corporation"), (ii) the Articles of Incorporation of the Parent in effect immediately before the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, and (iii) the By-laws of the Parent as in effect immediately before the Effective Time shall be the By-laws of the Surviving Corporation.

     (b) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities, and franchises, of a public as well as of a private nature, and be subject to all the restrictions, disabilities, and duties, of each of the Constituent Corporations; and all the singular rights, privileges, immunities, and franchises of each of the Constituent Corporations, and all property, real, personal, and mixed, and all debts due to either of the Constituent Corporations on whatever account, including subscriptions to shares and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations, shall be taken and deemed to be transferred to and vested in the Surviving Corporation, and all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities, and duties of the Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

     Section 2.4 Directors and Officers of the Surviving Corporation. The directors and officers of the Parent at the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-laws.

                                  ARTICLE III
                            CONVERSION OF SECURITIES

     Section 3.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any shares of common stock, par value $.02 per share, of the Company (the "Company Common Stock").

     (a) Cancellation of Treasury Stock and the Parent-Owned Stock. All shares of Company Common Stock that are owned by the Company or any Subsidiary of the Company and any shares of Company Common Stock owned by the Parent, or any Subsidiary of the Parent shall be cancelled and retired and shall cease to exist, and no stock of the Parent or other consideration shall be delivered in exchange therefor. All shares of common stock, par value $.01 per share, of the Parent (the "Parent Common Stock"), if any, owned by the Company shall remain unaffected by the Merger.

     (b) Conversion of Company Common Stock. At the Effective Time, each issued and outstanding share of Company Common Stock (other than shares to be cancelled pursuant to Section 3.1(a)) shall be converted into the right to receive the number of fully paid and nonassessable shares of the Parent Common Stock equal to the applicable Exchange Ratio, determined as follows: if the Market Price is equal to or between $20.00 and $24.00, the Exchange Ratio shall be 1.1932; if the Market Price is below that range, the Exchange Ratio shall be calculated by dividing $23.864 by the Market Price; and if the Market Price is above that range, the Exchange Ratio shall be calculated by dividing $28.636 by the Market Price.

     (c) Cancellation of Company Common Stock. All shares of Company Common Stock, when converted pursuant to Section 3.1(b), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate pursuant to Section 3.2, without interest.

     Section 3.2  Exchange of Certificates.

     (a) Exchange Agent. As of the Effective Time, the Parent shall deposit with Boston Equiserve or such other bank or trust company designated by the Parent (and reasonably acceptable to the Company) (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article III, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 3.1 in exchange for outstanding shares of Company Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver Parent Common Stock to be issued pursuant to Section 3.1 out of the Exchange Fund. Except as contemplated by Section 3.2(f) of this Agreement, the Exchange Fund shall not be used for any other purpose.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately before the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted pursuant to Section 3.1 into the right to receive shares of Parent Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Parent and the Company may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Parent and the Sub, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 3.2.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.2(e) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount (to the extent such amount has been determined in accordance with Section 3.2(e)) of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender, and a payment date subsequent to surrender, payable with respect to such whole shares of Parent Common Stock.

     (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms of this Agreement (including any cash paid pursuant to Section 3.2(c) or 3.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date before the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or before the date of this Agreement and that remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

     (e) No Fractional Shares. (i) Notwithstanding any other provision of this Agreement, no certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to enjoy any other rights of a shareholder of the Parent.

     (ii) In lieu of a certificate or scrip representing fractional shares of Parent Common Stock, the Parent shall pay to each holder that surrenders a Certificate in accordance with this Section 3.2 and that would otherwise be entitled, given the Exchange Ratio, to receive a fractional share of Parent Common Stock, an amount equal to such fraction multiplied by the Market Price determined on the Closing Date, without interest thereon.

     (f) Termination of Exchange Fund. Any part of the Exchange Fund that remains undistributed to the stockholders of the Company for one year after the Effective Time shall be delivered to the Parent, upon demand, and any stockholders of the Company who by such time have not complied with this Article III shall thereafter look only to the Parent for payment of their claims for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock, and any dividends or distributions with respect to Parent Common Stock. Any part of the Exchange Fund remaining unclaimed by a stockholder of the Company as of a date that is immediately before the time that the part would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by applicable law, become the property of the Parent, free and clear of any claims or interest of any person previously entitled thereto.

     (g) No Liability. Neither the Parent nor the Company shall be liable to any holder of shares of Company Common Stock or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law.

     Section 3.3 Certain Adjustments. If between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or of Parent Common Stock are changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination, or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio shall be adjusted accordingly to provide to the holders of Company Common Stock and Parent Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange, or dividend.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Company Disclosure Letter with respect to any particular representation, the Company represents and warrants to the Parent as follows:

     Section 4.1 Organization. The Company and its Subsidiaries each is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing, and in good standing or to have such power, authority, and governmental approvals would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and be in good standing would not in the aggregate have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

     Section 4.2 Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists of (a) 100,000,000 shares of Company Common Stock of which, as of December 31, 1997, 13,754,681 shares were issued and outstanding, and (b) 2,000,000 shares of preferred stock, par value $.01 per share, of which no shares are outstanding or reserved for issuance. As of December 31, 1997, 1,693,500 shares of Company Common Stock were reserved for issuance upon exercise of outstanding options pursuant to the Company's stock option plans listed on Schedule 4.2 hereto (the "Company Stock Option Plans"). Of these 1,693,500 reserved shares, options to purchase 6,750 shares are outstanding at a weighted average per share exercise price of approximately $1.11, (ii) options to purchase 43,500 shares are outstanding at a weighted average per share exercise price of $1.11, and (iii) options to purchase 18,000 shares are outstanding at a weighted average per share exercise price of $11.58,
(iv) options to purchase 27,000 shares at a weighted average per share exercise price of approximately $13.83, and (v) options to purchase 563,925 shares at a weighted average per share exercise price of approximately $10.27. All the outstanding shares of the Company's capital stock are, and all shares that may be issued pursuant to the Company Stock Option Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable, and free of any preemptive rights in respect thereto. As of the date of this Agreement, the only issuances of the Company's capital stock since December 31, 1997, were upon the exercise of options outstanding on December 31, 1997, pursuant to the Company Stock Option Plans. As of the date of this Agreement, no bonds, debentures, notes, or other indebtedness having the right to vote (or convertible into securities having the right to vote) ("Voting Debt") of the Company are issued or outstanding. Except as set forth above, as of the date of this Agreement, there are no existing options, warrants, calls, subscriptions, or other rights, agreements, or commitments of any character relating to the issued or unissued capital stock or Voting Debt of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, transfer, or sell or cause to be issued, transferred, or sold any shares of capital stock or Voting Debt of, or other equity interests in, the Company or of any of its Subsidiaries, or securities convertible into or exchangeable for such shares or equity interests or obligating the Company or any of its Subsidiaries to grant, extend, or enter into any such option, warrant, call, subscription or other right, agreement, or commitment. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

     Section 4.3 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery, and performance of this Agreement and the consummation of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock if and to the extent required by applicable law). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of the Parent, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

     Section 4.4 Consents and Approvals; No Violations. Neither the execution, delivery, or performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions of this Agreement will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or the By-laws of the Company or of any of its Subsidiaries, (ii) except as contemplated in Sections 7.1(c) or 7.5, require any filing with, or authorization, consent, permit, or approval of, any court, arbitral tribunal, administrative agency or commission, or other governmental or other regulatory authority or agency (a "Governmental Entity") (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole), (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to the Company, any of its Subsidiaries, or any of their properties or assets, except as they relate to (iii) and (iv), for violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

     Section 4.5 SEC Reports and Financial Statements. The Company has filed with the SEC and has made available to the Parent true and complete copies of, all forms, reports, schedules, statements, and other documents, including all exhibits thereto, required to be filed by it since July 29, 1996 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). The Company SEC Documents, including any financial statements and schedules included therein, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the regulations of the SEC thereunder. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published regulations of the SEC with respect thereto, have been prepared in accordance with the books and records of the Company in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by the accounting rules applicable to reports on Form 10-Q under the Exchange Act) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. The Company has made available to the Parent true and complete copies of all material amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents, and other instruments that previously have been filed by the Company with the SEC and are currently in effect.

     Section 4.6 Absence of Certain Changes or Events. Except as contemplated by this Agreement or disclosed in the Company SEC Documents filed prior to the date of this Agreement, since September 30, 1997, there has not been (a) any event, change, or effect having, in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, (b) any change by the Company in its accounting methods, principles, or practices, (c) any loss, damage, or destruction, whether covered by insurance or not, that had or could have a Material Adverse Effect on the Company or its Subsidiaries or any revaluation by the Company of any material asset (including any writing-off of notes or accounts), other than in the ordinary course of business consistent with past practice, (d) any commitment or transaction by the Company or its Subsidiaries other than in the ordinary course of business consistent in amount and nature with past practice, (e) any declaration, setting aside or payment of any dividend or any other distribution in respect of any capital stock of the Company or any redemption, purchase, or other acquisition of any security relating thereto, or any other payment to any stockholder in his or her capacity as a stockholder, (f) other than as expressly provided for in this Agreement or consistent with past practices of the Company, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase, or other employee benefit plan, or any other increase in the compensation, salaries or wages payable or to become payable to any employee or agent of the Company or its Subsidiaries, (g) any labor dispute or disturbance, that had or could have a Material Adverse Effect on the Company or its Subsidiaries, (h) any indebtedness for borrowed money incurred, assumed, or guaranteed by the Company or its Subsidiaries, other than advances in the ordinary course of business consistent with the past practice of the Company and its Subsidiaries, (i) any lien or other encumbrance made on any of the properties or assets of the Company or its Subsidiaries, other than mechanics' and materialmen's liens arising in the ordinary course of business consistent in amount and nature with past practice, or (j) any grant of credit by the Company or its Subsidiaries to any customer on terms or in amounts more favorable than those that have generally been extended to such customer in the past, any other change in terms of any credit heretofore extended, or any other change of the Company's or its Subsidiaries' policies or practices with respect to the granting of credit that would have a Material Adverse Effect on the Company taken as a whole.

     Section 4.7 No Undisclosed Liabilities. Except as and to the extent set forth on the most recent consolidated balance sheet of the Company (including the notes thereto) included in the Company SEC Documents, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent, or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except for liabilities and obligations (i) disclosed in any Company SEC Document filed prior to the date of this Agreement or (ii) incurred pursuant to this Agreement.

     Section 4.8  Employee Benefit Plans.

     (a) Schedule 4.8 contains a true and complete list of each pension, retirement, profit sharing, deferred compensation, stock option, stock purchase, bonus, medical, welfare, disability, severance or termination pay, insurance or incentive plan, and each other employee benefit plan, program, agreement or arrangement, whether funded or unfunded, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA (a "Company ERISA Affiliate"), for the benefit of any employee or terminated employee of the Company or any Company ERISA Affiliate (the "Company Benefit Plans"). Schedule
4.8 identifies each Company Benefit Plan that is an "employee benefit plan," within the meaning of Section 3(3) of ERISA (the "Company ERISA Plans").

     (b) Neither the Company nor any Company ERISA Affiliate participates currently or has ever participated in, or is required currently or has ever been required to contribute to or otherwise participate in any "multi-employer plan," as defined in Sections 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code.

     (c) Neither the Company nor any Company ERISA Affiliate does now, or has ever, maintained, established, sponsored, participated in, or contributed to, any pension plan that is subject to Title IV of ERISA or Section 412 of the Code.

     (d) True and complete copies of each of the Company Benefit Plans and related trusts have been furnished to the Parent, together with the most recent financial statement and the most recent actuarial report prepared with respect to any of such Company Benefit Plans that is funded, the most recent Internal Revenue Service determination letter, the most recent Summary Plan Description and the most recent Annual Report together with a statement setting forth any such documents that cannot be furnished; and any such documents furnished and the nature of the documents that cannot be furnished shall be reasonably satisfactory to the Parent.

     (e) With respect to each Company Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code, a determination letter from the Internal Revenue Service has been received to the effect that the Company Benefit Plan is qualified under Section 401 of the Code and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code or the time for filing a determination letter request with the Internal Revenue Service with respect to the Company Benefit Plans has not expired, and nothing has occurred or will occur through the Effective Time (including without limitation the transactions contemplated by this Agreement) that would cause the loss of such qualification or exemption or the imposition of any penalty or tax liability.

     (f) All contributions required by each Company Benefit Plan or by law with respect to all periods through the Effective Time shall have been made by such date (or provided for by the Company by adequate reserves on its financial statements) and no excise or other taxes have been incurred or are due and owing with respect to any Company Benefit Plan because of any failure to comply with the minimum funding standards of ERISA and the Code.

     (g) No claim, lawsuit, arbitration, or other action has been, to the Company's knowledge, threatened, asserted, or instituted against any Company Benefit Plan, any trustee or fiduciaries thereof, the Company, or any of the assets of any trust maintained under any Company Benefit Plan other than which would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

     (h) All amendments required to bring any Company Benefit Plan into conformity with any of the applicable provisions of ERISA and the Code have been duly adopted or will be adopted within the time prescribed by law for making such amendments.

     (i) Any bonding required with respect to any Company ERISA Plan in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

     (j) Each Company Benefit Plan has been operated and administered in accordance with its terms and the terms and the provisions of ERISA and the Code (including rules and regulations thereunder) applicable thereto and in practice is tax qualified under Sections 401(a) and 501 of the Code other than which would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

     (k) Each Company Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained under such Company Benefit Plan is exempt from taxation under Section 501(a) of the Code.

     (l) No "prohibited transaction," as such term is defined in Section 4975 of the Code and Section 406 of ERISA, has occurred with respect to any Company Benefit Plan (and the transactions contemplated by this Agreement will not constitute or directly or indirectly result in such a "prohibited transaction") that could subject the Company, the Parent, or any officer, director or employee of any of the foregoing, or any trustee, administrator or other fiduciary, to a tax or penalty on prohibited transactions imposed by either Section 502 of ERISA or Section 4975 of the Code.

     (m) No Company Benefit Plan is under audit by the Internal Revenue Service or the Department of Labor.

     (n) No welfare benefit plan (within the meaning of Section 3(1) of ERISA) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985 or by Sections 601 through 608 of ERISA, or Sections 162 and 4980B of the Code at the expense of the participant or the beneficiary of the participant.

     (o) The Company does not currently maintain or contribute to any severance pay plan.

     (p) No individual shall accrue or receive any additional benefits, service, or accelerated rights to payment of benefits under any Company Benefit Plan as a result of the actions contemplated by this Agreement;

     (q) The Company has complied with all of the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Sections 601 through 608 of ERISA, and Sections 162 and 4980B of the Code;

     (r) The Board of Directors of the Company has taken no action to accelerate the vesting or exercisability of any outstanding option granted under any Company Stock Option Plan.

     Section 4.9 Other Benefit Plans. Except as disclosed in the Company SEC Documents or in Schedule 4.9 filed before the date of this Agreement, and except as provided for in this Agreement, as of the date of this Agreement neither the Company nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement not terminable on 60 days or less notice involving the payment of more than $100,000 per year on any such agreement individually or $200,000 per year for all such agreements in the aggregate, (ii) union or collective bargaining agreement, (iii) agreement with any executive officer or other key employee of the Company or any of its Subsidiaries providing for contingent benefits or the alteration of terms, based upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, or agreement providing any term of employment or compensation guarantee extending for a period longer than one year and for the payment of in excess of $50,000 per year, or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan, or stock purchase plan, providing for increased benefits or the accelerated vesting of the benefits by the occurrence of any of the transactions contemplated by this Agreement, or the calculation of the value of any of the benefits on the basis of any of the transactions contemplated by this Agreement.

     Section 4.10 Litigation. Except as disclosed in the Company SEC Documents filed before the date of this Agreement, there is no suit, claim, action, proceeding, or investigation pending or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries before any Governmental Entity. Except as disclosed in the Company SEC Documents filed before the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction, or decree that, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, or would prevent the Company from consummating the transactions contemplated hereby.

     Section 4.11 Compliance with Applicable Law. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders, and approvals that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance, or regulation of any Governmental Entity, except for possible violations that individually or in the aggregate do not, and, insofar as can be foreseen, in the future will not, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any investigation or review.

     Section 4.12 Opinion of Financial Advisor. The Company has received the opinion, addressed to it, of The Robinson-Humphrey Company, LLC, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to the Company's stockholders from a financial point of view. A copy of the opinion will be delivered to the Parent before February 6, 1998.

     Section 4.13  Board Action, Vote Required; Amendment of Rights Agreement.

     (a) The Board of Directors of the Company has unanimously determined that the transactions contemplated by this Agreement are in the best interests of the Company and its stockholders and has resolved to recommend to such stockholders that they vote in favor of such transactions.

     (b) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement and the transactions contemplated by this Agreement.

     (c) The Company Rights Agreement has been amended as of January 30, 1998 to provide that (i) no "Distribution Date," "Shares Acquisition Date," or "Triggering Event" under the Company Rights Agreement is deemed to have occurred, (ii) none of the Parent or its Subsidiaries will be an "Acquiring Person" under the Company Rights Agreement, and (iii) no holder of rights issued under the Company Rights Agreement shall be entitled to exercise such rights under, or be entitled to any rights or benefits pursuant to, the Company Rights Agreement solely by reason of the approval, execution, and delivery of this Agreement on the consummation of the transactions contemplated by this Agreement.

     Section 4.14 Accounting and Tax Matters. Neither the Company nor, to the best knowledge of the Company, any of its affiliates has taken, or agreed to take, or will take any action that would prevent the Merger from being effected as a "pooling of interests" or would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code. Neither the Company nor, to the knowledge of the Company, any of its affiliates or agents is aware of any agreement, plan, or other circumstance that would prevent the Merger from qualifying under Section 368(a) of the Code and, to the knowledge of the Company, the Merger will so qualify.

     Section 4.15 No Interested Stockholder. As of the date of this Agreement, neither the Parent nor any officer or director of the Company is an "interested stockholder" as such term is defined in Section 203 of the DGCL.

     Section 4.16  Tax Returns and Audits.

     (a) The Company and its Subsidiaries each has filed all Tax Returns that it was required to file. All Tax Returns were correct and complete in all respects. All Taxes owed by any of the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid. None of the Company and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of any of the Company and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

     (b) Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

     (c) No director, officer, or employee of the Company or its Subsidiaries that is responsible for Tax matters expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of any of the Company and its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any director, officer, or employee of the Company or its Subsidiaries that is responsible for Tax matters has knowledge based upon personal contact with any agent of such authority. Schedule 4.16 lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Company and its Subsidiaries for taxable periods ended on or after December 31, 1990, lists all Tax Returns that have been audited, and lists all Tax Returns that currently are the subject of audit. The Company has delivered to the Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries since December 31, 1990.

     (d) None of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (e) The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of September 30, 1997, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the latest consolidated balance sheet of the Company (rather than in any notes thereto) included in the Company SEC Documents and as of September 30, 1997 (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns and accounting for Taxes.

     (f) None of the Company and its Subsidiaries has filed a consent under Code sec. 341(f) concerning collapsible corporations. None of the Company and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code sec. 280G. None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Code sec. 897(c)(2) during the applicable period specified in Code sec. 897(c)(1)(A)(ii). The Company and its Subsidiaries each has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code sec. 6662. None of the Company and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Company and its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any material Liability for the Taxes of any Person (other than any for the Company and its Subsidiaries) under Reg. sec. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     (g) Schedule 4.16 sets forth the following information in accordance with the Tax Returns with respect to each of the Company and its Subsidiaries as of
(A) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or its Subsidiaries, (B) the amount of any deferred gain or loss allocable to the Company or its Subsidiaries arising out of any Deferred Intercompany Transaction, and (C) the amount of any Code sec. 481 adjustment required to be taken into account by the Company and its Subsidiaries on any federal income Tax Return to be filed after the date of this Agreement.

     Section 4.17 Material Contracts. Schedule 4.17 lists all material contracts, agreements, and written arrangements to which the Company or any of its Subsidiaries is a party or by which any of their assets is bound. To the Company's and its Subsidiaries' knowledge, no party to any contract listed on
Schedule 4.17 plans to terminate any such contract with either entity or the Surviving Corporation. Without limiting the foregoing, Schedule 4.17 lists the following contracts, agreements, and written arrangements:

     (a) Any written agreement concerning a partnership or joint venture;

     (b) Any written arrangement concerning confidentiality or noncompetition;

     (c) Any written arrangement between the Company or any of its Subsidiaries and any of their respective officers, directors, employees, or "affiliates," as such term is defined in Rule 405, promulgated by the SEC;

     (d) Any written arrangement under which the consequences of a default or termination would be reasonably likely to have a Material Adverse Effect on the assets, liabilities, business, financial condition, operations, or results of operations of the Company and its Subsidiaries taken as a whole; or

     (e) Any other written arrangement (or group of related arrangements) either involving more than $100,000 individually or $200,000 in the aggregate or not entered into in the ordinary course of business.

     The Company has delivered to the Parent a correct and complete copy of each written arrangement, as amended to date, listed in Schedule 4.17. With respect to each such written arrangement: (i) the written arrangement is legal, valid, binding, enforceable, and in full force and effect, assuming the other parties thereto have duly executed and delivered such arrangements and had the necessary power and authority to enter into such written arrangements when executed and delivered; (ii) the written arrangement will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing Date subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles, assuming, if applicable, that required consents to assignment are obtained;
(iii) to the Company's knowledge, no party is in breach or default, and no event has occurred that with notice or lapse of time or both would constitute a breach or default, or permit termination, modification, or acceleration under the written arrangement; and (iv) to the Company's knowledge, no party has repudiated any provision of the written arrangement. Neither the Company nor any of its Subsidiaries is a party to any oral contract, agreement, or other arrangement that, if reduced to written form, would be required to be listed in
Schedule 4.17.

     Section 4.18 Insurance. Schedule 4.18 sets forth and briefly describes each insurance policy (including liability, property, business risk, employee health, group life, key man, director/officer liability, and bond insurance and surety arrangements) currently in effect to which the Company or any of its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage. The Company has delivered or made available to the Parent a correct and complete copy of each such insurance policy. With respect to each insurance policy currently in effect: (a) the policy is legal, valid, binding, and enforceable and in full force and effect, assuming the other parties thereto have duly executed and delivered such policy and had the necessary power and authority to enter into such policy when executed and delivered; (b) the policy will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms until the Closing Date; (c) neither the Company or any of its Subsidiaries nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time or both, would constitute such a breach or default or permit termination, modification, or acceleration under the policy; and (d) to the Company's knowledge, no party to the policy has repudiated any provision thereof.

     Section 4.19 Subsidiaries. Except as set forth in Schedule 4.19, the Company has no Subsidiaries.

     Section 4.20 Real Property. Schedule 4.20 lists all parcels of real property owned or leased (where the lease payments for any year during the term of the lease exceed $250,000) by the Company or its Subsidiaries. With respect to each parcel of owned real property, the Company or its Subsidiaries has good and marketable title to the real property, free and clear of any mortgage, security interest, easement, covenant, or other restriction. With respect to each parcel of leased real property, the lease or sublease is legal, valid, binding, and enforceable, and in full force and effect. All facilities owned or leased have received all approvals of governmental authorities (including licenses and permits) required in connection with the occupancy or operation thereof.

     Section 4.21 Environmental and Employee Safety Matters. The Company and its Subsidiaries have complied with all laws (including rules and regulations thereunder) of all federal, state, local, and foreign governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against any of them alleging any failure to comply with any such law or regulation except for possible violations that in the aggregate do not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. To the Company's knowledge, neither the Company nor any of its Subsidiaries has any liability, and to the Company's knowledge there is no basis for such liability, under any law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agencies thereof), concerning release or threatened release of hazardous substances or pollution or protection of the environment except for possible liabilities that in the aggregate do not have a Material Adverse Effect on the Company and its Subsidiaries as a whole.

     Section 4.22  Intellectual Property.

     (a) The Company and its Subsidiaries own or have the right to use, pursuant to a valid and enforceable license, all Intellectual Property used for the operation of its business as presently conducted and as presently proposed to be conducted. Schedule 4.22 lists each item of Intellectual Property owned or used by the Company and its Subsidiaries. All items of Intellectual Property listed in Schedule 4.22, will be owned or available for use by the Company and its Subsidiaries on identical terms and conditions immediately on and after the Closing Date and each entity has taken all reasonable actions to protect each such item of Intellectual Property.

     (b) To the Company's knowledge, the Company and its Subsidiaries have not interfered with, infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of third parties, and, each has never received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation, or violation which would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. To the Company's knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of either entity's Intellectual Property rights.

     (c) Set forth on Schedule 4.22 is a list and description of each patent or registration that has been issued to the Company or its Subsidiaries with respect to any of the Intellectual Property of either entity, each pending patent application or application for registration that either entity has made with respect to any of their Intellectual Property, and each license, agreement, or other permission that either entity has granted to any third party with respect to any of their Intellectual Property (together with any exceptions). The Company and its Subsidiaries have delivered to the Parent true and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date).

     Section 4.23  Tangible Personal Property.

     (a) The Company and its Subsidiaries own or lease all tangible personal property (including, without limitation, furniture, fixtures, equipment, and supplies) necessary for the conduct of its business as presently conducted and as presently proposed to be conducted.

     (b) Except as set forth in the Financial Statements, each of the Company and its Subsidiaries is the sole lawful and beneficial owner of its tangible personal property, free and clear of all liens and encumbrances, except for (i) liens for current taxes not yet due or payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen, and (iii) liens in respect of pledges or deposits under worker's compensation laws, all of which liens aggregate less than $100,000, and each of the Company and its Subsidiaries has good and marketable title to all such property.

     (c) The tangible personal property of the Company and its Subsidiaries is in good and serviceable condition, reasonable wear and tear excepted, and the value attributed to it in the Financial Statements represents an amount not in excess of the purchase price, less reasonable depreciation, of such property. Consistent with past practices, the Company and its Subsidiaries shall repair or replace all tangible personal property used or disposed of after the date of this Agreement, whether or not in the ordinary course of business.

     Section 4.24  Employees and Independent Contractors.  Set forth on Schedule
4.24 is a true and complete schedule of the names of all persons who perform services for the Company and its Subsidiaries as of the date of this Agreement, classified as permanent employees, temporary employees, or independent contractors and classified according to whether the employee's services are billable to a third party. To the Company's knowledge, all of the employees and independent contractors of the Company and its Subsidiaries are properly and currently licensed, to the extent that licensure is required, and all of such licenses are in good standing. To the Company's and its Subsidiaries' knowledge, no employee or group of employees or independent contractors listed on Schedule
4.24 plans to terminate employment with either entity or the Surviving Corporation. All professional employees (non-billable, core employees) named on
Schedule 4.24 are subject to non-competition and other obligations no less favorable to the Company than the terms reflected in the standard form of non-competition agreements previously delivered to the Parent.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE PARENT

     Except as set forth in the Parent Disclosure Letter with respect to any particular representation, the Parent represents and warrants to the Company as follows:

     Section 5.1 Organization. The Parent, and the Parent's Subsidiaries each is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as now being conducted except where the failure to be so organized, existing, and in good standing or to have such power, authority, and governmental approvals would not have a Material Adverse Effect on the Parent and its Subsidiaries taken as a whole. The Parent and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and be in good standing would not in the aggregate have a Material Adverse Effect on the Parent and its Subsidiaries taken as a whole.

     Section 5.2 Capitalization. As of the date of this Agreement, the authorized capital stock of the Parent consists of (a) 100,000,000 shares of Parent Common Stock of which, as of December 31, 1997, 29,794,592 shares were issued and outstanding and 608,796 shares were held in treasury, and (b) 15,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding or reserved for issuance. As of December 31, 1997, 9,000,000 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding options pursuant to the Parent Stock Plan. Of these 9,000,000 reserved shares, options to purchase 3,424,865 shares are outstanding at a weighted average per share exercise price of $9.43. All the outstanding shares of the Parent's capital stock are, and all shares of Parent Common Stock that are to be issued pursuant to the Merger or that may be issued pursuant to the Parent Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereto. As of the date of this Agreement, no Voting Debt of the Parent is issued or outstanding. As of the date of this Agreement, the only issuances of the Parent's capital stock since December 31, 1997, were upon the exercise of options outstanding on December 31, 1997, pursuant to the Parent Stock Plan. Except as set forth above and except for this Agreement, as of the date of this Agreement, there are no existing options, warrants, calls, subscriptions, other rights, or other agreements or commitments of any character relating to the issued or unissued capital stock or Voting Debt of the Parent or any of its Subsidiaries, or obligating the Parent or any of its Subsidiaries to issue, transfer, or sell, or cause to be issued, transferred, or sold, any shares of capital stock or Voting Debt of, or other equity interests in, the Parent or of any of its Subsidiaries, or securities convertible into or exchangeable for such shares or equity interests, or obligating the Parent or any of its Subsidiaries to grant, extend, or enter into any such option, warrant, call, subscription, or other right, agreement, or commitment. As of the date of this Agreement, there are no outstanding contractual obligations of the Parent or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of capital stock of the Parent or any of its Subsidiaries that would have a Material Adverse Effect on the Parent and its Subsidiaries taken as a whole.

     Section 5.3 Authority. The Parent has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery, and performance of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Parent and no other corporate proceedings on the part of the Parent are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than with respect to the Merger, the approval of the issuance of Parent Common Stock pursuant to the Merger Agreement by the holders of a majority of the outstanding shares of Parent Common Stock). This Agreement has been duly executed and delivered by the Parent, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of the Parent, enforceable against them in accordance with its terms.

     Section 5.4 Consents and Approvals; No Violations. Neither the execution, delivery, or performance of this Agreement by the Parent, nor the consummation by the Parent of the transactions contemplated hereby, nor compliance by the Parent with any of the provisions of this Agreement, will (i) conflict with or result in any breach of any provision of the respective certificates of incorporation, or by-laws of the Parent, (ii) except as contemplated in Sections 7.1(c) or 7.5, require any filing with, or authorization, consent, permit, or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents, or approvals or to make such filings would not have a Material Adverse Effect on the Parent and its Subsidiaries taken as a whole), (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement, or other instrument or obligation to which the Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to the Parent, any of its Subsidiaries, or any of their properties or assets, except as they relate to (iii) and (iv), for violations, breaches, or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Parent and its Subsidiaries taken as a whole.

     Section 5.5 SEC Reports and Financial Statements. Each of the Parent and its Subsidiaries has filed with the SEC, and has made available to the Company true and complete copies of all forms, reports, schedules, statements, and other documents, including all exhibits thereto, required to be filed by it since August 15, 1995, under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Parent SEC Documents"). The Parent SEC Documents, including any financial statements and schedules included therein, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of the Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by the accounting rules applicable to reports on Form 10-Q under the Exchange Act), and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. The Parent has made available to the Company true and complete copies of all material amendments and modifications that have not been filed by the Parent with the SEC to all agreements, documents, and other instruments that previously have been filed by the Parent with the SEC and are currently in effect.

     Section 5.6 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents, there has not been any (a) event, change, or effect having, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries taken as a whole, (b) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Parent, (c) any redemption, purchase, or other acquisition of any of its securities, (d) any change by Parent in its accounting methods, principles or practices, (e) any revaluation by Parent of any material asset (including any writing-off of notes or accounts receivable), other than in the ordinary course of business consistent in all material respects with past practice, or (f) as of the date of this Agreement, any entry by Parent or any Subsidiary of Parent into any commitment or transaction material to Parent and the Subsidiaries of Parent taken as a whole, except in the ordinary course of business and consistent in all material respects with past practice.

     Section 5.7 No Undisclosed Liabilities. Except as and to the extent set forth on the most recent consolidated balance sheet of the Parent (including the notes thereto) included in the Parent SEC Documents, neither the Parent nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent, or otherwise) that would be required to be reflected on a balance sheet or in the notes thereto, prepared in accordance with GAAP, except for liabilities and obligations (i) disclosed in any Parent SEC Document filed prior to the date of this Agreement or (ii) incurred pursuant to this Agreement.

     Section 5.8  Employee Benefit Plans.

     (a) Schedule 5.8 contains a true and complete list of each pension, retirement, profit sharing, deferred compensation, stock option, stock purchase, bonus, medical, welfare, disability, severance or termination pay, insurance or incentive plan, and each other employee benefit plan, program, agreement or arrangement, whether funded or unfunded, sponsored, maintained or contributed to or required to be contributed to by the Parent or the Sub or by any trade or business, whether or not incorporated, that together with the Parent or the Sub would be deemed a "single employer" within the meaning of Section 4001 of ERISA (a "Parent ERISA Affiliate"), for the benefit of any employee or terminated employee of the Parent or the Sub or any ERISA Affiliate of the Parent or the Sub (the "Parent Benefit Plans"). Schedule 5.8 identifies each Parent Benefit Plan that is an "employee benefit plan," within the meaning of Section 3(3) of ERISA (the "Parent ERISA Plans").

     (b) Neither the Parent nor any Parent ERISA Affiliate participates currently or has ever participated in, or is required currently or has ever been required to contribute to or otherwise participate in any "multi-employer plan," as defined in Sections 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code.

     (c) Neither the Parent nor any Parent ERISA Affiliate does now, or has ever, maintained, established, sponsored, participated in, or contributed to, any pension plan that is subject to Title IV of ERISA or Section 412 of the Code.

     (d) True and complete copies of each of the Parent Benefit Plans and related trusts have been furnished to the Company, together with the most recent financial statement prepared with respect to any of such Parent Benefit Plans that is funded, the most recent Internal Revenue Service determination letter, the most recent Summary Plan Description and the most recent Annual Report together with a statement setting forth any such documents that cannot be furnished; and any such documents furnished and the nature of the documents that cannot be furnished shall be reasonably satisfactory to the Company.

     (e) With respect to each Parent Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code, a determination letter from the Internal Revenue Service has been received to the effect that the Parent Benefit Plan is qualified under Section 401 of the Code and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code or the time for filing a determination letter request with the IRS with respect to the Parent Benefit Plans has not expired, and nothing has occurred or will occur through the Effective Time (including without limitation the transactions contemplated by this Agreement) that would cause the loss of such qualification or exemption or the imposition of any penalty or tax liability.

     (f) All contributions required by each Parent Benefit Plan or by law with respect to all periods through the Effective Time shall have been made by such date (or provided for by the Parent by adequate reserves on its financial statements) and no excise or other taxes have been incurred or are due and owing with respect to any Parent Benefit Plan because of any failure to comply with the minimum funding standards of ERISA and the Code.

     (g) No claim, lawsuit, arbitration, or other action has been, to the Parent's knowledge, threatened, asserted, or instituted against any Parent Benefit Plan, any trustee or fiduciaries thereof, the Parent, the Sub, or any of the assets of any trust maintained under any Parent Benefit Plan other than which would not have a Material Adverse Effect on the Parent or the Sub taken as a whole.

     (h) All amendments required to bring any Parent Benefit Plan into conformity with any of the applicable provisions of ERISA and the Code have been duly adopted or will be adopted within the time prescribed by law for making such amendments.

     (i) Any bonding required with respect to any Parent ERISA Plan in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

     (j) Each Parent Benefit Plan has been operated and administered in accordance with its terms and the terms and the provisions of ERISA and the Code (including rules and regulations thereunder) applicable thereto and in practice is tax qualified under Sections 401(a) and 501 of the Code other than which would not have a Material Adverse Effect on the Parent or the Sub taken as a whole.

     (k) Each Parent Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained under such Parent Benefit Plan is exempt from taxation under section 501(a) of the Code.

     (l) No "prohibited transaction," as such term is defined in Section 4975 of the Code and Section 406 of ERISA, has occurred with respect to any Parent Benefit Plan (and the transactions contemplated by this Agreement will not constitute or directly or indirectly result in such a "prohibited transaction") that could subject the Company, the Parent, or any officer, director or employee of any of the foregoing, or any trustee, administrator or other fiduciary, to a tax or penalty on prohibited transactions imposed by either Section 502 of ERISA or Section 4975 of the Code.

     (m) No Parent Benefit Plan is under audit by the IRS or the Department of Labor.

     (n) No welfare benefit plan (within the meaning of Section 3(1) of ERISA) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985 or by Sections 601 through 608 of ERISA, or Sections 162 and 4980B of the Code at the expense of the participant or the beneficiary of the participant.

     (o) The Parent does not currently maintain or contribute to any severance pay plan.

     (p) No individual shall accrue or receive any additional benefits, service, or accelerated rights to payment of benefits under any Parent Benefit Plan as a result of the actions contemplated by this Agreement;

     (q) The Parent has complied with all of the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Sections 601 through 608 of ERISA, and Sections 162 and 4980B of the Code;

     (r) The actions contemplated by this Agreement shall not result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" as such term if defined in Section 280G of the Code.

     Section 5.9 Other Benefit Plans. Except as disclosed in the Parent SEC Documents or in Schedule 5.9 filed before the date of this Agreement, and except as provided for in this Agreement, as of the date of this Agreement the Parent is not a party to any oral or written (i) union or collective bargaining agreement,

(ii) agreement with any executive officer or other key employee of the Parent providing for contingent benefits or the alteration of terms, based upon the occurrence of a transaction involving the Parent of the nature contemplated by this Agreement, or agreement providing any term of employment or compensation guarantee extending for a period longer than one year and for the payment of in excess of $50,000 per year, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan, or stock purchase plan, providing for increased benefits or the accelerated vesting of the benefits by the occurrence of any of the transactions contemplated by this Agreement, or the calculation of the value of any of the benefits on the basis of any of the transactions contemplated by this Agreement.

     Section 5.10 Accounting and Tax Matters. Neither the Parent nor, to the Parent's knowledge, any of its affiliates has taken, agreed to take, or will take any action that would prevent the Merger from being effected as a "pooling-of-interests" or would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code. Neither the Parent nor, to the Parent's knowledge, any of its affiliates or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying under Section 368(a) of the Code and, to the Parent's knowledge, the Merger will so qualify.

     Section 5.11 Litigation. Except as disclosed in the Parent SEC Documents filed before the date of this Agreement, there is no suit, claim, action, proceeding, or investigation pending or, to the knowledge of the Parent, threatened against the Parent or any of its Subsidiaries before any Governmental Entity. Except as disclosed in the Parent SEC Documents filed before the date of this Agreement, neither the Parent nor any of its Subsidiaries is subject to any outstanding order, writ, injunction, or decree that, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a Material Adverse Effect on the Parent and its Subsidiaries taken as a whole or would prevent the Parent from consummating the transactions contemplated hereby.

     Section 5.12 Interim Operations of the Sub. This section was deleted by amendment.

     Section 5.13 Compliance with Applicable Law. The Parent holds all permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of its business (the "Parent Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders, and approvals that would not, individually or in the aggregate, have a Material Adverse Effect on the Parent, and its Subsidiaries, taken as a whole. The Parent is in compliance with the terms of the Parent Permits, except where the failure so to comply would not have a Material Adverse Effect on the Parent, and its Subsidiaries, taken as a whole. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, the business of the Parent is not being conducted in violation of any law, ordinance, or regulation of any Governmental Entity, except for possible violations that individually or in the aggregate do not, and, insofar as can be foreseen, in the future will not, have a Material Adverse Effect on the Parent and its Subsidiaries, taken as a whole. No investigation or review by any Governmental Entity with respect to the Parent is pending or, to the knowledge of the Parent, threatened, nor has any Governmental Entity indicated an intention to conduct any investigation or review.

     Section 5.14 Opinion of Financial Advisor. The Parent has received the opinion of Robert W. Baird & Co. Incorporated, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to the Parent's shareholders from a financial point of view. A copy of the opinion will be delivered to the Company before February 6, 1998.

     Section 5.15  Tax Returns and Audits.

     (a) The Parent has filed all Tax Returns that it was required to file. All Tax Returns were correct and complete in all respects. All Taxes owed by either the Parent (whether or not shown on any Tax Return) have been paid. The Parent currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Parent does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Parent that arose in connection with any failure (or alleged failure) to pay any Tax.

     (b) The Parent has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.


     (c) No holder of Parent Common Stock or director or officer (or employee responsible for Tax matters) of the Parent expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Parent either (A) claimed or raised by any authority in writing or (B) as to which any holder of Parent Common Stock and the directors and officers (and employees responsible for Tax matters) of the Parent has knowledge based upon personal contact with any agent of such authority. Schedule 5.15 lists all federal, state, local, and foreign income Tax Returns filed with respect to the Parent for taxable periods ended on or after December 31, 1995, lists all Tax Returns that have been audited, and lists all Tax Returns that currently are the subject of audit. The Parent has delivered to the Company correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Parent since December 31, 1995.


     (d) The Parent has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (e) The unpaid Taxes of the Parent (A) did not, as of September 30, 1997, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the latest consolidated balance sheet of the Parent (rather than in any notes thereto) included in the Parent SEC Documents and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Parent and the Sub in filing their Tax Returns.

     (f) The Parent has not filed a consent under Code sec. 341(f) concerning collapsible corporations. The Parent has not made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code sec. 280G. The Parent has been a United States real property holding corporation within the meaning of Code sec. 897(c)(2) during the applicable period specified in Code sec. 897(c)(1)(A)(ii). The Parent has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code sec. 6662. The Parent is not a party to any Tax allocation or sharing agreement. The Parent (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent) or (B) has any Liability for the Taxes of any Person (other than any for the Parent) under Reg. sec. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.


     (g) Schedule 5.15 sets forth the following information with respect to the Parent as of the most recent practicable date: (A) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Parent, (B) the amount of any deferred gain or loss allocable to the Parent arising out of any Deferred Intercompany Transaction, and (C) the amount of any Code sec. 481 adjustment required to be taken into account by the Company and its Subsidiaries on any federal income Tax Return to be filed after the date of this Agreement.



     Section 5.16 Material Contracts. Schedule 5.16 lists all material contracts, agreements, and written arrangements to which the Parent is a party or by which any of its assets is bound. To the Parent's knowledge, no party to any contract listed on Schedule 5.16 plans to terminate any such contract with either entity or the Surviving Corporation. Without limiting the foregoing,
Schedule 5.16 lists the following contracts, agreements, and written arrangements:


     (a) Any written agreement concerning a partnership or joint venture;

     (b) Any written arrangement concerning confidentiality or noncompetition;

     (c) Any written arrangement between the Parent or the Sub and any of their respective officers, directors, employees, or "affiliates," as such term is defined in Rule 405, promulgated by the SEC;

     (d) Any written arrangement under which the consequences of a default or termination would be reasonably likely to have a Material Adverse Effect on the assets, liabilities, business, financial condition, operations, or results of operations of the Parent and its Subsidiaries taken as a whole; or

     (e) Any other written arrangement (or group of related arrangements) either involving more than $100,000 individually or $200,000 in the aggregate or not entered into in the ordinary course of business.


     The Parent has delivered to the Company a correct and complete copy of each written arrangement, as amended to date, listed in Schedule 5.16. With respect to each such written arrangement: (i) the written arrangement is legal, valid, binding, enforceable, and in full force and effect, assuming the other parties thereto have duly executed and delivered such arrangements and had the necessary power and authority to enter into such written arrangements when executed and delivered; (ii) the written arrangement will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing Date subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles, assuming, if applicable, that required consents to assignment are obtained;
(iii) to the Parent's knowledge, no party is in breach or default, and no event has occurred that with notice or lapse of time or both would constitute a breach or default, or permit termination, modification, or acceleration under the written arrangement; and (iv) to the Parent's knowledge, no party has repudiated any provision of the written arrangement. The Parent is not a party to any oral contract, agreement, or other arrangement that, if reduced to written form, would be required to be listed in Schedule 5.15.



     Section 5.17 Insurance. Schedule 5.17 sets forth and briefly describes each insurance policy (including liability, property, business risk, employee health, group life, key man, director/officer liability, and bond insurance and surety arrangements) currently in effect to which the Parent is a party, a named insured, or otherwise the beneficiary of coverage. The Parent has delivered or made available to the Company a correct and complete copy of each such insurance policy. With respect to each insurance policy currently in effect: (a) the policy is legal, valid, binding, and enforceable and in full force and effect, assuming the other parties thereto have duly executed and delivered such policy and had the necessary power and authority to enter into such policy when executed and delivered; (b) the policy will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms until the Closing Date; (c) neither the Parent nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time or both, would constitute such a breach or default or permit termination, modification, or acceleration under the policy; and (d) to the Parent's knowledge, no party to the policy has repudiated any provision thereof.



     Section 5.18 Subsidiaries. Except as set forth in Schedule 5.18, the Parent has no Subsidiaries.



     Section 5.19 Real Property. Schedule 5.19 lists all parcels of real property owned or leased (where the lease payments for any year during the term of the lease exceed $250,000) by the Parent. With respect to each parcel of owned real property, the Parent or the Sub has good and marketable title to the real property, free and clear of any mortgage, security interest, easement, covenant, or other restriction. With respect to each parcel of leased real property, the lease or sublease is legal, valid, binding, and enforceable, and in full force and effect. All facilities owned or leased have received all approvals of governmental authorities (including licenses and permits) required in connection with the occupancy or operation thereof.


     Section 5.20 Environmental and Employee Safety Matters. The Parent has complied with all laws (including rules and regulations thereunder) of all federal, state, local, and foreign governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against any of them alleging any failure to comply with any such law or regulation except for possible violations that in the aggregate do not have a Material Adverse Effect on the Parent, and its Subsidiaries, taken as a whole. To the Parent's knowledge, the Parent has no liability, and to the Parent's knowledge there is no basis for such liability, under any law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agencies thereof), concerning release or threatened release of hazardous substances or pollution or protection of the environment except for possible liabilities that in the aggregate do not have a Material Adverse Effect on the Parent and its Subsidiaries as a whole.

     Section 5.21  Intellectual Property.


     (a) The Parent owns or has the right to use, pursuant to a valid and enforceable license, all Intellectual Property used for the operation of its business as presently conducted and as presently proposed to be conducted.
Schedule 5.21 lists each item of Intellectual Property owned or used by the Parent. All items of Intellectual Property listed in Schedule 5.21, will be owned or available for use by the Parent on identical terms and conditions immediately on and after the Closing Date and each entity has taken all reasonable actions to protect each such item of Intellectual Property.


     (b) To the Parent's knowledge, the Parent has not interfered with, infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of third parties, and, each has never received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation, or violation which would have a Material Adverse Effect on the Parent and its Subsidiaries taken as a whole. To the Parent's knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of either entity's Intellectual Property rights.


     (c) Set forth on Schedule 5.21 is a list and description of each patent or registration that has been issued to the Parent with respect to any of the Intellectual Property of either entity, each pending patent application or application for registration that either entity has made with respect to any of their Intellectual Property, and each license, agreement, or other permission that either entity has granted to any third party with respect to any of their Intellectual Property (together with any exceptions). The Parent has delivered to the Company true and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date).


     Section 5.22  Tangible Personal Property.

     (a) The Parent owns or leases all tangible personal property (including, without limitation, furniture, fixtures, equipment, and supplies) necessary for the conduct of its business as presently conducted and as presently proposed to be conducted.

     (b) Except as set forth in the Financial Statements, the Parent is the sole lawful and beneficial owner of its tangible personal property, free and clear of all liens and encumbrances, except for (i) liens for current taxes not yet due or payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen, and (iii) liens in respect of pledges or deposits under worker's compensation laws, all of which liens aggregate less than $100,000, and the Parent has good and marketable title to all such property.

     (c) The tangible personal property of the Parent is in good and serviceable condition, reasonable wear and tear excepted, and the value attributed to it in the Financial Statements represents an amount not in excess of the purchase price, less reasonable depreciation, of such property. Consistent with past practices, the Parent shall repair or replace all tangible personal property used or disposed of after the date of this Agreement, whether or not in the ordinary course of business.


     Section 5.23  Employees and Independent Contractors.  Set forth on Schedule
5.23 is a true and complete schedule of the names of all persons who perform services for the Parent as of the date of this Agreement, classified as permanent employees, temporary employees, or independent contractors and classified according to whether the employee's services are billable to a third party. To the Parent's knowledge, all of the employees and independent contractors of the Parent are properly and currently licensed, to the extent that licensure is required, and all of such licenses are in good standing. To the Parent's knowledge, no employee or group of employees or independent contractors listed on Schedule 5.23 plans to terminate employment with either entity or the Surviving Corporation.

                                   ARTICLE VI

                                   COVENANTS

     Section 6.1 Covenants of the Company and the Parent. During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing):

     (a) Ordinary Course. The Company and its Subsidiaries and the Parent, and its Subsidiaries shall carry on their respective businesses in the usual, regular, and ordinary course in substantially the same manner as conducted before the date of this Agreement and shall use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees, and preserve their relationships with customers and others having business dealings with them to the end that a Material Adverse Effect shall not result to its goodwill and ongoing business at the Effective Time.

     (b) Dividends; Changes in Stock. (i) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall the Company propose to, (A) declare or pay any dividends on or make other distributions in respect of any of its capital stock except for dividends by a wholly-owned Subsidiary, (B) split, combine, or reclassify any of its capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock, or (C) repurchase, redeem, or otherwise acquire any shares of its capital stock.

     (ii) The Parent shall not, nor shall it permit any of its Subsidiaries to, nor shall the Parent propose to, (A) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock except for dividends by a wholly-owned Subsidiary, (B) split, combine, or reclassify any of its capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock (unless appropriate adjustment is made to prevent dilution in the number of shares to be received by the Company's shareholders), or (C) repurchase, redeem, or otherwise acquire, or permit any Subsidiary to repurchase, redeem, or otherwise acquire, any shares of its capital stock (unless appropriate adjustment is made to prevent dilution in the number of shares to be received by the Company's shareholders).

     (c) Issuance of Securities. (i) The Company shall not, nor shall it permit any of its Subsidiaries to, issue, deliver, or sell, or authorize or propose the issuance, delivery, or sale of, any shares of its capital stock of any class, any Voting Debt, or any securities convertible into, or any rights, warrants, calls, subscriptions, or options to acquire, any such shares, Voting Debt or convertible securities, other than (i) the issuance of shares of Company Common Stock, upon the exercise of stock options or stock grants or the acceptance of offers issued, awarded, or granted or made prior to the date of this Agreement pursuant to the Company Stock Option Plans, and (ii) issuances by a wholly-owned Subsidiary of its capital stock to its parent.

     (ii) The Parent shall not, nor shall it permit any of its Subsidiaries to, issue, deliver, or sell, or authorize or propose the issuance, delivery, or sale of, in excess of 1,500,000 shares of its capital stock of any class, any Voting Debt, or any securities convertible into, or any rights, warrants, calls, subscriptions, or options to acquire, any such shares, Voting Debt or convertible securities, other than (i) the issuance of shares of Parent Common Stock, upon the exercise of stock options or stock grants or the acceptance of offers issued, awarded, or granted or made prior to the date of this Agreement pursuant to the Parent Stock Option Plan or the issuance of additional options to purchase Shares of Parent Common Stock under the Parent Stock Option Plan; and (ii) issuances by a wholly-owned Subsidiary of its capital stock to its parent.

     (d) Governing Documents. Except as contemplated by Sections 2.1 and 2.3, neither the Company nor the Parent shall amend or propose to amend its Certificate of Incorporation or Articles of Incorporation, as the case may be, or its By-laws.

     (e) No Solicitation of Competing Transactions. Neither the Company nor any of its Subsidiaries shall, directly or indirectly, through any officer, director, agent, or otherwise, initiate, solicit, or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors, or employees of the Company or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant, or other agent or representative of the Company or any of its Subsidiaries to take any such action. The Company shall notify the Parent orally promptly and in writing (as promptly as practicable) of all of the relevant details relating to any inquiry or proposal that the Company or any of its Subsidiaries or any officer, director, or employee of the Company, or any investment banker, financial advisor, attorney, accountant, or other agent or representative of the Company may receive relating to a Competing Transaction and if such inquiry or proposal is in writing, the Company shall deliver to the Parent a copy of such inquiry or proposal unless delivery would violate the fiduciary duties of the Company, in which case, the Company will provide to the Parent a fair and complete description of the terms of such Competing Transaction.

     Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith after receipt of advice of the Company's independent counsel (who may be the Company's regularly engaged independent legal counsel) that the action described below is necessary to comply with their fiduciary duties to the Company or its stockholders under applicable law and before taking the action, the Company (i) provides immediate notice to the Parent that it is taking the action and provides in any such notice to the Parent in reasonable detail, the identity of the person or entity making a proposal and the terms and conditions of the proposal, and (ii) provides the Parent with all information to be provided to the person or entity that the Parent has not previously been provided, and (iii) receives from such person or entity an executed confidentiality agreement on terms not less favorable in any material respect to the Company than those contained in the Confidentiality Agreement, then the Company may:

          (i) furnish information (including non-public information) to, or enter into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide proposal of a Competing Transaction,

          (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer,

          (iii) refer any third party to this Section 6.1(e) or make a copy of this Section 6.1(e) available to any third party, or

          (iv) fail to make or withdraw or modify its recommendation referred to in Section 7.2(a) following the receipt of a proposal that constitutes, or may reasonably be expected to lead to, a Competing Transaction

     (f) No Acquisitions. The Company shall not, nor shall it permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets not in the ordinary course of business. Without limiting the generality of the foregoing, the Company shall not, nor shall it permit any of its Subsidiaries to (i) make any capital expenditures in excess of $100,000 individually or $1,000,000 in the aggregate, (ii) make any venture capital investment, or (iii) open any additional offices.

     (g) No Dispositions. Other than (i) as may be required by law to consummate the transactions contemplated by this Agreement or (ii) sales or licenses of products or technology in the ordinary course of business consistent with prior practice, the Company and the Parent shall not, nor shall it permit any of its Subsidiaries to, sell, lease, license, encumber, or otherwise dispose of, or agree to sell, lease, license, encumber, or otherwise dispose of, any of its assets that with respect to the Company are material or with respect to the Parent would create a Material Adverse Effect, individually or in the aggregate, to the Company and its Subsidiaries or to the Parent and its Subsidiaries, as the case may be, taken as a whole.

     (h) Indebtedness and Leases. The Company and the Parent shall not, nor shall it permit any of its Subsidiaries to, incur any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities, warrants, or rights to acquire any debt securities of the Company or the Parent, as the case may be, or any of its Subsidiaries, guarantee any debt securities of others, prepay any indebtedness of the

Company or the Parent, as the case may be, other than, in each case, in the ordinary course of business consistent with prior practice. The Company and the Parent shall not, and shall not permit any of its Subsidiaries to, enter into any material leases.

     (i) Other Actions. Notwithstanding the fact that such action might otherwise be permitted pursuant to this Section 6.1, no party shall, nor shall any party permit any of its Subsidiaries to, take any action that would, or is reasonably likely to, result in any of its representations and warranties set forth in this Agreement being untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied, including any disposition of assets or distributions to the Company's stockholders that would prevent the Parent's counsel from rendering the opinion described in Section 8.1(g).

     (j) Advise of Changes; Filings. Each party shall confer on a regular and frequent basis with the other, report on operational matters, and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on such party and its Subsidiaries taken as a whole. Each party shall promptly provide the other (and its counsel) copies of all filings made by such party with any federal, state, or foreign Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement.

     Section 6.2 Additional Covenants. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that it will not, without the prior written consent of the Parent (i) enter into, adopt, amend (except as may be required by law), or terminate any Company Benefit Plans or other employee benefit plan, or any agreement, arrangement, plan, or policy between the Company and one or more of its directors or officers, (ii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, increase in any manner the compensation or fringe benefits of any director, officer, or employee, (iii) pay any benefit not required by any plan or arrangement as in effect as of the date of this Agreement (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, or performance units), or (iv) enter into any contract, agreement, commitment, or arrangement to do any of the foregoing. The Parent will not take any of the foregoing actions except in connection with the transactions contemplated by this Agreement.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     Section 7.1  Registration Statement; Joint Proxy Statement.

     (a) As promptly as practicable after the date of this Agreement, the Company shall supply the Parent with the information pertaining to the Company required by the rules and regulations of the Securities Act or the Exchange Act, as the case may be, for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by the Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the "Registration Statement"), which information will not, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the proxy statement relating to the meeting of the Company's and the Parent's respective stockholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "Joint Proxy Statement"), which information will not, at the date mailed to stockholders and at the time of the Stockholders' Meetings of the Company and of the Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by the Company with respect to statements made in the Joint Proxy Statement or the Registration Statement based on information supplied by the Parent or the Sub in writing for inclusion in such documents. If before the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Registration

Statement or Joint Proxy Statement, the Company shall promptly inform the Parent and shall make appropriate amendments or supplements to the Joint Proxy Statement.

     (b) As promptly as practicable after the date of this Agreement, the Parent shall supply the Company with the information pertaining to the Parent required by the rules and regulations of the Exchange Act for inclusion or incorporation by reference in the Joint Proxy Statement, which information will not, at the date mailed to stockholders and at the time of the Stockholders' Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by the Parent with respect to statements made in the Registration Statement or Joint Proxy Statement based on information supplied by the Company in writing for inclusion in such documents. If before the Effective Time any event or circumstance relating to the Parent or any of its Subsidiaries, or their respective officers or directors, should be discovered by the Parent that should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement, the Parent shall promptly inform the Company and shall make appropriate amendments or supplements to the Registration Statement or Joint Proxy Statement.

     (c) As promptly as practicable after the execution of this Agreement, the Company and the Parent shall prepare and file with the SEC the Joint Proxy Statement relating to the Stockholders' Meetings of the Company and of the Parent. As promptly as practicable after comments are received from the SEC on the preliminary proxy materials and after the furnishing by the Company and the Parent of all information required to be contained therein, the Parent shall promptly prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. The Parent shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and shall take any action required under applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. The Company shall furnish all information concerning the Company as the Parent may reasonably request in connection with such actions and the preparation of the Registration Statement. As promptly as practicable after the Registration Statement becomes effective, the Company and the Parent shall mail the Joint Proxy Statement to their respective stockholders.

     Section 7.2  Stockholders' Meetings.

     (a) The Company and the Parent shall each, consistent with applicable law and their Certificate of Incorporation or Articles of Incorporation, as applicable, and By-laws, call and hold a special meeting of its stockholders as promptly as practicable for the purpose of voting upon the adoption or approval of this Agreement, and in the case of the Parent the issuance of Parent Common Stock pursuant to this Agreement (the "Stockholders' Meeting"), and shall use all reasonable efforts to hold their respective Stockholders' Meetings as soon as practicable after the date on which the Registration Statement becomes effective. The Company and the Parent shall each, subject to the applicable fiduciary duties of their directors, as determined by such directors in good faith with the advice of their independent counsel (who may be their regularly engaged independent legal counsel) (i) use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption or approval, as the case may be, of the Merger, (ii) shall take all other action necessary or advisable to secure the vote or consent of stockholders required by Delaware or Florida law, as the case may be, to obtain such adoption or approvals, and the Company and the Parent shall include in the Joint Proxy Statement the recommendation of its Board of Directors in favor of this Agreement.

     (b)  Deleted by amendment.


     (c) The Parent shall appoint the three individuals listed on Schedule 7.2(c) to the Board of Directors of the Parent to serve the terms and on the Committees of the Board set forth opposite each individual's name, commencing at the Effective Time.


     Section 7.3 Pooling Opinion of the Parent's Accountants, Comfort Letter of Company's Accountants and Parent's Accountant's.

     (a) The Parent shall use all reasonable efforts to cause to be delivered to the Company a Pooling Opinion. The Company shall cooperate with Price Waterhouse LLP so that a Pooling Opinion may be delivered to the Parent.

     (b) The Company shall cause to be delivered to Parent a letter of Price Waterhouse, LLP, the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with underwriting of securities.

     (c) Parent shall cause to be delivered to the Company a letter to Price Waterhouse LLP, Parent's independent auditors, dated a date within two business days before the date of which the Registration Statement shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accounts in connection with registration statements similar to the Registration Statement.

     Section 7.4 Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, and all other authorized representatives of the Parent, full access during the period before the Effective Time, to all its properties, books, contracts, commitments, records, customers, accountants, and counsel. Upon reasonable notice, the Parent shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, and all other authorized representatives of the Company, full access during the period before the Effective Time, to all of its properties, books, contracts, commitments, records, customers, accountants, and counsel. During the period before the Effective Time, each of the Company and the Parent shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other a copy of each report, schedule, registration statement, and other document filed or received by it during such period pursuant to the requirements of federal securities laws. The Company shall (and shall cause its Subsidiaries to) furnish promptly to the Parent all other information concerning its business, properties, and personnel and access for discussions with such of its management personnel as the Parent may reasonably request. The Parent shall (and shall cause its Subsidiaries to) furnish promptly to the Company all other information concerning its business, properties, and personnel, and access for discussions with such of its management personnel as the Company may reasonably request. The parties will hold any such information that is "evaluation material" (as defined in the Confidentiality Agreement) subject to the terms of the Confidentiality Agreement.

     Section 7.5 Legal Conditions to Merger. The Company and the Parent, each will take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Merger (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity), and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. The Company and the Parent, will each, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order, or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by the Parent, the Company, or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

     Section 7.6 Affiliates. Before the Closing Date, the Company and the Parent each shall deliver to the other a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company and the Parent, its "affiliates" for purposes of Rule 145 under the Securities Act and the SEC's Accounting Series Release 135. The Company shall use its best efforts to cause each such person to deliver to the Parent on or before the Closing Date a written agreement, substantially in the form attached as Exhibit 7.6 hereto.

     Section 7.7 Stock Exchange Listing. The Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger and under the Company Stock Option Plans after the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

     Section 7.8  Company Stock Option Plans.

     (a) At the Effective Time, the Parent will substitute for each outstanding option to purchase Company Common Stock, as amended or modified, (each a "Company Stock Option") granted under the Company Stock Option Plans, whether vested or unvested, an option (each a "Replacement Stock Option") to acquire, on the same terms and conditions as were applicable under such Company Stock Option prior to the Effective Time (including, without limitation, any vesting acceleration terms automatically triggered by the Merger), the number (rounded down to the nearest whole number) of shares of Parent Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately before the Effective Time (not taking into account whether or not such Company Stock Option was in fact exercisable), at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the shares of Company Common Stock issuable upon exercise of such Company Stock Option immediately prior to the Effective Time divided by (ii) the number of shares of Parent Common Stock deemed issuable pursuant to such Company Stock Option at the Effective Time; however, in the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code ("Qualified Stock Options"), the option price, the number of shares purchasable pursuant to such option, and the terms and conditions of exercise of such option shall be determined in a manner that complies with Section 425(a) of the Code.

     (b) As soon as practicable after the Effective Time, the Parent shall deliver to each holder of an outstanding Company Stock Option an appropriate notice setting forth such holder's rights pursuant to the applicable Replacement Stock Option.

     (c) The Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery pursuant to the terms set forth in this Section.

     (d) The Parent shall file a Registration Statement on Form S-8 (or any successor form), as soon as practicable after the Effective Time, with respect to the shares of Parent Common Stock issuable upon exercise of the Replacement Stock Options, and the Parent shall use its best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses relating thereto) for so long as such Replacement Stock Options shall remain outstanding.

     (e) The Company will take all necessary actions pursuant to the Company Stock Option Plans and the instruments evidencing the Company Stock Options to provide for the replacement of the Company Stock Options in accordance with this Section.

     Section 7.9 Expenses. Except as set forth in Section 9.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, and, in connection therewith, each of the Parent and the Company shall pay, with its own funds and not with funds provided by the other party, any and all property or transfer taxes imposed on such party, except that expenses incurred in connection with printing and mailing the Joint Proxy Statement and the Registration Statement shall be shared equally by the Parent and the Company.

     Section 7.10 Brokers or Finders. Each of the Parent and the Company represents, as to itself, its Subsidiaries, and its affiliates, that no agent, broker, investment bankers, financial advisor, or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Robert W. Baird & Co. Incorporated, whose fees and expenses will be paid by the Parent in accordance with the Parent's agreement with such firm and Rauscher Pierce Refsnes, Inc. and The Robinson-Humphrey Company, LLC, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (copies of which have been delivered by the Company to the Parent prior to the date of this Agreement), and each of the Parent and the Company agree to indemnify and hold the other harmless from and against any and all claims, liabilities, or obligations with respect to any other fees, commissions, or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

     Section 7.11 Additional Agreements; Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of shareholders of the Company described in Section 8.1(a), including cooperating fully with the other parties. Without limiting the generality of the foregoing sentence, the parties shall provide all information and make all necessary filings under the HSR Act, and the Parent shall use its best efforts to obtain regulatory approvals or clearances to consummate the transactions contemplated hereby. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities, and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     Section 7.12 Tax Treatment. The Company and the Parent agree to treat the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     Section 7.13 Public Announcements. Company and the Parent shall use all reasonable efforts to develop a joint communications plan and each party shall use all reasonable efforts to ensure that all press releases and other public statements with respect to the transactions contemplated by this Agreement shall be consistent with such joint communications plan or, to the extent inconsistent therewith, shall have received the prior written approval of the other.

     Section 7.14 Indemnification; Directors' and Officers' Liability Insurance. All rights to indemnification and/or reimbursement existing in favor of any present or former director, officer, or employee of the Company or any of its Subsidiaries (an "Indemnified Party") as provided in (a) the Company's Certificate of Incorporation or Bylaws, or (b) the certificate of incorporation, bylaws, or similar organizational documents of any of its subsidiaries, or (c) such related contracts as are listed on Schedule 7.14, each as in effect on the date hereof, shall survive the Merger with respect to matters occurring at or prior to the Effective Time including without limitation, those with respect to this Agreement. The Parent agrees that pursuant to the terms of the Merger such obligations and liabilities with respect to indemnification and reimbursement of the Indemnified Parties shall become obligations and liabilities of the Parent and the Surviving Corporation and its respective successors. For a period of six years after the Closing Date, the Parent and the Sub shall cause to be maintained in effect, at no expense to the insured thereunder, the current policy or policies (hereinafter, simply "Current Policy") of directors' and officers' liability insurance ("D&O Insurance") maintained by the Company; however, (i) the Parent shall have the right to substitute therefor a policy or policies that provide the same limit of liability as the Current Policy and that provide, in all material respects, the same coverage as the Current Policy, (ii) the D&O Insurance to be maintained during such six-year period shall cover only wrongful facts of the insureds that occur prior to the Closing Date; and (iii) the Parent shall not be required to expend an amount greater than 125% of the annual premium on the Current Policy."

                                  ARTICLE VIII

                                   CONDITIONS

     Section 8.1  Conditions to Each Party's Obligation To Effect the
Merger. The obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. This Agreement shall have been approved or adopted by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at its Stockholders' Meeting.

     (b) Nasdaq Listing. The shares of Parent Common Stock issuable to the Company's stockholders pursuant to this Agreement and under the Company Stock Option Plans after the Merger shall have been authorized for listing on Nasdaq, upon official notice of issuance.

     (c) Other Approvals. Other than the filing provided for by Section 2.1 and any filing pursuant to state takeover laws, all authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity (including the expiration of all applicable waiting periods under the HSR Act), the failure to obtain which would have a Material Adverse Effect on the Parent and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, shall have been filed, occurred, or been obtained. The Parent shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue Parent Common Stock pursuant to this Agreement after the Merger.

     (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

     (e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

     (f) Pooling Opinion. The Parent and the Company shall each have received a Pooling Opinion.


     (g) Tax Opinion. The Parent and the Company shall have received the opinion of Holland & Knight LLP, counsel to the Parent, dated on or about the date that is two business days before the date the Joint Proxy Statement is first mailed to stockholders of the Company, to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that the Parent, and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn or modified in any material respect. In rendering such opinion, counsel to the Parent may rely upon certificates of officers of the Parent and the Company as to factual matters.


     (h) Fairness Opinions. The opinions of Robert W. Baird & Co., delivered to the Parent as described in Section 5.14, and The Robinson-Humphrey Company, LLC, delivered to the Company as described in Section 4.12, shall not have been withdrawn or modified in any material respect.

     Section 8.2 Conditions to Obligations of the Parent. The obligations of the Parent to effect the Merger are subject to the satisfaction of the following conditions, unless waived by the Parent:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement; however, if any such representation or warranty is already qualified by materiality, for purposes of this section, each such representation or warranty shall be modified by materiality only once. The Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

     (c) Letter from Company Affiliates. The Parent shall have received from each person named in the letter referred to in Section 7.6 an executed copy of an agreement substantially in the form of Exhibit 7.6.

     (d) No Amendments to Resolutions. Neither the Board of Directors of the Company nor any committee thereof shall have amended, modified, rescinded, or repealed the resolutions adopted by such Board on January 30, 1998 (accurate and complete copies of which have been provided to the Parent) and shall not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions.

     (e) Employment and Noncompetition Agreements. Richard DuPont shall have entered into an employment and noncompetition agreement with Parent having the principal terms described on Exhibit 8.2.

     (f) Consents Under Company Obligations. Company shall have obtained the consent or approval of any person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby except those which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on the Parent, with or without including its ownership of the Company and its Subsidiaries after the Merger, or the Company.

     (g) No Acceleration of Option Vesting. During the period beginning on the date of this Agreement and ending on the Closing Date, the Board of Directors of the Company shall not have taken any action to accelerate the vesting or exercisability of any outstanding option granted under any Company Stock Option Plan on or before the Closing Date.

     (h) Legal Opinion. The Parent shall have received the opinion of Katten Muchin & Zavis, counsel to the Company, to the effect that, (i) the Company is duly organized, validly existing under the laws of the State of Delaware, and has the corporate powers and authority to execute, deliver, and perform this Agreement, and (ii) this Agreement has been duly authorized, executed, and delivered by the Company.

     (i) Employee Matters. There shall have been no material changes in the employment of the persons named on Schedule 4.24 either qualitatively or quantitatively.

     Section 8.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, unless waived by the Company:

     (a) Representations and Warranties. The representations and warranties of the Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement; however, if any such representation or warranty is already qualified by materiality, for purposes of this section, each such representation or warranty shall be modified by materiality only once. The Company shall have received a certificate signed on behalf of the Parent by an executive officer of the Parent to such effect.

     (b) Performance of Obligations of the Parent. The Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Parent by an executive officer of the Parent to such effect.

     (c) Directors Election. The persons named on Schedule 7.2(c) shall have been elected directors of the Parent as of the Effective Time.

     (d) No Amendments to Resolutions. Neither the Board of Directors of the Parent nor any committee thereof shall have amended, modified, rescinded, or repealed the resolutions adopted by such Board on January 30, 1998 (accurate and complete copies of which have been provided to the Company) and shall not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions.

     (e) Legal Opinion. The Company shall have received the opinion of Holland & Knight LLP, counsel to the Company, to the effect that, (i) the Parent is duly organized, validly existing under the laws of the State of Florida, and has the corporate power and authority to execute, deliver, and perform this Agreement, and (ii) this Agreement has been duly authorized, executed, and delivered by the Parent.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT, AND WAIVER

     Section 9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time before the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company or the Parent:

     (a) by written consent duly authorized by the Boards of Directors of each of the Parent and the Company;

     (b) by the Parent or the Company if either (i) the Effective Time shall not have occurred on or before June 30, 1998; however, (x) the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; and (y) if a request for additional information is received from a Governmental Entity pursuant to the HSR Act, the date in this Section 9.1(b)(i) shall be extended to the 90th day following acknowledgment by such Governmental Entity that the Parent and the Company have complied with such request, but in any event not later than July 31, 1998; or (ii) there shall be any statute, law, ordinance, rule, or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Entity shall have issued an order, decree, or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the Merger and such order, decree, ruling, or other action shall have become final and nonappealable;

     (c) by the Parent, if (i) the Board of Directors of the Company withdraws, modifies, or changes its recommendation of this Agreement or the Merger, or shall have resolved to do any of the foregoing or the Board of Directors of the Company shall have recommended to the stockholders of the Company any Competing Transaction or resolved to do so; or (ii) a tender offer or exchange offer for 30% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company, within ten business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders;

     (d) by the Company in order to enter into a definitive agreement for a Competing Transaction, upon three business days' prior written notice to the Parent setting forth, in reasonable detail, the identity of the person proposing the Competing Transaction and the terms and conditions of such Competing Transaction, if, as a result of an unsolicited proposal for such Competing Transaction, the Board of Directors of the Company, after advice of the Company's independent counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that, after giving effect to any concessions that may be offered by the Parent, their fiduciary duties under applicable law require that such Competing Transaction be accepted; however, the Company shall have complied with Section 6.1(e); provided that upon the delivery by the Company of the notice described in the preceding clause, the Company shall, and shall cause its financial and legal advisors to, negotiate with the Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Parent to proceed with the transactions contemplated hereby; and also provide that any termination of this Agreement by the Company pursuant to this Section 9.1(d) shall not be effective until the Company has made payment of the full fee required by Section 9.3(a) hereof;

     (e) by either the Parent or the Company, if the Stockholders' Meeting of the Company shall have been held and the stockholders of the Company shall have failed to adopt this Agreement at such meeting (including any adjournment or postponement thereof);

     (f) by either the Parent or the Company, if the Stockholders' Meeting of the Parent shall have been held and the shareholders of the Parent shall have failed to approve the issuance of Parent Common Stock in connection with the Merger at such meeting (including any adjournment or postponement thereof);

     (g) by the Company, upon a breach of any representation, warranty, or agreement set forth in this Agreement such that the condition set forth in
Section 8.3(a) would not be satisfied (a "Terminating Parent Breach"); however, if such Terminating Parent Breach is curable by the Parent through the exercise of its reasonable efforts and the Parent continues to exercise its reasonable efforts, the Company may not terminate this Agreement under this Section 9.1(g) for a period of 30 days after the Company's delivery to the Parent of written notice setting forth in reasonable detail the circumstances giving rise to such Terminating Parent Breach;

     (h) by the Parent, upon a breach of any representation, warranty, or agreement set forth in this Agreement such that the condition set forth in
Section 8.2(a) would not be satisfied (a "Terminating Company Breach"); however, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable efforts and the Company continues to exercise such reasonable efforts, the Parent may not terminate this Agreement under this
Section 9.1(h) for a period of 30 days from the date on which the Parent delivers to the Company written notice setting forth in reasonable detail the circumstances giving rise to such Terminating Company Breach; or

     (i)  by the Parent, if the Market Price is less than $20.00.

     Section 9.2 Effects of Termination. In the event of a termination of this Agreement by either the Company or the Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parent, or the Company or their respective officers or directors, except (i) with respect to the last sentence of Section 7.4, and Sections 7.10, 7.11 and 9.3, and (ii) to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants, or agreements set forth in this Agreement, except as provided in Section 10.7.

     Section 9.3  Fees and Expenses Upon Termination.

     (a) Termination Fee. The Company shall pay the Parent a fee of $12,000,000 (the "Termination Fee"), if this Agreement is terminated:

          (i) by the Company pursuant to Section 9.1(b)(i) and a Competing Transaction, having a value per share of Company Common Stock exceeding the value per share of Company Common Stock as determined based on the Exchange Ratio on the date of termination, shall have been consummated within nine months of such termination;

          (ii) pursuant to Section 9.1(c)(i);

          (iii) pursuant to Section 9.1(c)(ii) and such Competing Transaction shall have been consummated within nine months of such termination;

          (iv) pursuant to Section 9.1(d);

          (v) pursuant to Section 9.1(e) and a Competing Transaction shall have been publicly proposed before such termination and the transaction contemplated by such Competing Transaction shall have been consummated within nine months of such termination; or

          (vi) pursuant to Section 9.1(h) and a Competing Transaction shall have been consummated within nine months of such termination.

     (b) The Company shall reimburse the Parent for its costs and expenses, as stipulated below, if this Agreement is terminated by the Company or the Parent pursuant to Section 9.1(e) (the "Company Expense Payment"). The Company and the Parent agree that the amount of the Company Expense Payment shall be $1.5 million. If applicable, the Company Expense Payment shall be in addition to any payment required pursuant to Section 9.3(a). The Parent shall reimburse the Company for its costs and expenses, as stipulated below, if this Agreement is terminated by the Parent or the Company pursuant to Section 9.1(f) (the "Parent Expense Payment"). The Parent and the Company agree that the amount of the Parent Expense Payment shall be $1.5 million.

     (c) Any payment required to be made pursuant to Section 9.3(a) or Section 9.3(b) shall be made as promptly as practicable but in any event not later than five business days after the party entitled to such payment delivers a written request for such payment and shall be made by wire transfer of immediately available funds to an account designated by the recipient of such payment.

     (d) If the party obligated to make a payment pursuant to Section 9.3(a) or 9.3(b) fails to pay the entire amount of such payment when due, interest shall be paid on such unpaid amount, commencing on the date that the Termination Fee became due, at a daily rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus 2%, divided by 360.

     Section 9.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the Parent, but, after any such approval, no amendment shall be made that by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 9.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant to this Agreement, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party of this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE X

                                 MISCELLANEOUS

     Section 10.1  Nonsurvival of Representations, Warranties, and
Agreements. None of the representations, warranties, and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 3.1, 3.2, 7.8, 7.11 and 7.14, the last sentence of Section 9.4, and Article X, the agreements of the "affiliates" of the Company delivered pursuant to Section 7.6 and the agreements listed in Section 8.2(e).

     Section 10.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (if confirmed), sent via recognized overnight carrier or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) If to the Parent, to

         Romac International, Inc.
         120 West Hyde Park Place
         Tampa, Florida 33606

         Attention: David L. Dunkel,
                   President & Chief Executive Officer
         Telecopy No.: (813) 254-9640

     with a copy to

         Holland & Knight LLP
         400 North Ashley, Suite 2300
         Tampa, Florida 33602

         Attention: Michael L. Jamieson, Esq.
         Telecopy No.: (813) 229-0134

     (b) if to the Company, to

         Source Services Corporation
         5580 LBJ Freeway, Suite 300
         Dallas, Texas 75240

         Attention: D. Les Ward,
                   President & Chief Executive Officer
         Telecopy No.: (972) 385-7003

     with a copy to

         Herbert Wander, Esq.
         Katten Muchin & Zavis
         525 West Monroe Street, Suite 1600
         Chicago, Illinois 60661

         Telecopy No.: (312) 902-1061

     Section 10.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. For the purpose of this Agreement, "Knowledge" shall mean (i) with respect to the Company and its Subsidiaries, the actual knowledge of D. Les Ward and Richard DuPont and (ii) with respect to the Parent and its Subsidiaries, the actual knowledge of David L. Dunkel, James D. Swartz, Tom Calcaterra and Howard
W. Sutter.

     Section 10.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 10.5 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and (b) except as otherwise contemplated in the covenants listed in Section 10.1 (which covenants shall be enforceable by the persons affected thereby following the Effective Time), are not intended to confer upon any person other than the parties hereto any rights or remedies under this Agreement.

     Section 10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to any applicable conflicts of law.

     Section 10.7 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part of this Agreement to be null, void, or unenforceable, or order any party to take any action inconsistent with this Agreement or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part of this Agreement or to any other remedy, including money damages or a right of termination of this Agreement pursuant to
Section 9.1(b)(i), for breach of this Agreement or of any other provision of this Agreement or part of this Agreement as a result of such holding or order.

     Section 10.8 Publicity. Except as otherwise required by law or the rules of Nasdaq, for so long as this Agreement is in effect, neither the Company nor the Parent shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     Section 10.9 Assignment. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

     IN WITNESS WHEREOF, the Parent and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SOURCE SERVICES CORPORATION                          ROMAC INTERNATIONAL, INC.

By: /s/ D. LES WARD                                  By: /s/ DAVID L. DUNKEL
--------------------------------------------------   --------------------------------------------------


Title: Chief Executive Officer                       Title: Chief Executive Officer
--------------------------------------------------   --------------------------------------------------


                                                                     APPENDIX II

                       THE ROBINSON-HUMPHREY COMPANY, LLC
                            ATLANTA FINANCIAL CENTER
                            3333 PEACHTREE ROAD, NE
                             ATLANTA, GEORGIA 30326

                                February 1, 1998

Source Services Corporation
5580 LBJ Freeway
Suite 300
Dallas, Texas 75240

Attention: Board of Directors

Dear Sirs:

     We understand that Source Services Corporation (the "Company" or "Source Services") is considering a proposed merger between the Company and Romac International, Inc. ("Romac"). We understand that this merger (the "Proposed Transaction"), shareholders of Source Services will receive 1.1932 shares of Common Stock of Romac (the "Exchange Ratio") in exchange for each Source Services Common Share held by them immediately prior to the implementation of the Merger, as described in detail in the Agreement and Plan of Merger dated February 1, 1998 between Source Services and Romac (the "Agreement").

     We have been requested by the Company to render our opinion with respect to the fairness to the Company's stockholders, as of February 1, 1998, from a financial point of view, of the Exchange Ratio in the Proposed Transaction. This letter serves as the written confirmation of the oral opinion which we delivered to the Board of Directors of Source Services on January 31, 1998.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement,
(2) publicly available information concerning the Company and Romac which we believe to be relevant to our inquiry, (3) financial and operating information with respect to the business, operations and prospects of the Company and Romac furnished to us by the Company and Romac, (4) trading histories of the Company's Common Stock and Romac Common Stock (5) a comparison of the historical financial results and present financial condition of the Company and Romac with those of other companies which we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions which we deemed relevant, and (7) certain historical data relating to percentage premiums paid in acquisitions of publicly traded companies. In addition, we held discussions with the managements of the Company and Romac concerning their business and operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

     We have relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or of Romac. We have not made nor obtained any evaluations or appraisals of the assets or liabilities of the Company or of Romac. Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated as of the date of this letter. The financial markets in general and the markets for the securities of Source Services and Romac, in particular, are subject to volatility, and this letter does not purport to address potential developments in the financial markets or the markets for the securities of Source Services and Romac after the date hereof.

     We have acted as a financial advisor to the Company in connection with the Proposed Transaction and will receive a fee from the Company for our services, a portion of which is contingent on the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising our of the rendering of this opinion. We have served as managing underwriter for one public offering of the

Company's securities, for which we have received customary fees, and have provided general advice from time to time for the Company in the past. In the ordinary course of our business, we actively trade in the Common Stock of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This letter is for the information of the Board of Directors of Source Services in connection with and in consideration of the Proposed Transaction and is not to be quoted or referred to, in whole or in part, in any registration statement, proxy or proxy statement, or in any other document used in connection with the offer or sale of securities, nor shall this letter be used for any other purpose, without the prior written consent of The Robinson-Humphrey Company, LLC; provided, however, that this letter may be reproduced in full in the proxy statement/prospectus to be filed with the SEC, which proxy statement/prospectus is being provided to the Company's stockholders in connection with the Proposed Transaction.

     Based upon and subject to the foregoing, we are of the opinion that as of February 1, 1998, from a financial point of view, the Exchange Ratio in the Proposed Transaction is fair to the stockholders of the Company.

                                      Very truly yours,

                                      THE ROBINSON-HUMPHREY COMPANY, LLC

                                                                    APPENDIX III


                               (BAIRD LETTERHEAD)

                                January 30, 1998

Board of Directors
Romac International, Inc.
120 West Hyde Park Place
Tampa, FL 33606

Gentlemen:

     Romac International, Inc. (the "Company") proposes to enter into an Agreement and Plan of Merger (the "Merger Agreement") with Source Services Corporation ("Source"). Pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), Source will be merged with and into the Company (the "Merger") and each outstanding share of common stock, par value $0.02 per share ("Source Common Stock"), of Source (other than shares held by the Company, Source or any of their respective subsidiaries) will be converted solely into the right to receive the number of shares of common stock, par value $0.01 per share ("Company Common Stock"), of the Company equal to the Exchange Ratio (as hereinafter defined).

     The "Exchange Ratio" means 1.1932 shares of Company Common Stock; provided that if the Market Price (as defined below) determined on the Closing Date is less than $20.00, the Exchange Ratio shall be calculated by dividing $23.864 by the Market Price determined on the Closing Date; and if the Market Price determined on the Closing Date is greater than $24.00, the Exchange Ratio shall be calculated by dividing $28.636 by the Market Price determined on the Closing Date. The "Market Price" means the weighted average price per share of sales of the Company's Common Stock on the Nasdaq National Market for the fifteen (15) consecutive trading days preceding the third trading day immediately preceding the Closing Date. The Company has the right to terminate the Merger Agreement if the Market Price is less than $20.00 per share.

     You have requested our opinion as to the fairness of the Exchange Ratio to the Company from a financial point of view.

     Robert W. Baird & Co. Incorporated ("Baird"), as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

     In conducting our investigation and analysis and in arriving at our opinion herein, we have reviewed such information and taken into account such financial and economic factors, as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of the Company and Source furnished to us for purposes of our analysis, as well as publicly available information including, but not limited to the Company's and Source's most recent filings with the Securities and Exchange Commission (the "SEC") and research reports on the Company and Source prepared by the equity analysts of various investment banking firms, including Baird; (ii) reviewed the draft Merger Agreement in the form presented to the Company's Board of Directors on the date thereof, which included the Exchange Ratio; (iii) compared the financial position and operating results of the Company and Source with those of other publicly traded companies we deemed relevant; (iv) compared the historical market prices and trading activity of the

Company Common Stock and Source Common Stock with those of certain other publicly traded companies we deemed relevant (v) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations we deemed relevant; and (vi) reviewed certain potential pro forma effects of the Merger on the Company. We have held discussions with members of Source's and the Company's senior management concerning Source's and the Company's historical and current financial condition and operating results, as well as future prospects. We have also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of the Company and Source, and have not been engaged to independently verify any such information. We have assumed, with your consent, (i) that all material assets and liabilities (contingent or otherwise, known or unknown) of the Company and Source are as set forth in their respective financial statements, (ii) the Merger will be accounted for as a pooling of interests transaction, (iii) the strategic and operating benefits currently contemplated by the Company's and Source's management will be realized and (iv) the merger will be consummated in accordance with the terms of the Agreement, without any material amendment thereto and without waiver by the Company or Source of any of the material conditions to their respective obligations thereunder. We have also assumed that the financial forecasts of the Company and Source examined by us were reasonably prepared on a basis reflecting the best available estimates and good faith judgments of the Company's senior management as to future performance of the Company, and Source's senior management as to future performance of Source. In conducting our review, we have not undertaken nor obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Source. Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and does not predict or take into account any changes which may occur, or information which may become available, after the date hereof.

     Our opinion has been prepared at the request and for the information of the Board of Directors of the Company, and shall not be used for any other purpose or disclosed to any other party without the prior written consent of Baird; provided, however, that this letter may be reproduced in full in the proxy statement / prospectus to be filed with the SEC and provided to the Company's stockholders in connection with the Merger. This opinion does not address the relative merits of the Merger and any other potential transactions or business strategies considered by the Company's Board of Directors, and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote with respect to the Merger. In addition, we are expressing no opinion as to the price at which the Company Common Stock will trade at any time. Baird will receive a fee from the Company for rendering this opinion and a fee in the event the Merger is completed. In the past, we have provided investment banking services to the Company, including acting as (i) co-manager in connection with the 1995 initial public offering the Company Common Stock, (ii) lead manager in connection with the 1996 public offering of the Company Common Stock and (iii) lead manager in connection with the 1997 public offering of the Company Common Stock. Baird received customary compensation for the above-mentioned services.

     In the ordinary course of our business, we may from time to time trade the securities of the Company or Source for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. Additionally, Baird makes a market in the Company's Common Stock on the Nasdaq National Market.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company.

                                          Very truly yours,

                                          ROBERT W. BAIRD & CO. INCORPORATED

                                    PART II

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The provisions of the Florida Business Corporation Act (the "FBCA") and Romac's By-Laws (the "By-Laws") set forth the extent to which the Registrant's directors and officers may be indemnified against liabilities they may incur while serving in such capacities. The FBCA provisions for indemnification are summarized below.

     Section 607.0850(1) of the FBCA empowers a corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in right of, the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. This Subsection further provides that the termination of proceeding by judgment, order, settlement or conviction or upon a plea of nolo contender or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     Section 607.0850(2) empowers a corporation to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 607.0850(3) provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any proceeding referred to in the preceding subparagraphs, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

     Section 607.0850(4) provides that any indemnification under subsections (1) or (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in a specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct as set forth in subsections (1) or (2). Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding; (b) if such a quorum is not obtaining or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors who are not at the time parties to the proceeding; (c) by independent legal counsel selected by the board of directors described in paragraph (a) or the committee described in paragraph (b), or if a quorum of the directors cannot be obtained for paragraph (a) and the committee cannot be designated under paragraph (b), selected by a majority vote of the full board of directors (in which directors who are parties may participate); or
(d) by the shareholders by a
majority vote of a quorum consisting of shareholders who are not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

     Section 607.0850(5) provides that evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph 4(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

     Section 607.0850(6) provides that expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation. Expenses incurred by other employees and agents may be paid in advance upon terms or conditions that the board of directors deems appropriate.

     Section 607.0850(7) provides that the indemnification and advancement of expenses provided pursuant to this section are not exclusive, and the corporation is empowered to make any other or further indemnification or advancement of expenses of any of its directors, officers, employees or agents, under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, unless a judgment or other final adjudication establishes that such person's actions or omissions to act were material to the cause of action so adjudicated and constitute (a) a violation of the criminal law, unless such person had reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe that his conduct was unlawful; (b) a transaction from which such person derived an improper personal benefit; (c) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the FBCA are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor, or in a proceeding by or in the right of a shareholder.

     Section 607.0850(8) provides that indemnification and advancement of expenses shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators unless otherwise provided when authorized or ratified.

     Section 607.0850(9) provides that unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification and despite any contrary determination of the board or of the shareholders of the specific case, a director, officer, employee or agent who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that (a) the director, officer, employee or agent is entitled to mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement or expenses; (b) the director, officer, employee or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or (c) the director, officer, employee or agent is reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person meet the standard of conduct set forth in subsection (1), subsection (2) or subsection (7).

     Section 607.0850(12) provides that the corporation is empowered to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

     The Registrant maintains an insurance policy insuring the Registrant and directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits (See exhibit index immediately preceding the exhibits for the page number where each exhibit can be found)


EXHIBIT                          DESCRIPTION OF EXHIBITS
-------                          -----------------------
  2        --  Restated and Amended Agreement and Plan of Merger, dated as of February 11, 1998, between Romac and Source (included as
               APPENDIX A to the Joint Proxy Statement/Prospectus and
               incorporated by reference herein)
  3.1      --  Articles of Incorporation of Romac (incorporated by
               reference from Romac's Registration Statement on Form S-1,
               File No. 33-91738)
  3.2      --  By-Laws of Romac (incorporated by reference from Romac's
               Registration Statement on Form S-1, File No. 33-91738)
  4.1      --  Specimen Common Stock Certificate (incorporated by reference from Romac's Registration Statement on Form S-1, File No.
               33-91738)
  5        --  Form of Opinion of Holland & Knight LLP, including consent*
  8        --  Opinion of Holland & Knight LLP regarding federal income tax matters (consent included in Exhibit 5)
 23.1      --  Consent of Price Waterhouse LLP (Tampa) & Consent of Price
               Waterhouse LLP (Dallas)*
 23.3      --  Consent of Holland & Knight LLP (included in Exhibit 5)
 24        --  Powers of Attorney (Included in the signature page on pages
               II-4 and II-5)


---------------


* Previously filed.


     (b) Financial Statement Schedules

     Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement) provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Articles of Incorporation or By-Laws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Romac being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 26th day of March, 1998.


                                          ROMAC INTERNATIONAL, INC.


                                          By:     /s/ DAVID L. DUNKEL*

                                            ------------------------------------
                                                      David L. Dunkel

                                                  Chief Executive Officer


                               POWER OF ATTORNEY

     Each of the undersigned officers and directors of Romac International, Inc. (the "Company"), a Florida corporation, for himself and not for one another, does hereby constitute and appoint David L. Dunkel, Thomas Calcaterra, James D. Swartz, and Peter Dominici, and each and any of them and his substitutes, a true and lawful attorney in his name, place and stead, in any and all capacities, to sign his name to any and all amendments to this registration statement, including post-effective amendments, and any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act, and to cause the same to be filed with the Commission, granting unto said attorneys and each of them full power of substitution and full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and each of the undersigned for himself hereby ratifies and confirms all that said attorneys or any one of them shall lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                /s/ DAVID L. DUNKEL*                   Chief Executive Officer and      March 26, 1998
-----------------------------------------------------    Director (principal executive
                   David L. Dunkel                       officer)

                /s/ JAMES D. SWARTZ*                   President, Chief Operating       March 26, 1998
-----------------------------------------------------    Officer and Director
                   James D. Swartz

                /s/ THOMAS CALCATERRA                  Chief Financial Officer and      March 26, 1998
-----------------------------------------------------    Secretary (principal
                  Thomas Calcaterra                      financial officer and
                                                         principal accounting officer)

                 /s/ PETER DOMINICI*                   Treasurer and Director           March 26, 1998
-----------------------------------------------------
                   Peter Dominici

                                                       Director                         March 26, 1998
-----------------------------------------------------
                William R. Carey, Jr.

              /s/ RICHARD M. COCCHIARO*                Director                         March 26, 1998
-----------------------------------------------------
                Richard M. Cocchiaro

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                                                       Director                         March 26, 1998
-----------------------------------------------------
                  Todd W. Mansfield

                /s/ HOWARD W. SUTTER*                  Director                         March 26, 1998
-----------------------------------------------------
                  Howard W. Sutter

                                                       Director                         March 26, 1998
-----------------------------------------------------
                   Gordon Tunstall

*By: /s/ THOMAS M. CALCATERRA
    ----------------------------------------------
                Thomas M. Calcaterra
                  Attorney-in-Fact

PROXY                      ROMAC INTERNATIONAL, INC.
                            120 WEST HYDE PARK PLACE
                                   SUITE 150
                              TAMPA, FLORIDA 33606

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints David L. Dunkel and James D. Swartz, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Romac International, Inc. ("Romac") held of record by the undersigned on March 9, 1998, at the annual meeting of shareholders to be held on April 20, 1998 or any adjournment thereof.

1. Proposal to approve the issuance of shares of Romac common stock, $.01 par value ("Romac Common Stock") in a merger with Source Services Corporation ("Source") pursuant to an Agreement and Plan of Merger, dated as of February 1, 1998, as amended February 11, 1998 between Romac and Source ("Merger Agreement").

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

2. ELECTION OF DIRECTORS

   [ ] FOR all nominees listed below
       (except as marked to the contrary below)

   [ ] WITHHOLD AUTHORITY
       to vote for all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below. The election of D. Les Ward, John N. Allred, and Wayne D. Emigh as directors of Romac is subject to consummation of the Merger Agreement.)

ELECTION OF CLASS I DIRECTORS                                ELECTION OF CLASS II DIRECTORS
    Richard M. Cocchiaro                                     John N. Allred
    James D. Swartz                                          Wayne D. Emigh
    D. Les Ward

                          (Continued on reverse side)

3. Proposal to amend Romac's Articles of Incorporation to increase the authorized Romac Common Stock from 100 million shares to 250 million shares.
             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

4. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for Proposal 1, 2 and 3.

                                                  Please sign exactly as name
                                                  appears below. When shares are
                                                  held by joint tenants, both
                                                  should sign. When signing as
                                                  attorney, executor,
                                                  administrator, trustee or
                                                  guardian, please give full
                                                  title as such. If a
                                                  corporation, please sign in
                                                  full corporate name by
                                                  President or other authorized
                                                  officer. If a partnership,
                                                  please sign in partnership
                                                  name by authorized person.

                                                  Dated:                  , 1998
                                                        ------------------

                                                  ------------------------------
                                                  Signature

                                                  ------------------------------
                                                  Signature if held jointly

 PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                    ENVELOPE

                          SOURCE SERVICES CORPORATION
                          5580 LBJ FREEWAY, SUITE 300
                              DALLAS, TEXAS 75240

   PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 20, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned stockholder(s) hereby appoints Richard M. Dupont and Michael
W. Knight, and each of them, with full power of substitution, as attorneys and proxies for an in the name and place of the undersigned, and hereby authorizes each of them to represent and to vote all of the shares of Common Stock of Source Services Corporation ("SOURCE") held of record by the undersigned as of March 9, 1998, which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held on April 20, 1998, at the Wyndham Harbour Island Hotel, 725 South Harbour Island Boulevard, Tampa, Florida 33602, at 9:00 a.m., and at any adjournment thereof.

    THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER WILL BE VOTED AT THE SPECIAL MEETING AND AT ANY ADJOURNMENT THEREOF IN THE MANNER DESCRIBED HEREIN. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED FOR THE MERGER PROPOSAL AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

    1. Merger Proposal to approve the Agreement and Plan of Merger, dated as of February 1, 1998, as amended February 11, 1998 between Romac International, Inc. and Source.

           [ ]    FOR           [ ]    AGAINST          [ ]    ABSTAIN

                    (Continued and to be signed on reverse)

    2. Each of the persons named as proxies herein are authorized, in such person's discretion, to vote upon such other matters as may properly come before the Special Meeting.

     [ ]  I PLAN TO ATTEND THE MEETING

     [ ]  MARK HERE FOR ADDRESS CHANGE AND NOTE RIGHT

    This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for Proposals 1, 2 and 3.

    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                  Dated:                  , 1998
                                                        ------------------

                                                  ------------------------------
                                                  Signature

                                                  ------------------------------
                                                  Signature if held jointly

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                    ENVELOPE